Exhibit 2

________________________________________________________________________

PURCHASE AGREEMENT

by and among

MAYVILLE ENGINEERING COMPANY, INC.,

ACCU-FAB, LLC

and

TIDE ROCK YIELDCO, LLC

Dated as of May 23, 2025

________________________________________________________________________

TABLE OF CONTENTS

ARTICLE 1 PURCHASE AND SALE; THE CLOSING1

1.1 Purchase and Sale of the Interests1

1.2 Purchase Price1

1.3 Tax Withholding1

1.4 Closing2

1.5 Closing Obligations2

1.6 Escrow4

ARTICLE 2 PURCHASE PRICE ADJUSTMENT4

2.1 Estimated Closing Working Capital, Cash, Indebtedness, and Seller Transaction Expenses4

2.2 Buyer Closing Statement5

2.3 Disagreement and Resolution.5

2.4 Net Adjustment Amount.7

ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF SELLER9

3.1 Organization and Power9

3.2 Authority and Enforceability9

3.3 Conflicts9

3.4 Litigation10

3.5 Ownership of the Interests10

3.6 No Additional Representations or Warranties10

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF COMPANY11

4.1 Organization and Power11

4.2 Authority and Enforceability11

4.3 Conflicts12

4.4 Capitalization.12

4.5 Subsidiaries13

4.6 Financial Statements14

4.7 Transactions with Affiliates14

4.8 Title to and Condition of Property15

4.9 No Undisclosed Liabilities15

4.10 Operations Since the Most Recent Balance Sheet Date.16

4.11 Taxes.18

4.12 Permits20

4.13 Real Property.21

4.14 Intellectual Property.21

4.15 Compliance with Laws22

4.16 Contracts.23

4.17 Employment Matters.26

4.18 Employee Benefits.27

4.19 Environmental Compliance.28

4.20 Litigation30

4.21 Insurance30

4.22 Customers, Suppliers and Dealers30

4.23 Products/Services31

4.24 Sufficiency of Assets32

4.25 Technology Systems; Security Requirements32

4.26 Bank Accounts33

4.27 No Brokers33

4.28 No Additional Representations or Warranties34

ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF BUYER34

5.1 Organization and Power34

5.2 Authority and Enforceability34

5.3 Conflicts35

5.4 No Litigation35

5.5 Financial Capacity35

5.6 Solvency35

5.7 Independent Analysis.35

5.8 Investment Intention36

5.9 RWI Policy37

5.10 No Brokers37

5.11 No Additional Representations or Warranties37

ARTICLE 6 ACTIONS PRIOR TO THE CLOSING DATE38

6.1 Access to Information.38

6.2 Consents of Third Parties; Governmental Approvals.39

6.3 Operations Prior to the Closing Date.40

6.4 Reasonable Best Efforts41

6.5 Exclusivity41

6.6 Intercompany Accounts41

6.7 ACA Matters41

ARTICLE 7 TAX MATTERS42

7.1 Tax Return Filings.42

7.2 Transaction Tax Deductions43

7.3 Tax Refunds43

7.4 No Amended Returns43

7.5 Transfer Taxes43

7.6 Tax Contests43

7.7 Purchase Price Allocation44

7.8 Cooperation44

7.9 Tax Sharing Agreements45

ARTICLE 8 OTHER AGREEMENTS45

8.1 Indemnification and Insurance.45

8.2 Access to Records and Employees after the Closing.46

8.3 Confidentiality46

8.4 Financial Statement Cooperation47

ARTICLE 9 CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER47

9.1 No Misrepresentation or Breach by Company or Seller47

9.2 Closing Documents48

9.3 No Action48

9.4 No Injunction48

9.5 HSR Act48

ARTICLE 10 CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER AND COMPANY48

10.1 No Misrepresentation or Breach by Buyer48

10.2 No Action49

10.3 No Injunction49

10.4 HSR Act49

10.5 RWI49

ARTICLE 11 INDEMNIFICATION49

11.1 Survival.49

11.2 Indemnification by Seller.49

11.3 Indemnification by Buyer50

11.4 Third Party Claims.51

11.5 Direct Claim Indemnification Procedures53

11.6 Limitations53

11.7 Mitigation54

11.8 No Offset54

11.9 Characterization of Indemnification Payments54

11.10 Materiality Qualifiers54

11.11 Exclusive Remedy54

ARTICLE 12 TERMINATION55

12.1 Termination55

12.2 Effect of Termination56

ARTICLE 13 GENERAL PROVISIONS56

13.1 Notices56

13.2 Governing Law57

13.3 Arbitration58

13.4 Jurisdiction58

13.5 Attorneys’ Fees58

13.6 Expenses58

13.7 Further Assurances59

13.8 Entire Agreement59

13.9 Amendments and Waivers59

13.10 Assignment; No Third-Party Beneficiary59

13.11 Partial Invalidity59

13.12 Execution in Counterparts60

13.13 Interpretation.60

13.14 No Rescission62

13.15 Certain Matters Regarding Representation of Seller and the Group Companies.62

13.16 Enforcement of Agreement63

13.17 No Recourse64

13.18 Data Room Information64

EXHIBIT ADEFINITIONS

EXHIBIT BRWI POLICY

EXHIBIT CWORKING CAPITAL

EXHIBIT DGENERAL RELEASE

EXHIBIT ERESTRICTIVE COVENANT AGREEMENT

EXHIBIT FTRANSITION SERVICES

EXHIBIT GPARTICIPANT GENERAL RELEASE

ANNEX IILLUSTRATIVE WORKING CAPITAL SCHEDULE

ANNEX II	EXAMPLES FOR CLOSING WORKING CAPITAL ADJUSTMENT

PURCHASE AGREEMENT

This PURCHASE AGREEMENT (this “Agreement”) is dated as of May 23, 2025 by and among Mayville Engineering Company, Inc., a Wisconsin corporation (“Buyer”), Accu-Fab, LLC, a Delaware limited liability company (“Company”), and Tide Rock YieldCo, LLC, a Delaware limited liability company (“Seller”).  The parties hereto are individually each a “Party” and collectively the “Parties.”  Exhibit A contains definitions of certain terms used in this Agreement.

RECITALS

A.Seller owns all of the issued and outstanding Equity Interests of Company (the “Interests”).

B.Seller desires to sell, and Buyer desires to purchase, the Interests for the consideration, on the terms and subject to the conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants, obligations and agreements contained herein, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE 1
PURCHASE AND SALE; THE CLOSING
1.1Purchase and Sale of the Interests.  On the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller shall sell, transfer and deliver all right, title and interest in and to the Interests to Buyer, and Buyer shall purchase all right, title and interest in and to the Interests from Seller, free and clear of all Encumbrances other than Encumbrances under applicable securities Laws.
1.2Purchase Price.  Subject to adjustment as provided in Section 1.5(b)(i) and ARTICLE 2, the aggregate purchase price for the Interests shall be One Hundred Forty Million Five Hundred Thousand Dollars ($140,500,000) (the “Unadjusted Purchase Price”), plus or minus any Net Adjustment Amount payable under Section 2.4. The aggregate purchase price for the Interests shall be paid as set forth in Section 1.5(b)(i), Section 1.5(c), Section 1.5(d) and Section 2.4.
1.3Tax Withholding.  Buyer shall be entitled to deduct and withhold from the amounts payable pursuant to this Agreement such amounts as Buyer is required to deduct and withhold with respect to the making of such payments under any provision of U.S. federal, state, local or foreign Tax Law and instead shall pay such amount to the applicable Governmental Authority.  Before making any such deduction or withholding, Buyer shall give Seller written notice of the intention to make such deduction or withholding reasonably in advance of making such deduction or withholding (except in the case of any withholding on compensatory payments made in connection with this Agreement), and such notice shall include the authority, basis and method of calculation for the proposed deduction or withholding.  Buyer and Seller shall use reasonable best efforts to obtain reduction of or relief from any such deduction or withholding.  To the extent that amounts are properly so withheld by Buyer and paid to the applicable Governmental Authority, such amounts withheld shall be treated for all purposes of this Agreement as having been paid to the recipient in respect of which such deduction and withholding was made by Buyer.

1.4Closing.  The consummation of the purchase and sale of the Interests and other Transactions (the “Closing”) shall occur on the later of (a) July 1, 2025 and (b) the second (2nd) Business Day after the last of the conditions set forth in ARTICLE 9 and ARTICLE 10 (other than those conditions that, by their terms, cannot be satisfied until the Closing but which are capable of being satisfied at the Closing) has been satisfied or waived.  The Closing shall be held virtually (via the exchange of executed documents and other deliverables by PDF or other means of electronic delivery) rather than in-person.  The date on which the Closing is actually held is referred to herein as the “Closing Date.”  The Closing shall be deemed to take place and to be effective at 12:01 a.m. Central Time on the Closing Date (the “Effective Time”).
1.5Closing Obligations.  At the Closing:
(a)Company or Seller, as applicable, shall deliver or cause to be delivered to Buyer:
(i)an assignment separate from certificate transferring all right, title and interest in and to the Interests to Buyer, in form and substance reasonably acceptable to Buyer and Seller, duly executed by Seller;
(ii)the Formation Documents of each Group Company, duly certified as of a recent date by the applicable Governmental Authority of its Formation Jurisdiction;
(iii)a good standing certificate of each Group Company from the applicable Governmental Authority of its Formation Jurisdiction, dated as of a recent date;
(iv)a counterpart to the Escrow Agreement, duly executed by Seller;
(v)a properly executed IRS Form W-9 (Request For Taxpayer Identification Number and Certification) from Seller;
(vi)a certificate signed on behalf of Seller and Company by an officer of Seller and Company, dated as of the Closing Date, certifying that the conditions specified in Section 9.1 have been satisfied;
(vii)a general release, in substantially the form attached as Exhibit D, duly executed by Seller;
(viii)a restrictive covenant agreement, in substantially the form attached as Exhibit E (the “Restrictive Covenant Agreement”), duly executed by Seller;
(ix)a written resignation of all officers of each Group Company from their respective capacities as such effective as of the Closing, to the extent requested by Buyer, in form and substance reasonably acceptable to Buyer and Seller, duly executed by such Persons;

(x)such pay-off letters, mortgage releases, mortgage satisfactions, UCC termination statements, and similar releases and documents that are necessary to release or terminate any Encumbrances affecting any Interests and/or any Encumbrances (other than Permitted Encumbrances) affecting any assets of the Group Companies (including the Encumbrances affecting the assets of the Group Companies under the Leases), together with evidence of the termination of the Contracts described in Item 3 of subclause (v) of Section 4.16(a) of the Disclosure Schedule, in form and substance reasonably acceptable to Buyer and Seller;
(xi)evidence of the consummation of the transactions contemplated by Section 6.6, in form and substance reasonably acceptable to Buyer and Seller;
(xii)a transition services agreement in respect of the services described in the attached Exhibit F, in form and substance reasonably acceptable to Buyer and Seller (the “Transition Services Agreement”), duly executed by Seller; and
(xiii)a general release, in substantially the form attached as Exhibit G, duly executed by each participant in the Accu-Fab Equity-Based Incentive Compensation Plan, together with a similar release, in form and substance reasonably acceptable to Buyer and Seller, duly executed by any other Person eligible to receive any form of bonus or similar payment on account of the consummation of any of the transactions contemplated by this Agreement.
(b)Buyer shall deliver or cause to be delivered to Seller:
(i)by wire transfer of immediately available funds to the account(s) designated in writing by Seller at least three (3) Business Days prior to the Closing: an amount equal to the Unadjusted Purchase Price, minus the Escrow Amount, plus the Estimated Closing Working Capital Adjustment (if a positive number), minus the absolute value of the Estimated Closing Working Capital Adjustment (if a negative number), plus the Estimated Closing Cash, minus the Estimated Closing Indebtedness, minus the Estimated Seller Transaction Expenses;
(ii)the Formation Documents of Buyer, duly certified as of a recent date by the applicable Governmental Authority of its Formation Jurisdiction;
(iii)a certificate of status in respect of Buyer from the applicable Governmental Authority of its Formation Jurisdiction, dated as of a recent date;
(iv)a counterpart to the Escrow Agreement, duly executed by Buyer and the Escrow Agent;
(v)a certificate of insurance or other written evidence of in-force coverage effective as of the Closing under the RWI Policy;
(vi)a certificate signed on behalf of Buyer by an officer of Buyer, dated as of the Closing Date, certifying that the conditions specified in Section 10.1 have been satisfied;
(vii)a counterpart to the Restrictive Covenant Agreement, duly executed by Buyer; and

(viii)a counterpart to the Transition Services Agreement, duly executed by Buyer.
(c)On behalf of the applicable Group Company, Buyer shall pay to the applicable payees all Estimated Closing Indebtedness specified in the Estimated Closing Statement of the types described Items 1, 2 and 4 under subclause (v) of Section 4.16(a) of the Disclosure Schedule (i.e., funded debt), in accordance with payoff letters in form and substance reasonably acceptable and provided to Buyer by Seller not less than five (5) Business Days prior to the Closing; it being understood that such debt payoff amounts shall be deemed to have been paid prior to the Effective Time.
(d)On behalf of the applicable Group Company or Seller, as applicable, Buyer shall pay to the applicable payees the Estimated Seller Transaction Expenses specified in the Estimated Closing Statement, in accordance with written instructions in form and substance reasonably acceptable and provided to Buyer by Seller not less than five (5) Business Days prior to the Closing; it being understood that (i) such amounts shall be deemed to have been paid prior to the Effective Time and (ii) any amounts subject to Tax or other withholdings will be delivered to the applicable Group Companies, which will then pay such amounts (net of Tax or other withholdings) to the applicable obligees on the next payroll date.
1.6Escrow.  At the Closing, Buyer shall deposit with the Escrow Agent, in a separate account (“Escrow Account”), cash in an amount equal to Seven Hundred Fifty Thousand Dollars ($750,000) (which amount, together with any earnings thereon, shall constitute the “Escrow Amount”).  The Escrow Agent shall hold the Escrow Amount as security for the satisfaction of Seller’s obligations, if any, to pay any Net Adjustment Amount to Buyer pursuant to Section 2.4(e), and shall disburse the same in accordance with the terms of the Escrow Agreement, in form and substance reasonably acceptable to Buyer and Seller (the “Escrow Agreement”).
ARTICLE 2
PURCHASE PRICE ADJUSTMENT
2.1Estimated Closing Working Capital, Cash, Indebtedness, and Seller Transaction Expenses.  At least ten (10) Business Days prior to the Closing Date, Seller shall cause Company to prepare and deliver, or cause to be prepared and delivered, to Buyer a statement (the “Estimated Closing Statement”) that sets forth Seller’s reasonable, good faith calculations (in reasonable detail together with supporting workings and annexures) of the following amounts: (a) the estimated amount of the Closing Working Capital (the “Estimated Closing Working Capital”) and the Estimated Closing Working Capital Adjustment, (b) the estimated amount of the Closing Cash (the “Estimated Closing Cash”), (c) the estimated amount of the Closing Indebtedness (the “Estimated Closing Indebtedness”), and (d) the estimated amount of the Seller Transaction Expenses (the “Estimated Seller Transaction Expenses”).  For clarity, the amounts set forth on the Estimated Closing Statement shall not reflect any purchase accounting adjustments as a result of the Transactions.  During such ten (10) Business Day period, Buyer may propose adjustments to the Estimated Closing Statement and Seller shall consider in good faith any such adjustments proposed by Buyer.  For clarity, Buyer shall have no obligation to comment on the Estimated Closing Statement and Buyer’s failure to identify any questions or changes to the Estimated Closing Statement shall not indicate any acceptance or waiver, or otherwise impact Buyer’s right to prepare, or cause the Company to prepare, the Closing Statement in accordance with Section 2.2.  No physical inventory shall be taken for purposes of the determination of the Estimated Closing Working Capital.

2.2Buyer Closing Statement.  Within ninety (90) days following the Closing Date, Buyer shall cause Company to prepare and deliver to Seller a statement (the “Buyer Closing Statement”) that sets forth Buyer’s reasonable, good faith calculations of the following amounts: (a) the Closing Working Capital and the Closing Working Capital Adjustment, (b) the Closing Cash, (c) the Closing Indebtedness, and (d) the Seller Transaction Expenses.  The amounts set forth on the Buyer Closing Statement (i) shall not reflect any purchase accounting adjustments as a result of the Transactions and (ii) shall be based on information available to Buyer as of the date on which the Buyer Closing Statement is delivered by the Buyer to the Seller with regards to conditions, facts and circumstances as they existed as of the Effective Time and shall exclude the effect of any act or decision arising or occurring thereafter.  After the due date for the Buyer Closing Statement, Buyer may not change any amount set forth in the Buyer Closing Statement, provided that this provision shall not affect Buyer’s ability to seek adjustment to amounts or other items in the Buyer Closing Statement in response to any disagreement to the Buyer Closing Statement that Seller delivers in accordance with Section 2.3(a) or otherwise advances in the context of the dispute resolution process described in Section 2.3(b). If Buyer fails to deliver the Buyer Closing Statement by its due date, then the Estimated Closing Statement shall be deemed to be the Buyer Closing Statement (and accordingly, for the avoidance of doubt, all references to the Buyer Closing Statement in Section 2.3 shall mean the Estimated Closing Statement), delivered as of the ninetieth (90th) day following the Closing Date.  For the avoidance of doubt, if Buyer fails to deliver the Buyer Closing Statement by its due date, then Seller shall nevertheless have the access and dispute rights set forth in Section 2.3 to calculate the Closing Cash, Closing Indebtedness, Seller Transaction Expenses, Closing Working Capital and Closing Working Capital Adjustment for purposes of this ARTICLE 2, which calculations may be different from the calculations set forth in the Estimated Closing Statement.
2.3Disagreement and Resolution.
(a)During the Review Period, Buyer shall cause each Group Company to provide Seller with reasonable access to all books and records (including work papers in accordance with the access policies of such Group Company’s accountants) and personnel of such Group Company to enable Seller to evaluate the accuracy of the Buyer Closing Statement, and Buyer shall respond promptly and in good faith and as fully and accurately as is reasonably practicable to reasonable inquiries from Seller related to such review.  If Seller disagrees with any portion of the Buyer Closing Statement, then Seller shall notify Buyer in writing of such disagreement within the Review Period, which notice shall describe the nature of any such disagreement in reasonable detail and identify the specific items involved and the dollar amount, if known, of each such disagreement.  After the Review Period, Seller may not introduce additional disagreements with respect to any item in the Buyer Closing Statement or increase the amount of any disagreement, provided that this provision shall not affect Seller’s ability to seek adjustment to amounts or other items in the Buyer Closing Statement in response to any position that Buyer advances in the context of the dispute resolution process described in Section 2.3.  For the avoidance of doubt, all discussions and negotiations between the Parties concerning disagreements about the Closing Cash, Closing Indebtedness, Seller Transaction Expenses or Closing Working

Capital for purposes of this ARTICLE 2 shall be governed by Rule 408 of the Federal Rules of Evidence and any applicable similar state Law.
(b)If Buyer and Seller are unable to resolve all disagreements identified by Seller pursuant to Section 2.3(a) within thirty (30) days after delivery to Buyer of written notice of such disagreements, then, at any time thereafter, either Buyer or Seller may submit such disagreements for final and binding resolution to a Neutral Accounting Firm (the “Accounting Expert”).  Within five (5) Business Days after Buyer or Seller provides written notice of its desire to submit such disagreements to a Neutral Accounting Firm, each side shall notify the other side of the Neutral Accounting Firm that such side proposes to be the Accounting Expert.  At the end of such five (5) Business Day period: (i) if one side has failed to timely notify the other side in accordance with the previous sentence, then the other side’s proposed Neutral Accounting Firm shall act as the Accounting Expert (assuming that the other side provided timely notice in accordance with the previous sentence); (ii) if both sides have mutually agreed on a Neutral Accounting Firm to act as the Accounting Expert, then such Neutral Accounting Firm shall be the Accounting Expert; (iii) if Buyer and Seller are unable to agree on a Neutral Accounting Firm to act as the Accounting Expert and each Party has timely proposed a Neutral Accounting Firm in accordance with the previous sentence, then the two (2) proposed Neutral Accounting Firms together shall select a third (3rd) Neutral Accounting Firm within five (5) days to act as the Accounting Expert.  Each Party shall be permitted to present a supporting brief to the Accounting Expert (which supporting brief shall also be concurrently provided to the other Party) within ten (10) Business Days following the appointment of the Accounting Expert.  Within five (5) Business Days following receipt of a supporting brief, the receiving Party may present a responsive brief to the Accounting Expert (which responsive brief shall also be concurrently provided to the other Party).  No discovery will be permitted and no arbitration hearing will be held.  The Accounting Expert shall only consider the briefs of the Parties, and shall not conduct any independent review, in determining those items and amounts disputed by the Parties, and the Accounting Expert shall consider only those items and amounts which are identified by the Parties as being in dispute.  No Party shall have any ex parte communication with the Accounting Expert relating to its services under or in connection with this Agreement or the Transactions.  The Accounting Expert shall resolve each disputed item by selecting either the position of Buyer or Seller (and may not propose or make any alternative position) as the position that is closest to the Accounting Expert’s determination and must resolve the matter in accordance with the terms and provisions of this Agreement.  The Accounting Expert shall act as an expert and not as an arbitrator to determine any dispute contemplated by this Section 2.3(b); it being understood and agreed that, for the avoidance of doubt, except for any dispute expressly contemplated by this Section 2.3(b), any claim or dispute arising out of, relating to or in connection with, a breach of the representations, warranties, covenants and other agreements relating to Closing Cash, Closing Indebtedness, Seller Transaction Expenses or Closing Working Capital shall be resolved by arbitration in accordance with Section 13.3.  The Accounting Expert shall deliver to Buyer and Seller, as promptly as practicable and in any event within ninety (90) days after its appointment, a written report setting forth the resolution of any such disagreement determined in accordance with the terms of this Agreement.  The determination of the Accounting Expert shall be final, binding and non-appealable absent manifest error, fraud or malfeasance.  All fees of the Accounting Expert shall be allocated between Buyer, on the one hand, and Seller, on the other hand, such that the amount paid by Seller bears the same proportion that the aggregate dollar amount unsuccessfully disputed by Seller bears to the total dollar amount of the disputed items that were submitted for resolution to the Accounting Expert, and Buyer shall pay the balance.  For purposes of illustration only, if the Net Adjustment Amount in favor of Seller is proposed to be $1,000 by Seller and $900 by Buyer and such Net Adjustment Amount is ultimately determined by the Accounting Expert to be $960, then Seller would bear forty percent (40%) of the fees of the Accounting Expert and Buyer would bear sixty percent (60%), because the amount disputed was $100 and the amount unsuccessfully disputed by Seller was $40.
(c)Confidentiality. Except to the extent required by Law or reasonably necessary for the advisors of Seller to evaluate, prepare written notice of disagreements with respect to, or participate in the resolution of disagreement with, the Buyer Closing Statement as described in this Section 2.3, Seller shall not, directly or indirectly, use for any purpose, or disclose to any Person, any content of the Estimated Closing Statement, the Buyer Closing Statement, the disagreement materials, or the related materials (including the content of any books and records of the Group Companies shared in connection with the processes described in this ARTICLE 2) without the prior written consent of Buyer.
2.4Net Adjustment Amount.
(a)Closing Working Capital.
(i)If the Closing Working Capital Adjustment, for purposes of this ARTICLE 2, is a negative number, then Buyer shall be entitled to collect from Seller an amount equal to the absolute value of the Closing Working Capital Adjustment in accordance with Section 2.4(e).
(ii)If the Closing Working Capital Adjustment, for purposes of this ARTICLE 2, is a positive number, then Buyer shall pay to Seller an amount equal to the Closing Working Capital Adjustment in accordance with Section 2.4(e).
(b)Closing Cash.
(i)If the Closing Cash, for purposes of this ARTICLE 2, is less than the Estimated Closing Cash, then Buyer shall be entitled to collect from Seller an amount equal to such difference in accordance with Section 2.4(e).
(ii)If the Closing Cash, for purposes of this ARTICLE 2, is more than the Estimated Closing Cash, then Buyer shall pay to Seller an amount equal to such difference in accordance with Section 2.4(e).

(c)Closing Indebtedness.
(i)If the Closing Indebtedness, for purposes of this ARTICLE 2, is less than the Estimated Closing Indebtedness, then Buyer shall pay to Seller an amount equal to such difference in accordance with Section 2.4(e).
(ii)If the Closing Indebtedness, for purposes of this ARTICLE 2, is more than the Estimated Closing Indebtedness, then Buyer shall be entitled to collect from Seller an amount equal to such difference in accordance with Section 2.4(e).
(d)Seller Transaction Expenses.
(i)If the Seller Transaction Expenses, for purposes of this ARTICLE 2, are less than the Estimated Seller Transaction Expenses, then Buyer shall pay to Seller an amount equal to such difference in accordance with Section 2.4(e).
(ii)If the Seller Transaction Expenses, for purposes of this ARTICLE 2, are more than the Estimated Seller Transaction Expenses, then Buyer shall be entitled to collect from Seller an amount equal to such difference in accordance with Section 2.4(e).
(e)Aggregate True-Up.  Any amounts owing and payable between Buyer and Seller pursuant to any of Sections 2.4(a), (b), (c) and (d) shall be set-off against any other amount or amounts owing and payable between such Parties pursuant to such Sections, such that only a net amount (the “Net Adjustment Amount”) shall be paid and shall be accompanied by interest on such amounts from the due date for such payment through the date paid at the rate of ten percent (10%) per annum, compounded annually.
(i)If the Net Adjustment Amount is payable to Buyer and does not exceed the Escrow Amount, then within three (3) Business Days of the Final Determination Date, Buyer and Seller shall promptly instruct the Escrow Agent to distribute (A) to Buyer, from the Escrow Account, an amount equal to the Net Adjustment Amount and (B) to Seller, the amount of the remaining Escrow Amount (if any) immediately following such distribution.
(ii)If the Net Adjustment Amount is payable to Buyer and exceeds the Escrow Amount, then within three (3) Business Days of the Final Determination Date, (A) Buyer and Seller shall promptly instruct the Escrow Agent to distribute to Buyer, from the Escrow Account, the Escrow Amount and (B) Seller shall pay to Buyer an amount in cash, by wire transfer of immediately available funds, equal to the difference between the Net Adjustment Amount and the Escrow Amount.
(iii)If the Net Adjustment Amount is payable to Seller, then, within three (3) Business Days of the Final Determination Date, (A) Buyer shall pay to Seller an amount in cash, by wire transfer of immediately available funds, equal to the Net Adjustment Amount and (B) Buyer and Seller shall instruct the Escrow Agent to distribute to Seller the Escrow Amount.
(iv)Payment of the Net Adjustment Amount shall be made in cash by the applicable Party or the Escrow Agent, as appliable, by wire transfer of immediately available funds to the account(s) designated by the Party entitled to receive payment.

(v)The Parties agree that any payment pursuant to this Section 2.4(e) shall be treated, to the fullest extent possible under Law, as an adjustment to the Unadjusted Purchase Price for Tax purposes.
ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the corresponding sections of the Disclosure Schedule, Seller represents and warrants to Buyer as of the date hereof and as of the Closing as set forth in this ARTICLE 3:

3.1Organization and Power.  Seller:
(a)is duly formed, validly existing and in good standing under the Laws of its Formation Jurisdiction;
(b)is licensed or qualified to conduct its business in each jurisdiction where it is required to be so licensed or qualified, except where the failure to be so licensed or qualified would not individually or in the aggregate reasonably be expected to result in a Material Adverse Effect or a Seller Material Adverse Effect; and
(c)has the entity power and authority to own or lease the assets it purports to own or lease and to carry on its business in the manner currently conducted and to execute and deliver this Agreement and the Ancillary Documents to be executed and delivered by Seller and to carry out the Transactions.
3.2Authority and Enforceability.  Seller has all requisite power and authority, and has taken all action necessary, to execute and deliver this Agreement and the Ancillary Documents to which it is a party and to perform Seller’s obligations hereunder and thereunder.  This Agreement has been duly authorized, executed and delivered by Seller and (assuming the due authorization, execution and delivery of this Agreement by Buyer) constitutes a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms subject to Customary Exceptions. The Ancillary Documents to which Seller is a party have been duly authorized, and when executed and delivered by Seller (assuming the due authorization, execution and delivery of the Ancillary Documents by Buyer as applicable), the Ancillary Documents will constitute legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms subject to Customary Exceptions.
3.3Conflicts.  The execution and delivery by Seller of this Agreement and the Ancillary Documents to which Seller is a party, and the performance by Seller of its obligations under this Agreement and such Ancillary Documents, do not and will not:
(a)conflict with or violate any provision of its Organizational Documents;
(b)(i) conflict with or violate, in any material respect, any provision of Law, (ii) conflict with or violate, in any material respect, any Order to which Seller is subject or (iii) require a registration, filing, application, notice, consent, approval, Order, qualification or waiver with, to or from or other action by any Governmental Authority (except as may be required under the HSR Act);
(c)(i) require a consent, approval, waiver or other action from, or notice to, any party to any material Contract to which Seller is a party, or (ii) result in a breach of, or cause a default under, or conflict with, or constitute (or with notice or lapse of time or both would constitute) a default under, or result in the acceleration, termination, modification or cancellation of or create in any Person the right to accelerate, terminate, modify, or cancel all or any portion of, or give rise to the creation or imposition of any Encumbrance under, any provision of any material Contract to which Seller is a party, except in each case under this subclause (ii), any violation, breach, default or noncompliance that would not individually or in the aggregate be reasonably likely to have a Seller Material Adverse Effect;
(d)result in the creation of any Encumbrance on any of the Interests or any Encumbrance (other than a Permitted Encumbrance) on any of the assets of the Group Companies.
3.4Litigation.  There are no Actions pending or, to the actual knowledge of Seller, threatened against Seller or any of its Affiliates that, individually or in the aggregate, would reasonably be expected to result in a material adverse effect on the ability of Seller to perform its obligations pursuant to this Agreement or to consummate the Transactions in a timely manner (a “Seller Material Adverse Effect”).
3.5Ownership of the Interests.  Seller owns beneficially and of record, and has good and marketable title in and to, all of the Interests, free and clear of all Encumbrances other than Encumbrances under applicable securities Laws. At the Closing, Seller will convey to Buyer all right, title, and interest in and to all of the Interests (and Buyer will become the legal and beneficial owner of, and receive good and marketable title in and to, all of the Interests), free and clear of all Encumbrances other than Encumbrances under applicable securities Laws. Seller is not a party to any option, warrant, right, contract, call, put or other Contract providing for the disposition or acquisition of any Interests, nor is Seller a party to any voting trust, proxy or other Contract with respect to voting any Interests with any other party.
3.6No Additional Representations or Warranties.  EXCEPT AS SET FORTH IN THIS ARTICLE 3 AND ARTICLE 4, NO SELLER PARTY MAKES OR HAS MADE ANY OTHER REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF THE GROUP COMPANIES, THE BUSINESS OF THE GROUP COMPANIES OR ANY OF THE ASSETS OF THE GROUP COMPANIES, INCLUDING WITH RESPECT TO (A) MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, (B) THE OPERATION OF THE GROUP COMPANIES BY BUYER AFTER THE CLOSING IN ANY MANNER OR (C) THE PROBABLE SUCCESS, FUTURE REVENUE OR PROFITABILITY OF THE GROUP COMPANIES AFTER THE CLOSING.  EXCEPT AS SET FORTH IN THIS ARTICLE 3 AND ARTICLE 4 OR IN THE CASE OF FRAUD, SELLER AND THE GROUP COMPANIES EACH (ON BEHALF OF THEMSELVES AND EACH OF THEIR RESPECTIVE AFFILIATES AND REPRESENTATIVES) DISCLAIM ALL LIABILITY AND/OR ANY INDEMNIFICATION OBLIGATION TO BUYER OR TO ANY OTHER PERSON RESULTING FROM THE DISTRIBUTION TO BUYER, ITS AFFILIATES OR REPRESENTATIVES OF, OR BUYER’S USE OF, ANY INFORMATION RELATING TO

THE BUSINESS OF THE GROUP COMPANIES, INCLUDING ALL INFORMATION, DOCUMENTS OR MATERIAL MADE AVAILABLE TO BUYER, WHETHER ORALLY OR IN WRITING, IN CERTAIN “DATA ROOMS,” MANAGEMENT PRESENTATIONS, “BREAK-OUT” DISCUSSIONS, RESPONSES TO QUESTIONS SUBMITTED ON BEHALF OF BUYER OR IN ANY OTHER FORM, IN EXPECTATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.  ANY SUCH OTHER REPRESENTATION OR WARRANTY IS HEREBY EXPRESSLY DISCLAIMED.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF COMPANY

Except as set forth in the corresponding sections of the Disclosure Schedule, Company represents and warrants to Buyer as of the date hereof and as of the Closing as set forth in this ARTICLE 4:

4.1Organization and Power.
(a)Each Group Company is duly formed, validly existing and in good standing under the Laws of its Formation Jurisdiction.
(b)Each Group Company is licensed or qualified to conduct its business in each jurisdiction where it is required to be so licensed or qualified, except where the failure to be so licensed or qualified would not individually or in the aggregate result in a Material Adverse Effect.
(c)Each Group Company has the entity power and authority to own or lease the assets it purports to own or lease and to carry on its business in the manner currently conducted. Company has the entity power and authority to execute and deliver this Agreement and the Ancillary Documents to be executed and delivered by Company and to carry out the Transactions.
(d)Prior to the date of this Agreement, Company made available to Buyer correct and complete copies of the Organizational Documents of each Group Company. As so made available, the Organizational Documents of each Group Company are in full force and effect.  No Group Company is in material breach or default, or has taken any action or failed to take any action that, with or without notice or the lapse of time, would constitute a material breach or default or permit termination or modification of the Organizational Documents of such Group Company. The minute book and capitalization records of each Group Company made available to Buyer prior to the date of this Agreement are correct and complete copies of such instruments and accurately reflect all material company action that such Group Company has taken. Each Group Company is member-managed and, in turn, has no managers (or directors). Section 4.1(d) of the Disclosure Schedule sets forth a correct and complete list of the officers of each Group Company.
4.2Authority and Enforceability.  Company has all requisite power and authority, and has taken all action necessary, to execute and deliver this Agreement and the Ancillary Documents to which it is a party and to perform Company’s obligations hereunder and thereunder.  This Agreement has been duly authorized, executed and delivered by Company and (assuming the due authorization, execution and delivery of this Agreement by Buyer) constitutes a legal, valid and binding obligation of Company, enforceable against Company in accordance with its terms subject to Customary Exceptions. The Ancillary Documents to which Company is a party have been duly authorized, and when executed and delivered by Company (assuming the due authorization, execution and delivery of the Ancillary Documents by Buyer as applicable), the Ancillary Documents will constitute legal, valid and binding obligations of Company, enforceable against Company in accordance with their respective terms subject to Customary Exceptions.

4.3Conflicts.  The execution and delivery by Company of this Agreement and the Ancillary Documents to which it is a party, and the performance by Company of its obligations under this Agreement and such Ancillary Documents, do not and will not:
(a)conflict with or violate any provision of its Organizational Documents;
(b)(i) conflict with or violate, in any material respect, any provision of Law, (ii) conflict with or violate, in any material respect, any Order to which any Group Company is subject, or (iii) require a registration, filing, application, notice, consent, approval, order, qualification, or waiver with, to or from or other action by any Governmental Authority (except as may be required under the HSR Act);
(c)(i) require a consent, approval, waiver or other action from, or notice to, any party to any Business Agreement, or (ii) result in a breach of, or cause a default under, or conflict with, or constitute (or with notice or lapse of time or both would constitute) a default under, or result in the acceleration, termination, modification or cancellation of or create in any Person the right to accelerate, terminate, modify, or cancel all or any portion of, or give rise to the creation or imposition of any Encumbrance under, any provision of any Business Agreement, except in each case under this subclause (ii), any violation, breach, default or noncompliance that would not individually or in the aggregate be reasonably likely to have a Material Adverse Effect; or
(d)result in the creation of any Encumbrance on any of the Interests or any Encumbrance (other than a Permitted Encumbrance) on any of the assets of the Group Companies.
4.4Capitalization.
(a)Section 4.4(a) of the Disclosure Schedule sets forth a correct and complete list of all of the authorized and outstanding Equity Interests of (A) Company (i.e., the Interests), all of which are owned by Seller free and clear of all Encumbrances other than Encumbrances under applicable securities Laws, and (B) each other Group Company, all of which are owned by Company free and clear of all Encumbrances other than Encumbrances under applicable securities Laws.  No Group Company has issued any Voting Debt.  All Equity Interests listed on Section 4.4(a) of the Disclosure Schedule are validly issued, fully paid and nonassessable, are not subject to any rights of rescission, and are not subject to preemptive, registration or similar rights.  Except as set forth on Section 4.4(b) of the Disclosure Schedule, there are no outstanding options, warrants, rights, convertible or exchangeable securities, equity security rights, equity appreciation rights, equity-based performance units, or Contracts of any kind to which Seller or any Group Company is a party or otherwise bound (i) obligating Seller or such Group Company to deliver or sell, or cause to be delivered or sold, any Equity Interests or Voting Debt of, or any security convertible or exercisable for or exchangeable into any Equity Interests or Voting Debt of, any Group Company, (ii) obligating Seller or such Group Company to deliver, grant, extend or enter into any such option, warrant, call, right, security, unit or Contract, (iii) giving any Person the right to receive any economic benefit or right similar to or derived from the economic or governance benefits and rights occurring to holders of Equity Interests of any Group Company, (iv) giving any Person the right to vote or otherwise approve (or disapprove) decisions in respect of any Group Company, or (v) relating to the acquisition or sale of any Equity Interests or Voting Debt of any Group Company.
(b)Except as set forth in Section 4.4(b) of the Disclosure Schedule, there are no (i) Contracts pursuant to which registration rights in the securities of any Group Company have been granted, (ii) Contracts between a Group Company and any equityholder thereof regarding the Equity Interests or (iii) Contracts between any Group Company and any equityholder thereof with respect to the voting or transfer of any Equity Interests of such Group Company, other than the Organizational Documents of such Group Company.
(c)No Group Company has violated any Laws, including applicable federal or state securities Laws, in connection with the offer, sale or issuance of the Equity Interests of such Group Company, and the Equity Interests of such Group Company have been issued and granted in compliance with all requirements set forth in the Organizational Documents of such Group Company.
(d)There are no restrictions upon, or voting trusts, proxies or other Contracts of any kind with respect to, the voting, purchase, redemption, acquisition or transfer of, or the declaration or payment of any distribution on, any Equity Interests of the Group Companies. There are no accrued but unpaid dividends or similar payments in respect of any Equity Interests of the Group Companies.
4.5Subsidiaries.  Section 4.5 of the Disclosure Schedule sets forth all Subsidiaries of the Group Companies. Except for the Subsidiaries listed on Section 4.5 of the Disclosure Schedule, no Group Company owns any Equity Interests of any Person. The Company owns beneficially and of record, and has good and marketable title in and to, all of the Equity Interests of the Subsidiaries of the Company, free and clear of all Encumbrances other than Encumbrances under applicable securities Laws. Neither Seller nor any Group Company is a party to any option, warrant, right, contract, call, put or other Contract providing for the disposition or acquisition of any Equity Interests of any Subsidiary of any Group Company, nor is Seller or any Group Company a party to any voting trust, proxy or other Contract with respect to voting any such Equity Interests.

4.6Financial Statements.
(a)Prior to the date of this Agreement, Company has delivered to Buyer:  (i) true and complete copies of the unaudited consolidated balance sheet of the Group Companies dated March 31, 2025 (the “Most Recent Balance Sheet” and, such date, the “Most Recent Balance Sheet Date”) and the related unaudited consolidated statement of income for the three-month period then ended (together, the “Most Recent Financial Statements”), (ii) true and complete copies of the unaudited consolidated balance sheet of the Group Companies dated December 31, 2024 and the related unaudited consolidated income statements for the fiscal year then ended and (iii) true and complete copies of the unaudited consolidated balance sheet of the Group Companies dated December 31, 2023 and the related unaudited consolidated income statements for the fiscal year then ended ((i), (ii) and (iii) collectively, the “Financial Statements”).  The Financial Statements (A) were prepared from and consistent in all material respects with such financial statements as have been prepared and used by the Group Companies in the Ordinary Course, including in measuring and reporting operating results, (B) were prepared in accordance with GAAP as in effect on the date of such Financial Statements and applied on a consistent basis and with the books and records of the Group Companies, and (C) fairly present in all material respects the assets, Liabilities, financial position, results of operations, and cash flows of the Group Companies as at and for the respective periods then ended, except that the Most Recent Financial Statements lack footnotes and other presentation items and are subject to normal year-end adjustments (in each case, none of which are material, individually or in the aggregate).
(b)All accounts receivable and notes receivable reflected on the Most Recent Balance Sheet, and all accounts receivable and notes receivable of the Group Companies that have arisen since the date of the Most Recent Balance Sheet Date, (i) arose out of arms’ length transactions made in the Ordinary Course, (ii) are the valid and legally binding obligations of the Persons obligated to pay such amounts, (iii) are collectible (net of the reserves for doubtful accounts included in the calculation of the Closing Working Capital) in the Ordinary Course without the necessity of commencing an Action, (iv) are subject to no counterclaim or setoff other than normal cash discounts accrued in the Ordinary Course, and (v) are not in dispute.
(c)All inventory reflected on the Most Recent Balance Sheet (i) had a commercial value at least equal to the value shown on the face of the Most Recent Balance Sheet, (ii) is valued in accordance with GAAP at the lower of cost (in the case of Accu-Fab Manufacturing, LLC, on a FIFO basis and in the case of Accu-Fab Illinois, on a moving average basis) or market and (iii)  consists of a quality and quantity usable and saleable in the Ordinary Course, except for slow-moving, damaged, or obsolete items (all of which have been written down to net realizable value or for which adequate reserves have been provided and all intercompany profit or other mark-up has been eliminated).  Subject to the reserves reflected in the calculation of Closing Working Capital, all inventory of the Group Companies purchased since the Most Recent Balance Sheet Date consists of a quality and quantity usable and saleable in the Ordinary Course. All inventory of the Group Companies is located at, or is in transit to or from, the real property subject to the Leases set forth in Section 4.16(a)(ix) of the Disclosure Schedule (the “Leased Facilities”).
4.7Transactions with Affiliates.  Section 4.7 of the Disclosure Schedule sets forth a list of (a) all services or resources that Seller or any of its Affiliates (other than a Group Company)

provides to any Group Company or on which any Group Company is dependent on Seller or any of its Affiliates (other than a Group Company) and (b) all obligations or business relationships involving any Group Company, on the one hand, and Seller, any Affiliate of Seller, or any officer of any Group Company (each, an “Insider”), on the other hand.  No Insider has any direct or indirect ownership interest in (i) any Person that does business, or is competitive, with any Group Company or (ii) any material asset that is used by any Group Company.

4.8Title to and Condition of Property.
(a)Each Group Company has good and marketable title, valid license rights, or a valid leasehold interest in and to all of the assets (tangible and intangible) owned, used, possessed or occupied by it, including each material item of tangible personal property reflected on the Most Recent Financial Statements except as sold or disposed of subsequent to the date thereof in the Ordinary Course, free and clear of any and all Encumbrances (other than Permitted Encumbrances).  None of the assets of the Group Companies is subject to any restrictions with respect to the transferability or divisibility thereof or any right to recovery by any previous owner of such property under any theory of Law or contractual right.  The title of each Group Company to its assets will not be affected by the Transactions.
(b)Except as set forth on Section 4.8(b) of the Disclosure Schedule: (i) all items of tangible property owned, used, possessed or occupied by each Group Company are structurally sound, are in good operating condition and repair (ordinary wear and tear excepted), are free from material defect and are adequate, in all material respects, for the uses to which they are currently being put; (ii) no such assets are in need of (or in the course of receiving) maintenance, repair or replacement, except for ordinary, routine maintenance and repair that are not, individually or in the aggregate, material in nature or cost; and (iii) all buildings, plants and other structures (including all fixtures and systems located thereon) owned, leased or utilized by the Group Companies are in good condition and repair and are free from any defects, including structural defects or defects affecting the plumbing, electrical, sewerage or heating, ventilating or air conditioning systems (except for such minor defects as do not interfere with the use thereof in the Ordinary Course).
4.9No Undisclosed Liabilities.  The Group Companies have no material Liabilities of any nature except for (a) liabilities reflected or reserved against on the face of the Most Recent Balance Sheet, (b) commercial liabilities incurred since the Most Recent Balance Sheet Date in the Ordinary Course that, individually or in the aggregate, are not material in amount (and none of which relates to a breach of Contract or Permit, a breach of warranty, a tort, an infringement, or a violation of or Liability under any Law), (c) liabilities under Contracts that relate solely to the fact that a Group Company has post-Closing performance obligations under the executory portions of its Contracts (but not Liabilities for any breach of any such Contracts) and (d) liabilities incurred in connection with this Agreement and the Transactions that constitute Seller Transaction Expenses.

4.10Operations Since the Most Recent Balance Sheet Date.
(a)Since the Most Recent Balance Sheet Date, (i) each Group Company has conducted its business, in all material respects, only in the Ordinary Course and (ii) there has not been any change, event, development, condition, occurrence or combination of changes, events, developments, conditions, or occurrences that, individually or in the aggregate, has resulted, or is reasonably expected to result, in a Material Adverse Effect.
(b)Except as set forth on Section 4.10(b) of the Disclosure Schedule, since the Most Recent Balance Sheet Date, no Group Company has:
(i)sold, leased (as lessor or lessee), transferred, licensed, failed to renew, canceled, terminated, abandoned or otherwise disposed of any material assets or properties, other than (A) the sale of inventory in the Ordinary Course or (B) Encumbrances related to Indebtedness where both the Encumbrances and Indebtedness will be discharged at or prior to the Closing;
(ii)entered into, amended, assigned or terminated any lease, sublease, occupancy or other Contract for real property, or exercised any option to extend a Lease;
(iii)undertaken or entered into a Contract to undertake capital expenditures other than as reflected in the capital expenditure budget of Company, a correct and complete copy of which has been made available to Buyer prior to the date of this Agreement;
(iv)(A) granted or permitted any increase to, acceleration of the payment of, or funding of benefits or compensation available or provided under any Benefit Plan or other compensation payable or to become payable to any current or former director, officer, employee, or individual service provider of such Group Company, other than salary or wage increases in the Ordinary Course that did not exceed $25,000 in the aggregate, (B) entered into any Benefit Plan, or (C) amended, adopted or terminated any Benefit Plan;
(v)suffered any material damage, destruction or loss, whether or not covered by insurance, relating to or affecting the business or assets of such Group Company;
(vi)(A) paid, discharged, waived, or satisfied any Liabilities except in the Ordinary Course or in accordance with their terms; or (B) delayed or postponed the payment of accounts payable and/or other Liabilities, other than those being disputed in good faith, or otherwise other than in the Ordinary Course;
(vii)canceled, compromised, waived, assigned or released any rights or claims with a value of more than $10,000 individually or $25,000 in the aggregate;
(viii)granted credit to any customer on terms or in amounts materially more favorable than those that have been extended to such customer in the past, effected any other material change in the terms of any credit heretofore extended or effected any other material change of policies or practices with respect to the granting of credit, or accelerated or caused the acceleration of the collection or receipt of any accounts receivable;

(ix)engaged in promotional sales or discounts with customers that have or would reasonably be expected to have the effect of accelerating to pre-Closing periods sales that would otherwise be expected to occur in post-Closing periods;
(x)(A) created, incurred, assumed or guaranteed any Indebtedness other than drawdowns under Indebtedness existing as of the date of this Agreement in the Ordinary Course; (B) made any loans, advances or capital contributions to, or investments in, any Person; or (C) incurred or suffered any Encumbrance (other than a Permitted Encumbrance) upon any of its assets or properties;
(xi)made any change in the accounting principles, methods, practices or policies applied in the preparation of the Financial Statements, unless such change was required by Law or GAAP;
(xii)settled or compromised any litigation, arbitration or other Action;
(xiii)amended its Organizational Documents, whether by merger, consolidation or otherwise;
(xiv)merged or consolidated with, or acquired, a material portion of the assets, or any portion of the Equity Interests, of, or otherwise acquired or made any equity investment in, any entity;
(xv)(A) made, changed or revoked any Tax election; (B) changed any Tax accounting period; (C) changed any Tax accounting method; (D) filed any amended income Tax or other material Tax Return; (E) entered into any Tax closing agreement or similar Contract; (F) surrendered any right to claim a refund of Taxes; (G) waived or extended the limitations period applicable to any Tax claim or assessment; (H) incurred any Tax liability outside the Ordinary Course; or (I) taken any other similar action, entered into any Contract or agreement with a Tax authority or relating to the filing of any Tax Return or the payment of any Tax which have the effect of increasing the Taxes of any Group Companies after the Closing Date.
(xvi)(A) granted any option or right to purchase Equity Interests or Voting Debt of any Group Company; (B) issued, sold, granted, pledged or encumbered any Equity Interests or Voting Debt of any Group Company or any security convertible into or exchangeable for such Equity Interests or Voting Debt; (C) granted any preemptive, registration or similar rights; (D) purchased, redeemed, or retired any Equity Interests or Voting Debt of any Group Company or any rights, warrants or options to acquire any Equity Interests or Voting Debt of any Group Company, adjusted, split, combined or reclassified any Equity Interests of any Group Company, or made any other changes in the capital structure of any Group Company; or (E) declared or paid any dividend or other distribution or payment in respect of the Equity Interests of any Group Company;
(xvii)entered into, amended, assigned, canceled or terminated (A) any Business Agreement (or any Contract that would have been a Business Agreement if in existence on the date of this Agreement) or (B) any Contract to which such Group Company is a party involving an annual commitment by or to such Group Company of at least $100,000, except renewals of Contracts in the Ordinary Course without changes in terms that are materially adverse to such Group Company;
(xviii)made any loan or advance to any Person other than normal advances of business expenses to any employee or officer of such Group Company that will be reimbursed in the Ordinary Course;
(xix)adopted a plan or agreement of complete or partial liquidation or dissolution; or
(xx)authorized, approved, agreed or committed to do any of the foregoing.
4.11Taxes.
(a)Each Group Company has duly and timely filed (taking into account any extension of time within which to file including any extensions allowed for by a Governmental Authority) all income and other material Tax Returns required to be filed by it. All such Tax Returns were correct and complete in all material respects at the time they were filed. All Taxes that have become due and payable by a Group Company (whether or not shown on any Tax Return) have been paid to the appropriate Governmental Authority. No Group Company is currently the beneficiary of any extension of time within which to file any Tax Return other than an extension obtained in the ordinary course of business.
(b)There is no Tax deficiency currently outstanding, assessed or proposed in writing against any Group Company.  No audit or other examination of any material Tax Return of any Group Company is presently in progress, nor has any Group Company been notified in writing by a Governmental Authority of any request for such an audit or other examination.  There are no refund claims pending with respect to Taxes.
(c)There are no outstanding written agreements or waivers extending the statutory period of limitation for the assessment of any material Tax of any Group Company.
(d)No Group Company is obligated, and has agreed, to pay on behalf of a direct or indirect owner any income Taxes on such owner’s share of the income on such Group Company (whether by electing to file composite returns, by means of withholding, or otherwise).  No Group Company has made a PTE Election for any taxable year.
(e)There are no Encumbrances for Taxes, other than Taxes not yet delinquent, upon any of the assets of the Group Companies.
(f)No Group Company: (i) has been a member of an affiliated group filing a combined, consolidated, or unitary Tax Return, (ii) has liability for unpaid Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign Law), as a transferee or successor, by Contract, or otherwise, other than commercial Contracts entered into in the ordinary course of business that do not primarily relate to Taxes, and (iii) is a party to, bound by, or has any similar obligation under any Tax sharing, allocation, indemnification, or assumption agreement other than commercial Contracts entered into in the ordinary course of business that do not primarily relate to Taxes.
(g)Each Group Company has withheld and paid to the appropriate Governmental Authority all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, director or indirect equity owner, customer, creditor, independent contractor, or other Third Party, and all such payments have been properly reported to the appropriate Governmental Authorities, in accordance with applicable Law or properly accrued, and all IRS Forms W-2 and 1099 and other applicable information Tax Returns required with respect thereto have been properly completed and timely filed (taking into account any valid extensions of time to file).
(h)No written claim has been made by an authority in a jurisdiction where any Group Company does not file Tax Returns that such Group Company is or may be subject to taxation in that jurisdiction, which claim has not been resolved.
(i)No Group Company (i) has received a formal written Tax opinion with respect to any transaction relating to the Group Companies or (ii) has received a Tax ruling, private letter ruling, technical advice memorandum, competent authority relief, or similar agreement.
(j)Within the past four (4) years, no Group Company has adopted as a method of accounting, or otherwise accounted for any advance payment or prepaid amount under: (i) the “deferral method” of accounting described in Revenue Procedure 2004-34, 2004-22 I.R.B. 991 (or any similar method under other Law), (ii) the method described in Section 455 or 456 of the Code (or any similar method under other Law), or (iii) the cash method (or modified cash method) of accounting.
(k)Each Group Company has delivered to Buyer correct and complete copies of all examination and audit reports, IRS Forms 3115, proposed and final assessments, and statements of deficiencies assessed against or agreed to by any Group Company on or after January 1, 2020.
(l)No Group Company has granted any power of attorney that is currently in effect with respect to Tax matters.
(m)Each Group Company is in compliance with the terms and conditions of all applicable exemptions or Tax incentive that such Group Company may have claimed pursuant to any Contract or other agreement with any Governmental Authority and the consummation of the transactions contemplated by this Agreement will not have any adverse effect on such compliance.
(n)Seller is not a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2.  Buyer is not required to withhold any amounts from the payment of the Purchase Price (assuming Seller executes and delivers to Buyer a properly completed IRS Form W-9).
(o)No Group Company will be required to include any item of income in, or exclude any item or deduction from, taxable income for any taxable period or portion thereof ending after the Closing Date (or, with respect to any Straddle Period, the portion of such Straddle

Period beginning after the Closing Date), as a result of: (i) any change in a method of accounting under Section 481 of the Code (or any corresponding or similar provision of state, local or non-U.S. Law), or use of an improper method of accounting, for a taxable period ending on or prior to the Closing Date or the portion of any Straddle Period ending on or prior to the Closing Date; (ii) an installment sale or open transaction occurring prior to the Closing; (iii) a prepaid amount received or deferred revenue accrued before the Closing; (iv) intercompany transaction or excess loss account described in Section 1502 of the Code (or any corresponding provision of state, local, or non-U.S. Law) in existence prior to the Closing; (v) any closing agreement under Section 7121 of the Code (or any corresponding provision of state, local, or non-U.S. Law) executed prior to the Closing; (vi) deferral of any payment of Taxes on or prior to the Closing Date otherwise due as a result of Section 2302 of the CARES Act, IRS Notice 2020-18, IRS Notice 2020-20, IRS Notice 2020-23, or similar Tax authority; (vii) “global intangible low-taxed income” or Subpart F income imposed pursuant to Section 951 and Section 951A of the Code (or any corresponding provision of state, local or foreign Law); (viii) any election under Section 965(h) of the Code; or (ix) ownership of “United States property” (as defined in Section 956(c) of the Code) acquired prior to the Closing by a subsidiary that is a “controlled foreign corporation” (within the meaning of Section 957(a) of the Code).
(p)Each Group Company is currently, and has been at all times since its formation, classified as a disregarded entity for U.S. federal income Tax purposes (and applicable state and local income Tax purposes).
(q)No Person that is subject to taxation in the United States holds directly or indirectly any equity interests in any Group Company that are or were nontransferable and subject to a substantial risk of forfeiture within the meaning of Section 83 of the Code with respect to which a valid election under Section 83(b) of the Code has not been made.
(r)Each Group Company has collected all sales, value-added, or use Taxes required to be collected, and has remitted, or will remit on a timely basis, such amounts to the appropriate Tax authority (or has timely and properly collected and maintained all resale certificates, exemption certificates and other documentation required to qualify for any exemption from the collection or payment of sales or use Taxes imposed or due in connection with its business);
(s)Each Group Company is in compliance with all federal, state and non-U.S. Laws applicable to abandoned or unclaimed property or escheat and has paid, remitted or delivered to each jurisdiction all unclaimed or abandoned property required by any applicable Laws to be paid, remitted or delivered to that jurisdiction.
(t)No Group Company has applied for or received any employee retention credit pursuant to Section 2301 of the CARES Act.
(u)No Group Company has been a party to any “reportable transaction” as defined in Section 6707A(c) of the Code and Treasury Regulations Section 1.6011-4(b).
4.12Permits.  Each Group Company holds, and has held, all Permits that are required for owning or using its assets and conducting its business, including owning, operating or leasing any real property.  All Permits held by each Group Company are listed in Section 4.12 of the Disclosure Schedule and are in full force and effect.  Except for past violations for which a Group Company is not subject to any current Liability and cannot become subject to any future Liability, no material violations are occurring, or have occurred, in respect of any Permits held by such Group Company.  No proceeding is pending or, to the Knowledge of Company, threatened to revoke or limit any Permit held by a Group Company.  Since the Reference Date, no Group Company has received any written notice from any Governmental Authority regarding a violation of any term or requirement of any Permit held by such Group Company.

4.13Real Property.
(a)No Group Company has ever owned any real property.
(b)Section 4.13(b) of the Disclosure Schedule contains a correct and complete list of all Contracts (and all amendments, extensions and modifications thereto) by a Group Company to acquire or dispose of any interest in real property.
(c)Except for the Leases, there are no leases, subleases, licenses, occupancy agreements, options, rights, concessions or other agreements or arrangements, written or oral, granting to any Person the right to purchase, use or occupy any Leased Facility, or any real property or any portion thereof or interest in any such Leased Facility or real property.
(d)No Group Company has received any written notice that it is in violation of any zoning, use, occupancy, building, wetlands or environmental regulation, ordinance or other Law relating to the Leased Facilities.  The use of the Leased Facilities as currently used is a permitted use by right in the applicable zoning classification and is not a nonconforming use or a conditioned use, and no variances are needed and none have been granted with respect to the Leased Facilities.  There are currently in full force and effect duly issued certificates of occupancy permitting the Leased Facilities to be legally used and occupied as the same are currently constituted.  No Leased Facility is subject to any Order to be sold or is being condemned, expropriated or otherwise taken by any Governmental Authority with or without payment of compensation therefor, and to the Knowledge of Company, no such condemnation, expropriation or taking has been planned, scheduled or proposed.
4.14Intellectual Property.
(a)Section 4.14(a) of the Disclosure Schedule contains a list of all Registered Intellectual Property that constitutes Company Intellectual Property and with respect to registered Marks, all jurisdictions in which such Marks are registered.  The Group Companies (i) are the sole and exclusive legal and beneficial, and with respect to the Marks, record, owners of all right, title and interest in and to the Company Intellectual Property and have the valid right to use all other Intellectual Property used in or necessary for the conduct of the business of the Group Companies, in each case, free and clear of Encumbrances other than Permitted Encumbrances, and (ii) have taken reasonable measures to protect and preserve the confidentiality of all Trade Secrets included in the Company Intellectual Property. All Company Intellectual Property is in good standing, and those shown as registered in Section 4.14(a) of the Disclosure Schedule have been registered in all jurisdictions where required, which jurisdictions are set forth in Section 4.14(a) of the Disclosure

Schedule.  All registrations and applications in respect of the Company Intellectual Property have been properly made and filed.  All annuity, maintenance, renewal and other fees relating to registrations or applications in respect of the Company Intellectual Property are current.  All Intellectual Property used by each Group Company is valid, enforceable and in good standing, and there are no equitable defenses to enforcement based on any act or omission of such Group Company.  The consummation of the Transactions will not impair any rights of any Group Company in, to or under any Company Intellectual Property.  No Group Company has granted any license or made any assignment of any Company Intellectual Property, and no Person other than a Group Company has any right to use any Company Intellectual Property.
(b)Except for shrink-wrap licenses and other licenses for off-the-shelf software, Section 4.14(b) of the Disclosure Schedule sets forth a complete list of all licenses, sublicenses and other Contracts to which any Group Company is a party or otherwise bound governing the use of Intellectual Property owned by a Third Party or used in the conduct of the businesses of such Group Company (“Licensed Intellectual Property”), true and complete copies of which have been delivered or made available to Buyer.  Neither a Group Company or, to the Knowledge of Company, any other party thereto, is in material breach of or default under any Licensed Intellectual Property.
(c)Except as set forth on Section 4.14(c) of the Disclosure Schedule, no claim has been brought or, to the Knowledge of Company, threatened against any Group Company (i) alleging that the conduct of the business of such Group Company or any Company Intellectual Property infringes on or misappropriates the Intellectual Property of another Person; (ii) challenging the ownership, right to use or validity of Company Intellectual Property; or (iii) opposing or attempting to cancel such Group Company’s rights in Company Intellectual Property.  Except as set forth on Section 4.14(c) of the Disclosure Schedule, (A) no Action is pending, or to the Knowledge of Company, threatened, with respect to any Company Intellectual Property, (B) no Person has infringed upon, misappropriated or otherwise violated the rights of any Group Company in the Company Intellectual Property, and (C) no Group Company has infringed upon, misappropriated or otherwise violated the rights of any Person in any Intellectual Property.
4.15Compliance with Laws.  Except as set forth on Section 4.15 of the Disclosure Schedule, and except for past violations for which no Group Company is subject to any current Liability and cannot become subject to any future Liability, each Group Company is and has been in compliance with all Laws except for instances of noncompliance where neither the costs and penalties associated with noncompliance nor the costs associated with rectifying the noncompliance, individually or in the aggregate, are material. Since the Reference Date, no Group Company has received written notice of any violation or alleged violation of any Laws in any material respect. Without limitation:
(a)Neither any Group Company nor any director, manager, officer, employee, agent, or other Person associated with or acting on behalf of such Group Company is an official, agent, or employee of any Governmental Authority or political party or a candidate for any political office. Each Group Company is and has been in compliance with all applicable anti-bribery, anti-corruption, and similar Laws and all anti-money laundering Laws. Without limitation, neither any Group Company nor any director, manager, officer, employee, agent, or other Person associated with or acting on behalf of such Group Company has, directly or indirectly, (i) used any funds of such Group Company for unlawful contributions, unlawful gifts, unlawful entertainment, or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from funds of such Group Company, (iii) made any payments or gifts to any governmental officials out of funds of such Group Company (but excluding payments to governmental agencies in amounts legally due and owing by such Group Company), (iv) established or maintained any unlawful fund of monies or other assets of such Group Company, (v) made any fraudulent entry on the books or records of such Group Company or (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback, unlawful facilitation payment or other unlawful payment to any Person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business for such Group Company, to obtain special concessions for such Group Company, or to pay for favorable treatment for business secured or to pay for special concessions already obtained for such Group Company.
(b)Neither any Group Company nor any director, manager, officer, employee, agent, or other Person associated with or acting on behalf of such Group Company is, or has been, (i) a Sanctioned Person, (ii) operating in, organized in, conducting business with, or otherwise engaging in dealings with or for the benefit of any Sanctioned Person or Sanctioned Country, or (iii) in violation of any Sanctions and Export Control Laws or anti-boycott Laws. To the Knowledge of Company, no customer of any Group Company has exported, or purchased or licensed any Products/Services with an intent to export, any Products/Services to any Sanctioned Person or Sanctioned Country.  No Group Company has engaged in any dealings or transactions with any Person that purchased or used the Products/Services in connection with nuclear, military, national defense, or similar purposes. Since the Reference Date, there have been no charges, voluntary disclosures, or Actions under Sanctions and Export Control Laws involving any Group Company.  The Group Companies maintain policies and procedures reasonably designed to ensure compliance with Sanctions and Export Control Laws and or anti-boycott Laws.
(c)Each Group Company is and has been in compliance with all Laws governing the classification, valuation, duties, origination and marking of foreign-origin products imported into the United States and other applicable jurisdictions as well as any similar requirements imposed under bilateral or multilateral Free Trade Agreements to which the United States is a party during the past five years.
(d)Each Group Company is and has been in compliance with all Laws related to terrorism or money laundering during the past five years, including: (i) the Currency and Foreign Transactions Reporting Act of 1970 (31 U.S.C. 5311 et. seq., (the Bank Secrecy Act)), as amended by Title III of the USA PATRIOT Act, (ii) the Trading with the Enemy Act, and (iii) Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (66 Fed. Reg. 49079), any other enabling legislation, executive order or regulations issued pursuant or relating thereto.
4.16Contracts.
(a)Section 4.16(a) of the Disclosure Schedule sets forth a list of the following Contracts (that have any continuing Liabilities) to which any Group Company is a party or otherwise bound as of the date of this Agreement (the Contracts set forth, or required to be set forth in, Section 4.16(a) of the Disclosure Schedule being the “Business Agreements”):
(i)any Contract involving the obligation of such Group Company to purchase products, materials, supplies, goods, equipment, other assets or services (A) in an amount exceeding $100,000 in any annual period or (B) for a term that, absent early termination by such Group Company, will continue for more than 12 months after the Closing Date, except, in the case of clause (B), purchase orders entered into in the Ordinary Course;
(ii)any Contract involving the obligation of such Group Company to sell products, materials, supplies, goods, equipment, other assets or services (A) in an amount exceeding $100,000 in any annual period or (B) for a term that, absent early termination by such Group Company, will continue for more than 12 months after the Closing Date, except, in the case of clause (B), purchase orders entered into in the Ordinary Course;
(iii)any distributor, dealer, sales, advertising, agency, lobbying, manufacturer’s representative, sales representative, broker, sales promotion, market research, marketing, franchise or similar Contract;
(iv)any Contract (A) prohibiting or restricting such Group Company, any of its Affiliates, or any of its employees from competing in any business or geographical area, or soliciting customers or employees, or otherwise restricting it from carrying on any business anywhere in the world, (B) relating to the location of employees or a minimum number of employees to be employed by such Group Company or any of its Affiliates, (C) containing any “most favored nation,” “most favored customer” or similar provisions, (D) granting any type of exclusive rights, or (E) imposing any restriction, limitation, or encumbrance of any material Intellectual Property owned by such Group Company or any of its Affiliates, including in respect of the ability of such Group Company or any of its Affiliates to use or exploit such Intellectual Property in a free and clear manner;
(v)any Contract evidencing Indebtedness, including any guarantees thereof, or Encumbrances (other than Permitted Encumbrances) on any of the assets of such Group Company;
(vi)any Contract establishing any partnership, joint venture, strategic alliance or similar relationship involving such Group Company;
(vii)any Contract (including purchase orders) between or among such Group Company, on the one hand, and Seller, any Affiliate of Seller, and/or any officer of such Group Company, on the other hand;
(viii)any lease or other Contract under which (A) such Group Company is the lessee of, or holds or uses, any machinery, equipment, vehicles or other tangible personal property owned by any Person for an annual rent or other consideration in excess of $100,000 or a term that, absent early termination by such Group Company, will continue for more than 12 months after the Closing Date or (B) such Group Company is the lessor of, or makes available for use by any Person, any tangible personal property owned by it for an annual rent or other consideration in excess of $100,000 or a term that, absent early termination by such Group Company, will continue for more than 12 months after the Closing Date;
(ix)any lease, sublease, occupancy or similar Contract for real property, whether as lessor, lessee or otherwise (each, a “Lease”);
(x)any Contract with (A) a Major Customer, (B) a Major Supplier or (C) Deloitte & Touche LLP, any of its member firms or any of their respective related entities;
(xi)any Contract with any officer, employee, agent, consultant or other Person performing similar functions that (A) provides for future Liability for payment of compensation (including bonuses) in excess of $100,000, whether contingent or otherwise, (B) is an employment or similar Contract that is not cancelable at-will or (C) contains indemnification, exculpation or similar rights or obligations;
(xii)any Contract with any union, collective bargaining agreement or negotiated arrangement between such Group Company and any works council or any other representative of any employees of such Group Company;
(xiii)any Contract providing for the payment of severance, bonus or other compensation or benefits upon, or in connection with, the consummation of the Transactions;
(xiv)any Contract with any staffing agent, employee leasing agency or other provider of contingent workers or containing an obligation of such Group Company to pay a prevailing wage or submit certified payroll records, whether under any Law or otherwise;
(xv)any Contract with any Governmental Authority or between such Group Company as a subcontractor (at any tier) under a Contract with another Person and a Governmental Authority;
(xvi)any Contract under which such Group Company has any continuing indemnification obligations to any Person for any environmental matters;
(xvii)any power of attorney, proxy or similar Contract;
(xviii)any Contract guaranteeing the payment or performance of any Person, any Contract agreeing to indemnify any Person (except under Contracts executed by such Group Company in the Ordinary Course with customary limitations on such obligations), any surety Contract, and any Contract containing provisions whereby such Group Company agrees to be contingently or secondarily liable for the obligations of any Person;
(xix)any consulting, development, joint development or similar Contract relating to, or any Contract requiring the assignment or granting of a license of any interest in, any Intellectual Property, other than licenses to such Group Company for generally available commercial, unmodified, “off the shelf” Software for an aggregate fee of no more than $100,000 in any annual period);

(xx)any Contract pursuant to which such Group Company acquired, by merging or consolidating with, or by purchasing any portion of the Equity Interests or any material portion of the assets of, or by any other manner, any business or any corporation, limited liability company, partnership, association, or other business organization or division thereof;
(xxi)any Contract containing a grant to any Person of an option, right of first refusal, or preferential or similar right to purchase any material assets of such Group Company;
(xxii)any Contract relating to the resolution or settlement of actual or threatened Action, including any consent decree, settlement agreement or similar Contract; or
(xxiii)any other Contract of any nature (A) involving any remaining consideration or other expenditure in excess of $100,000, (B) involving any remaining performance over a period of more than 12 months, except for purchase orders entered into in the Ordinary Course, or (C) otherwise individually material to the business of Company.
(b)Each of the Business Agreements is in full force and effect and is a valid and binding agreement enforceable against the applicable Group Company and, to Knowledge of Company, the other party or parties thereto in accordance with its terms.  Prior to the date of this Agreement, Company has made available to Buyer correct and complete copies of all written Business Agreements and written summaries of all oral Business Agreements (in each case, including all amendments). No Group Company is in breach or default (or in the process of curing any breach or default) in any material respect under any Business Agreement, nor has any event or omission occurred that, through the passage of time or the giving of notice, or both, would constitute a breach or default in any material respect thereunder or cause the acceleration of such Group Company’s obligations thereunder or result in the creation of any Encumbrance (other than Permitted Encumbrances) on any of the assets of such Group Company. To Knowledge of Company, no other party to any Business Agreement is in breach or default in any material respect under any Business Agreement, nor has any event or omission occurred that, through the passage of time or the giving of notice, or both, would constitute a breach or default in any material respect thereunder or give rise to an automatic termination or right of discretionary termination thereof. No party to any Business Agreement has given written notice of, or to the Knowledge of Company threatened, termination or non-renewal of such Contract.  No party to any Business Agreement has waived any purported rights, or exercised any purported force majeure or similar rights, under the Contract.
4.17Employment Matters.
(a)Section 4.17(a) of the Disclosure Schedule lists the names, positions, locations, current annual salary or hourly rate, date of hire, exempt/nonexempt status, compensation or other remuneration provided during the prior 12-month period in addition to salary or hourly rate paid, eligibility for bonus or other compensation including commission, union or non-union membership status, whether on any form of leave of absence, the basis for such leave, and expected return date from such leave, of all Employees of the Group Companies as of the Most Recent Balance Sheet Date, including for each such employee a breakdown of the base salary, bonus and other monetary remuneration paid to him or her for 2024.

(b)Section 4.17(b) of the Disclosure Schedule contains a list as of the date of this Agreement of (i) all employment agreements to which any Group Company is a party, other than employment agreements terminable by either party at-will and without any severance obligation on the part of such Group Company that is not otherwise required by Law, and (ii) all other agreements that entitle any employee to compensation or other consideration as a result of the acquisition by any Person of control of any Group Company.
(c)No Group Company is a party to any collective bargaining agreement.  No Group Company is subject to any (i) unfair labor practice complaint pending before a Governmental Authority, (ii) pending or, to the Knowledge of Company, threatened labor strike, slowdown, work stoppage, lockout, or other organized labor disturbance or (iii) to the Knowledge of Company, attempt by any union to represent employees as a collective bargaining agent.  Since the Reference Date, no labor union, labor organization, works council or group of employees has made or, to the Knowledge of Company, threatened to make a demand for recognition or certification to any Group Company.
(d)Except as set forth on Section 4.17(d) of the Disclosure Schedule, each Group Company is in compliance in all material respects with all Laws regarding employment and employment practices.
(e)Since the Reference Date, no Group Company has received any written or, to the Knowledge of Company, other complaints, charges or assertions of a violation of any employment Law, nor to the Knowledge of Company, has one been threatened. Each Group Company (i) has properly classified all employees as exempt or non-exempt under the Fair Labor Standards Act (“FLSA”) and all state wage and hour laws applicable to such Group Company and (ii) has not misclassified any person as an independent contract as opposed to an employee under the FLSA or any similar state law.
(f)Since the Reference Date, no Group Company has effectuated (i) a “plant closing” (as defined in the Worker Adjustment and Retraining Notification Act (the “WARN Act”) or any similar state or local Law) or (ii) a “mass layoff” (as defined in the WARN Act, or any similar state or local Law).
4.18Employee Benefits.
(a)Each material Benefit Plan is set forth on Section 4.18(a) of the Disclosure Schedule.  Company has made available to Buyer the following documents with respect to each material Benefit Plan, as applicable: (i) correct and complete copies of the governing plan document, including all amendments thereto, and all related insurance policies or material third-party administrative services agreements, (ii) a written description of the material terms of any Benefit Plan that is not set forth in a written document, (iii) the most recent summary plan description together with the summary or summaries of material modifications thereto, (iv) the most recent annual report (Form 5500 series and all schedules and financial statements attached thereto), and (v) copies of all non-routine correspondence to or from any governmental agency within the prior three (3) years.

(b)Each Benefit Plan (i) has been administered in all material respects in accordance with its terms and (ii) has been maintained and administered in compliance in all material respects with ERISA, the Code and all other Laws.
(c)No action, suit or claim (excluding claims for benefits incurred in the ordinary course) is pending or, to the Knowledge of Company, threatened against or with respect to any Benefit Plan.  There are no audits, inquiries or proceedings pending or, to the Knowledge of Company, threatened by the IRS or U.S. Department of Labor with respect to any Benefit Plan.
(d)Each Benefit Plan that is intended to be “qualified” under Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS as to its qualified status, and the exempt status of its accompanying trust under Section 501(a) of the Code, and to the Knowledge of Company, no event has occurred since the date of such letter that has caused or would reasonably be expected to cause the loss of such qualified status..
(e)Neither any Group Company nor any ERISA Affiliate has any Liability, contingent or otherwise, with respect to any (i) “pension plan” within the meaning of Section 3(2) of ERISA that is subject to Title IV of ERISA or Sections 412 or 430 of the Code, or (ii) a “multiemployer plan” within the meaning of Section 3(37) of ERISA.
(f)No Group Company has any material obligations for retiree health or life insurance benefits under any Benefit Plan, other than continuation coverage as may be required under Section 4980B of the Code, Part 6 of Subtitle B of Title I of ERISA or any other applicable Law.
(g)To the Knowledge of Company, there have been no “prohibited transactions” (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Benefit Plan, other than any such transactions that are covered by a statutory or administrative exemption, and no fiduciary of any Benefit Plan has breached its duties under ERISA that would reasonably be expected to result in material liability to the Group Companies.
(h)Neither the execution of this Agreement nor the consummation of the Transactions will (i) entitle any Person to any payment, forgiveness of indebtedness, vesting, distribution, or increase in benefits under or with respect to any Benefit Plan, (ii) otherwise trigger any acceleration of vesting or payment of any material benefits under or with respect to any Benefit Plan, (iii) trigger any obligation to fund any Benefit Plan, or (iv) result in any “parachute payment” that would not be deductible by reason of the application of Section 280G of the Code.
(i)No event has occurred, and, to the Knowledge of Company, no condition or circumstances exists, that could reasonably be expected to subject the Group Companies to penalties, Taxes or assessments under Section 4980D, 4980H or 4980I of the Code.
(j)No Group Company has made any promises or commitments to establish a Benefit Plan, or amend any Benefit Plan to provide increased or improved benefits thereunder or accelerate vesting or funding thereunder.
4.19Environmental Compliance.

(a)Except as set forth on Section 4.19(a) of the Disclosure Schedule, each Group Company is and has been in compliance with Environmental Laws.
(b)Each Group Company has obtained, and is and has been in compliance with, all Permits required under Environmental Laws for its operations, including owning, operating or leasing any current real property, and such Permits are valid and in full force and effect.
(c)There has been no Release of any Hazardous Substance by any Group Company at any of the Leased Facilities or any former real property owned, operated or leased by any Group Company in contravention of Environmental Law or in a manner that would result in a Liability of or Action against any Group Company under Environmental Law.
(d)No Group Company has received any written notice (i) regarding any Release of any Hazardous Substance at the Leased Facilities or any former real property owned, operated or leased by such Group Company, or (ii) of violation of any Permit or Environmental Law that in either case has not been fully resolved as of Closing.  No Action is pending or, to the Knowledge of Company, threatened, against any Group Company asserting actual or potential Liability under any Environmental Law.
(e)No Group Company has disposed of, transported, arranged for transport, or otherwise permitted the disposal of any Hazardous Substances generated by such Group Company  in a manner that has given or as would give rise to Liability under Environmental Law.
(f)No Group Company currently owns, operates or uses, or has owned, operated or used, any of the following at any real property currently or formerly owned, leased, or operated by such Group Company: (i) any active or abandoned aboveground or underground storage tanks; (ii) any active or abandoned aboveground or underground pits, basins, or oil-water separators; or (iii) any active or abandoned landfills or surface impoundments containing any Hazardous Substance.
(g)No polychlorinated biphenyls (“PCBs”), nor any materials containing asbestos, are present in or on any real property currently or formerly owned, leased, or operated by any Group Company in a condition that currently requires such Group Company or any other Person to abate or remediate them pursuant to any Environmental Law, and any PCBs or asbestos previously present in, on or around any real property currently or formerly owned, leased, or operated by such Group Company that were removed by or on behalf of such Group Company were disposed of in accordance with all Environmental Laws. No Group Company uses nor has used in the past, any products containing per- and polyfluoroalkyl substances, including perfluorooctane sulfonate or perfluorooctanoic acid and none of the raw materials or equipment currently used by any Group Company in connection with the manufacturing of any products consist of, or include as a component or ingredient, per- and polyfluoroalkyl substances, including perfluorooctane sulfonate or perfluorooctanoic acid.
(h)No Group Company has assumed by Contract any liabilities or obligations or provided an indemnity for any liabilities or obligations of any other Person under or related to Environmental Law, including with respect to predecessor operations, divested businesses or former properties, and there are no claims pending under Environmental Law or, to the Knowledge of Company, threatened against any other Person whose Liability therefor may have been retained or assumed by any Group Company relating in any way to any Environmental Laws or environmental Permits.
(i)All environmental reports, studies,  audits, records, sampling data, site assessments, risk assessments, economic models and other similar documents regarding environmental matters with respect to the Leased Facilities or any currently or formerly owned, operated or leased real property and any and all documents related to compliance with Environmental Laws or Permits issued pursuant to Environmental Laws in possession of any Group Company and related to the Leased Facilities or any currently or formerly owned, operated or leased real property have been made available to Buyer.
4.20Litigation.  Except as set forth on Section 4.20 of the Disclosure Schedule, there is no material litigation, arbitration, administrative proceeding or other Action pending against any Group Company or, to the Knowledge of Company, threatened against any Group Company or any of its equityholders, officers, or employees (in such capacity) or any of its assets.  Neither any Group Company nor any of its equityholders, officers, or employees (in such capacity) or any of its assets is subject to any outstanding Order.
4.21Insurance.  All policies or binders of fire, liability, product liability, worker’s compensation, vehicular, employer practices liability and other insurance in effect with respect to any Group Company and its business, assets or Liabilities and any key person insurance policies covering employees of any Group Company (the “Insurance Policies) are listed on Section 4.21 of the Disclosure Schedule.  All Insurance Policies are in full force and effect.  Company has either delivered to Buyer or has given Buyer access to copies of all Insurance Policies.  All premiums on all Insurance Policies have been paid to date and each Group Company has complied in all material respects with all conditions of all Insurance Policies.  No Group Company has received written notice of any material failure to comply with the terms of any Insurance Policies or any written notice of termination or nonrenewal of any Insurance Policies. No Group Company has received any written notice from or on behalf of any insurance carrier issuing any Insurance Policy that insurance rates therefor will hereafter be increased (except to the extent insurance rates may be increased for all similarly situated risks) or that there hereafter will be an increase in a deductible (or an increase in premiums to maintain an existing deductible) in any material respect.  None of the insurance carriers providing coverage under the Insurance Policies have (a) to the Knowledge of Company, declared bankruptcy or (b) provided written notice of insolvency to any Group Company. To the Knowledge of Company, each Group Company has made all claims that it has been entitled to make under the Insurance Policies. There is no claim made by any Group Company pending under any Insurance Policy as to which coverage has been denied or disputed by the underwriters of such Insurance Policy, and to the Knowledge of Company, there is no basis for denial of any pending claim under any Insurance Policy. No Insurance Policy provides for or is subject to any currently enforceable retroactive rate or premium adjustment, loss sharing arrangement, or other actual or contingent Liability arising wholly or partially out of events arising prior to the Closing. Since the formation of each Group Company, all general liability Insurance Policies maintained by such Group Company have been “occurrence based” policies.
4.22Customers, Suppliers and Dealers.

(a)Section 4.22(a) of the Disclosure Schedule sets forth a correct and complete list of the ten largest customers of the Group Companies for each of the two most recent fiscal years (determined on the basis of the total dollar amount of net sales) showing the total dollar amount of net sales to each such customer during each such year and whether such customer is an Affiliate or a third party (each, a “Major Customer”). Except as set forth on Section 4.22(a) of the Disclosure Schedule, since the Reference Date, (i) no Major Customer has canceled or terminated, in its entirety, or notified any Group Company that it intends to materially change or modify, its customer relationship with such Group Company in a way that would materially change the revenue associated with such Major Customer and (ii) no Group Company has had a material dispute with any Major Customer. Since the Reference Date, no Group Company has given, paid or received (or agreed to give, pay or receive) any material discount, volume rebate, allowance, commission payment or the like (whether or not legally binding) to or from any Major Customer.
(b)Section 4.22(b) of the Disclosure Schedule sets forth a correct and complete list of the ten largest suppliers to the Group Companies for each of the two most recent fiscal years (determined on the basis of the total dollar amount of purchases) showing the total dollar amount of purchases from each such supplier during each such year and whether such supplier is an Affiliate or third party (each, a “Major Supplier”). Since the Reference Date, (i) no Major Supplier has canceled or otherwise terminated, in its entirety, or notified any Group Company that it intends to materially change or modify, its supply relationship with such Group Company, and (ii) no Group Company has had a material dispute with any Major Supplier. Since the Reference Date, no Group Company has given, paid or received (or agreed to give, pay or receive) any material discount, volume rebate, allowance, commission payment or the like (whether or not legally binding) to or from any Major Supplier.
(c)In the prior six years, no Group Company has not terminated any engagement or other relationship with any sales representative or agent, dealer, distributor, reseller, or franchisee, or other third party performing similar functions for such Group Company.
4.23Products/Services.  Section 4.23 of the Disclosure Schedule contains a correct and complete copy of each Group Company’s standard warranty or warranties for sales of Products/Services, and except as expressly set forth therein, there are no warranties (statutory or otherwise), deviations from standard warranties, or commitments or obligations with respect to the return, repair, replacement, or re-performance of Products/Services under which such Group Company could have any Liability. There are no pending warranty claims involving any Group Company, and no Group Company has made voluntary concessions or payments exceeding $25,000 not charged to warranty expense as an accommodation to customers that have claimed that a Product/Service is defective or nonconforming. All Products/Services have been manufactured, serviced, and/or sold in conformity with all applicable contractual commitments, all express and implied warranties and other applicable Laws, and no Liability, other than in the Ordinary Course (to the extent reflected in the determination of Closing Working Capital), exists for replacement, re-performance or other damages in connection with any Products/Services.  No Group Company has any Liability arising from any actual or alleged injury to Persons, damage to property, or other loss as a result of the ownership, possession or use of any Products/Services. There are no material design defects with respect to any of the Products/Services. None of the Products/Services has been the subject of any replacement, field fix, retrofit, modification, or recall campaign, and to the Knowledge of Company, no facts or conditions exist that would reasonably be expected to result in any such campaign.

4.24Sufficiency of Assets.  Except for inventory items sold by the Group Companies in the Ordinary Course, (a) the Group Companies have all assets, tangible and intangible and real and personal, that the Group Companies used, held for use, or acquired for use in connection with the business of the Group Companies during the 12-month period immediately preceding the date of this Agreement, and (b) the assets of the Group Companies will comprise all assets, tangible and intangible and real and personal, that the Group Companies used, held for use or acquired for use in connection with the business of the Group Companies from the date of this Agreement until and through the Closing Date. The assets of the Group Companies are sufficient in nature, quality and quantity for the continued conduct of the business by the Group Companies after the Closing in the same manner, in all material respects, as conducted on the date of this Agreement and during the 12-month period immediately preceding the date of this Agreement.
4.25Technology Systems; Security Requirements.
(a)The electronic data processing, information, record keeping, communications, telecommunications, hardware, Software, networks, peripherals, and computer systems, including any outsourced systems and processes, and Intellectual Property that are used by the Group Companies (collectively, “Technology Systems”) are reasonably adequate in all material respects for the operation of the business of the Group Companies as currently conducted. With respect to each Technology System: (i) the Group Companies have implemented commercially reasonable procedures designed to protect the Technology Systems from viruses or other malicious code, including the use of antivirus software; (ii) except as set forth in Section 4.25(a) of the Disclosure Schedule, there have been no material security breaches by an unauthorized third party to the physical or virtual assets or premises or Technology Systems of the Group Companies resulting in unauthorized access to any Group Company’s proprietary data or to proprietary data or other confidential information of any Third Party, including any Personal Information; (iii) the Group Companies have taken commercially reasonable steps and implemented procedures to promptly implement security patches or security upgrades for the Technology Systems; and (iv) the Group Companies have implemented commercially reasonable procedures and measures to mitigate risks that the Technology Systems will be used or accessed by persons other than employees, contractors, or other authorized personnel of the Group Companies or other than in a manner in which such personnel are authorized to use or access the Technology Systems. The Technology Systems are either owned by, or licensed or leased to, the Group Companies. To the Knowledge of Company, (A) there has not been any material malfunction with respect to any of the Technology Systems that has not been remedied or replaced in all material respects, (B) no action will be necessary as a result of the transaction effected by this Agreement to enable use of the Technology Systems to continue to the same extent and in the same manner that it has been used prior to the Closing, and (C) no Group Company is in material breach of any obligations owed under such licenses or leases or under its arrangements with third parties for maintenance or support of the Technology Systems.
(b)The Group Companies and all vendors, processors, or other third parties acting for or on behalf of any Group Company in connection with the Processing of Personal Information or that otherwise have been authorized to have access to Personal Information in the possession or control of any Group Company materially comply and have materially complied with the following: (i) Privacy Laws; (ii) rules of self-regulatory organizations; (iii) industry standards, guidelines, and best practices, including the National Institute of Standards and Technology (NIST) Cybersecurity Framework; (iv) the Privacy and Data Security Policies; (v) contractual requirements or terms of use concerning the Processing of Personal Information to which any Group Company is a party or otherwise bound; and (vi) all requests from a Person or their representative to exercise any rights provided to the Person with respect to their Personal Information under Privacy Laws.
(c)Since the Reference Date, (i) no Personal Information in the possession or control of any Group Company, or held or Processed by any vendor, processor or other third party for or on behalf of any Group Company, has been subject to any data breach or other security incident that presents or presented a material risk of unauthorized access, disclosure, use, denial of use, alteration, corruption, destruction, compromise or loss of such Personal Information or that has caused or would reasonably be expected to cause a disruption to the conduct of the business of the Group Companies (a “Security Incident”), and (ii) no Group Company has notified, and there have been no facts or circumstances that would require any Group Company to notify, any Governmental Authority or other Person of any Security Incident. As required by Privacy Laws, each Group Company has at all times implemented and maintained, and required all vendors, processors or other third parties that Process any Personal Information for or on behalf of such Group Company to implement and maintain, industry standard security measures, plans, procedures, controls and programs, including written information security programs, to (A) identify and address internal and external risks to the privacy and security of Personal Information in their possession or control, (B) implement, monitor, and improve adequate and effective administrative, technical and physical safeguards to protect such Personal Information and the operation, integrity and security of its Technology Systems involved in the Processing of Personal Information, and (C) provide notification in compliance, in all material respects, with applicable Privacy Laws in the case of any Security Incident.
(d)The Group Companies (i) maintain commercially reasonable backup and data recovery, disaster recovery, and business continuity plans, procedures, and facilities; (ii) act in compliance therewith in all material respects; and (iii) test such plans and procedures on a regular basis.
4.26Bank Accounts.  Section 4.26 of the Disclosure Schedule sets forth a correct and complete list of the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which each Group Company maintains a safe deposit box, lock box or checking, savings, custodial or other account, the type and number of each such account and the signatories therefor, a description of any compensating balance arrangements and the names of all Persons authorized to draw thereon, make withdrawals therefrom, or have access thereto.
4.27No Brokers.  Neither Seller nor any Group Company has become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the Transactions, other than Stifel, Nicolaus & Company, Incorporated or its Affiliates (which constitutes Seller Transaction Expenses).

4.28No Additional Representations or Warranties.  EXCEPT AS SET FORTH IN ARTICLE 3 AND THIS ARTICLE 4, NO SELLER PARTY MAKES OR HAS MADE ANY OTHER REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF THE GROUP COMPANIES, THE BUSINESS OF THE GROUP COMPANIES OR ANY OF THE ASSETS OF THE GROUP COMPANIES, INCLUDING WITH RESPECT TO (A) MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, (B) THE OPERATION OF THE GROUP COMPANIES BY BUYER AFTER THE CLOSING IN ANY MANNER OR (C) THE PROBABLE SUCCESS, FUTURE REVENUE OR PROFITABILITY OF THE GROUP COMPANIES AFTER THE CLOSING.  EXCEPT AS SET FORTH IN THIS ARTICLE 3 AND ARTICLE 4 OR IN THE CASE OF FRAUD, SELLER AND COMPANY EACH (ON BEHALF OF THEMSELVES AND EACH OF THEIR RESPECTIVE AFFILIATES AND REPRESENTATIVES) DISCLAIM ALL LIABILITY AND/OR ANY INDEMNIFICATION OBLIGATION TO BUYER OR TO ANY OTHER PERSON RESULTING FROM THE DISTRIBUTION TO BUYER, ITS AFFILIATES OR REPRESENTATIVES OF, OR BUYER’S USE OF, ANY INFORMATION RELATING TO THE BUSINESS OF THE GROUP COMPANIES, INCLUDING ALL INFORMATION, DOCUMENTS OR MATERIAL MADE AVAILABLE TO BUYER, WHETHER ORALLY OR IN WRITING, IN CERTAIN “DATA ROOMS,” MANAGEMENT PRESENTATIONS, “BREAK-OUT” DISCUSSIONS, RESPONSES TO QUESTIONS SUBMITTED ON BEHALF OF BUYER OR IN ANY OTHER FORM, IN EXPECTATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.  ANY SUCH OTHER REPRESENTATION OR WARRANTY IS HEREBY EXPRESSLY DISCLAIMED.
ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Company and Seller as of the date hereof and as of the Closing as follows:

5.1Organization and Power. Buyer:
(a)is duly formed and validly existing under the Laws of its Formation Jurisdiction;
(b)is licensed or qualified to conduct its business in each jurisdiction where it is required to be so licensed or qualified, except where the failure to be so licensed or qualified would not individually or in the aggregate have a material adverse effect on the ability of Buyer to perform its obligations pursuant to this Agreement or to consummate the Transactions in a timely manner (a “Buyer Material Adverse Effect”); and
(c)has the entity power and authority to own or lease the assets that it purports to own or lease and to carry on its business substantially in the manner currently conducted.
5.2Authority and Enforceability.  Buyer has all the requisite power and authority, and has taken all action necessary, to execute, deliver and perform this Agreement.  The execution, delivery and performance of this Agreement by Buyer have been duly authorized and approved by its board of directors and do not require any further authorization or consent of its equity owners.  This Agreement has been duly authorized, executed and delivered by Buyer and (assuming the valid authorization, execution and delivery of this Agreement by Company and Seller) constitutes a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to Customary Exceptions.

5.3Conflicts.  The execution and delivery by Buyer of this Agreement, and the performance by Buyer of each of its obligations hereunder, do not and will not:
(a)violate any provision of its Organizational Documents;
(b)(i) violate, in any material respect, any provision of Law relating to Buyer, (ii) violate, in any material respect, any Order to which Buyer is subject, or (iii) require a registration, filing, application, notice, consent, approval, order, qualification, authorization, designation, declaration or waiver with, to or from any Governmental Authority (except as may be required under the HSR Act); except in each case under this Section 5.3(b), any violation, breach, default or noncompliance that would not individually or in the aggregate be reasonably likely to have a Buyer Material Adverse Effect; or
(c)(i) require a consent, approval or waiver from, or notice to, any party to any material Contract to which Buyer is a party, or (ii) result in a breach of, constitute a default under, or conflict with, or constitute (or with notice or lapse of time or both would constitute) a default under, or result in the termination of, or accelerate the performance required by or the maturity of any liability or obligation pursuant to, or give rise to the creation or imposition of any Encumbrance under, any provision of any Contract to which Buyer is a party; except in each case under this Section 5.3(c), any violation, breach, default or noncompliance that would not individually or in the aggregate be reasonably likely to have a Buyer Material Adverse Effect.
5.4No Litigation.  There is no Action pending or, to the actual knowledge of an officer of Buyer, threatened against Buyer or its Affiliates that would reasonably be expected to result in a Buyer Material Adverse Effect.
5.5Financial Capacity.  Buyer has, or will have at the Closing, sufficient funds and adequate financial resources to (a) satisfy the payment obligations set forth in Section 1.5(b)(i), Section 1.5(c), Section 1.5(d) and Section 2.4 and (b) pay any and all fees and expenses of third-party advisors required to be paid by Buyer due and payable on the Closing Date in connection with the Transactions.  Buyer acknowledges that the obligations of Buyer under this Agreement are not contingent upon or subject to any conditions regarding Buyer’s, its Affiliates’, or any other Person’s ability to obtain financing for the consummation of the Transactions.
5.6Solvency.  As of the Effective Time, after giving effect to all indebtedness being incurred on the Closing Date in connection herewith and assuming that all of the representations and warranties set forth in ARTICLE 4 were true, neither Buyer nor any Group Company will (a) be insolvent (either because its financial condition is such that the sum of its debts is greater than the fair value of its assets or because the present fair salable value of its assets will be less than the amount required to pay its probable liability on its debts as they become absolute and matured), (b) have unreasonably small capital with which to engage in its business or (c) have incurred or plan to incur debts beyond its ability to pay as they become absolute and matured.
5.7Independent Analysis.

(a)Buyer acknowledges that it has conducted an independent investigation of the financial condition, results of operations, assets, liabilities, properties and projected operations of the Group Companies and, in making its determination to proceed with the Transactions, Buyer has relied solely on the results of such investigation and the representations and warranties expressly set forth in ARTICLE 3 AND ARTICLE 4.  EXCEPT AS SET FORTH IN ARTICLE 3 AND ARTICLE 4, NO SELLER PARTY MAKES OR HAS MADE ANY OTHER REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF THE GROUP COMPANIES, THE BUSINESS OF THE GROUP COMPANIES OR ANY OF THE ASSETS OF THE GROUP COMPANIES, INCLUDING WITH RESPECT TO (I) MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, (II) THE OPERATION OF THE GROUP COMPANIES BY BUYER AFTER THE CLOSING IN ANY MANNER OR (III) THE PROBABLE SUCCESS, FUTURE REVENUE OR PROFITABILITY OF THE GROUP COMPANIES AFTER THE CLOSING. EXCEPT AS SET FORTH IN ARTICLE 3 AND ARTICLE 4 OR IN THE CASE OF FRAUD, NO SELLER PARTY WILL HAVE OR BE SUBJECT TO ANY LIABILITY OR INDEMNIFICATION OBLIGATION TO BUYER OR TO ANY OTHER PERSON RESULTING FROM THE DISTRIBUTION TO BUYER, ITS AFFILIATES OR REPRESENTATIVES OF, OR BUYER’S USE OF, ANY INFORMATION RELATING TO THE BUSINESS OF THE GROUP COMPANIES, INCLUDING ALL INFORMATION, DOCUMENTS OR MATERIAL MADE AVAILABLE TO BUYER, WHETHER ORALLY OR IN WRITING, IN CERTAIN “DATA ROOMS,” MANAGEMENT PRESENTATIONS, “BREAK-OUT” DISCUSSIONS, RESPONSES TO QUESTIONS SUBMITTED ON BEHALF OF BUYER OR IN ANY OTHER FORM, IN EXPECTATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. ANY SUCH OTHER REPRESENTATION OR WARRANTY IS HEREBY EXPRESSLY DISCLAIMED.
(b)Without limiting the foregoing, Buyer further acknowledges and agrees that any revenue or earnings projections, forecasts or predictions that may have been provided to Buyer were prepared for internal planning purposes only and are not representations or warranties of any Seller Party, and no assurances can be given that any such revenue or earnings projections, forecasts or predictions will be achieved.
5.8Investment Intention.  Buyer has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of acquiring the Interests.  Buyer confirms that the Group Companies have made available to Buyer the opportunity to ask questions of the officers and management of the Group Companies to acquire additional information about the business, assets and financial condition of the Group Companies. Buyer will acquire the Interests for investment only, and not with a view toward or for sale in connection with any distribution thereof or with any present intention of distributing or selling any interest therein.  Buyer understands that the sale of the Interests has not been, and will not be, registered or qualified under the Securities Act of 1933, as amended, nor any state or any other applicable securities Law, by reason of a specific exemption from the registration or qualification provisions of those Laws, based in part upon Buyer’s representations in this Agreement.  Buyer understands that no part of the Interests may be resold unless such resale is registered under the Securities Act of 1933, as amended, and registered or qualified under applicable state securities Laws or an exemption from such registration and qualification is available.

5.9RWI Policy.  The RWI Policy includes a provision whereby the insurer expressly waives, and irrevocably agrees not to pursue, directly or indirectly, any subrogation rights or other rights of recovery against any Seller Party, or any current or former equityholders, directors, managers, officers or employees of any of the foregoing with respect to any claim made by any insured thereunder, which waiver any Seller Party may enforce directly against the insurer of the RWI Policy, other than in the event of Fraud on the part of a Seller Party in respect of any of the representations made by such Seller Party herein.  Buyer has reviewed the RWI Policy and fully understands the effect of the RWI Policy, including the exclusions described in such policy.
5.10No Brokers.  Except for J.P. Morgan Securities LLC, neither Buyer nor any of its Affiliates has become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the Transactions.
5.11No Additional Representations or Warranties.  EXCEPT AS SET FORTH IN THIS ARTICLE 5, NONE OF BUYER, ANY OF ITS AFFILIATES, OR ANY OF THEIR RESPECTIVE REPRESENTATIVES MAKES OR HAS MADE ANY OTHER REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF BUYER, THE BUSINESS OF BUYER OR ANY OF THE ASSETS OF BUYER.  EXCEPT AS SET FORTH IN THIS ARTICLE 5 OR IN THE CASE OF FRAUD, BUYER (ON BEHALF OF ITSELF AND EACH OF ITS AFFILIATES AND REPRESENTATIVES) DISCLAIMS ALL LIABILITY AND/OR ANY INDEMNIFICATION OBLIGATION TO SELLER OR THE GROUP COMPANIES OR TO ANY OTHER PERSON RESULTING FROM THE DISTRIBUTION TO SELLER, ITS AFFILIATES (INCLUDING THE GROUP COMPANIES) OR REPRESENTATIVES OF, OR SELLER’S USE OF, ANY INFORMATION RELATING TO THE BUSINESS OF BUYER IN EXPECTATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.  ANY SUCH OTHER REPRESENTATION OR WARRANTY IS HEREBY EXPRESSLY DISCLAIMED.

ARTICLE 6
ACTIONS PRIOR TO THE CLOSING DATE
6.1Access to Information.
(a)Between the date hereof and the earlier of the Closing or the termination of this Agreement pursuant to ARTICLE 12 (the “Interim Period”), Company shall, and shall cause the other Group Companies to, afford to Buyer and its Representatives reasonable access, during normal business hours, upon reasonable advance notice to an authorized officer of Company, to the employees, facilities, properties, books and records of the Group Companies to the extent reasonably necessary for the Closing or for integration planning or similar purposes (including as it relates to accounting, audit, insurance, information technology systems and other matters); provided, however, that the foregoing shall not require the Group Companies: (i) to permit any inspection, or to disclose any information, that in the reasonable judgment of Seller would result in the disclosure of any trade secrets or violate any obligations with respect to confidentiality existing as of the date hereof, (ii) to disclose information or materials protected by attorney-client, attorney work product or other legally recognized privileges or immunity from disclosure, (iii) to permit any environmental sampling, testing or other intrusive investigations of any property, (iv) to disclose information that could reasonably be expected to cause competitive harm to the Group Companies if the Transactions are not consummated, (v) to take any action that could reasonably be expected to cause material disruption to the business of the Group Companies, or (iv) to disclose information regarding pending or proposed bids for new Contracts or business (or any related information) where Buyer or an Affiliate of Buyer has submitted, submits or is reasonably expected to submit a bid for such Contract or business.  Company shall, and shall cause the other Group Companies to, use its reasonable best efforts to make appropriate substitute disclosure arrangements under circumstances in which any of the restrictions described in the proviso of the preceding sentence apply.
(b)During the Interim Period, Buyer agrees that its investigation shall be conducted in such a manner as to reasonably minimize the disruption to, and not materially interfere with, the operations of the Group Companies, and that, except for ordinary course dealings with its customers and suppliers, Buyer shall not speak to or otherwise communicate with, in each case specifically regarding the Transactions, any of the employees, customers, distributors or suppliers of, or other Person(s) with a commercial relationship with, any Group Company without the prior written consent of an authorized officer of such Group Company (which shall not be unreasonably withheld, conditioned or delayed), and any such communications permitted by a Group Company shall be made in the presence of a designated Representative of such Group Company if requested by such authorized officer.
(c)During the Interim Period and, if this Agreement is terminated by Seller pursuant to Section 12.1 for any reason, for a period of one year following such termination, Buyer shall comply with the employee nonsolicitation provisions set forth in the Confidentiality Agreement.

6.2Consents of Third Parties; Governmental Approvals.
(a)Buyer, Seller and Company shall take, or cause to be taken by others, their respective reasonable best efforts to obtain and satisfy, at the earliest practicable date, all consents, approvals, waivers and notices that are required to be obtained or provided, as the case may be, in connection with the consummation of the Transactions; provided, however, that no Party shall be required to incur any financial or other obligation in connection therewith other than normal legal and professional fees.  Each Party agrees to make an appropriate filing pursuant to the HSR Act with respect to the Transactions on or before May 28, 2025.
(b)Each of Buyer and Company shall (i) promptly notify the other Party of any written communication to that Party or its Affiliates from any Governmental Authority (including the Antitrust Division of the U.S. Department of Justice (“DOJ”) and the Federal Trade Commission (“FTC”)) and, subject to Law, permit the other Parties to review in advance any proposed written communication to any Governmental Authority or, if applicable and at Buyer’s expense respond as promptly as practicable to any inquiries, (ii) not agree to participate, or to permit its Affiliates to participate, in any substantive meeting or discussion with any Governmental Authority in respect of any filings, investigation or inquiry concerning the Transactions unless it consults with the other Parties in advance and, to the extent permitted by such Governmental Authority, gives the other Parties the opportunity to attend and participate thereat, and (iii) to the extent permitted under Law, furnish the other Parties with copies of all correspondence, filings, and written communications between such Party and its Affiliates and their respective Representatives, on the one hand, and any Governmental Authority, on the other hand, with respect to this Agreement and the Transactions (unless the furnishing of such information would violate the provisions of any Law or any confidentiality provision of any agreement; provided, that each such Party shall use reasonable best efforts to promptly communicate to the other Party the substance of any such communication, whether by redacting parts of such material communication or otherwise, so that such communication would not violate Law or the provisions of any confidentiality provision).  Buyer shall be responsible for paying all applicable filing fees due pursuant to the HSR Act.
(c)In furtherance and not in limitation of the efforts referred to above in this Section 6.2, if any objections are asserted with respect to the Transactions under the HSR Act or any antitrust Law, or if any Action is instituted (or threatened to be instituted) by the FTC, the DOJ or any other Governmental Authority or other Third Party challenging the Transactions or that would otherwise prohibit or materially impair or materially delay the consummation of the Transactions, then each Party shall use its reasonable best efforts to resolve any such objections or Actions so as to permit the consummation of the Transactions as expeditiously as possible.
(d)Notwithstanding anything to the contrary (including Section 6.2(a), Section 6.2(c) and Section 6.4), in no event shall Buyer or any of its Affiliates (which, for purposes of this Section 6.2(d), shall be deemed to include the Group Companies) be required to (and in no event shall “reasonable efforts” or “reasonable best efforts” require or be construed to require Buyer or any of its Affiliates to) (i) initiate, litigate, challenge, defend, or otherwise participate or take any action with respect to any litigation, arbitration or other Action by, against or involving any Governmental Authority or other Third Party with respect to the Transactions, it being understood that Buyer shall not be required to comply with a Second Request, (ii) enter into any settlement, undertaking, consent decree, stipulation or Contract with any Governmental Authority or other Third Party in connection with the Transactions, (iii) otherwise take any other steps or actions to defend against, vacate, modify, or suspend any Order of any Governmental Authority, including those relating to subclause (i) that would prevent or delay the consummation of the transactions contemplated by this Agreement, (iv) agree, propose, negotiate, offer, sell, divest, lease, license, transfer, dispose of, or otherwise encumber or hold separate (including by establishing a trust, licensing any Intellectual Property (whether pursuant to an exclusive or nonexclusive license), or otherwise), or take any other action, or otherwise proffer or agree to do any of the foregoing, with respect to any of the businesses, assets, or properties of Buyer, the Group Companies or any of their respective Affiliates, (v) terminate any existing relationships or contractual rights or obligations, or (vi) take any action, or commit to take any action, or accept any restriction, commitment, or condition, involving Buyer or any of its Affiliates, which would reasonably be expected to be burdensome to the business, operations, financial condition or results of operations on the business of Buyer, the Group Companies or any of their respective Affiliates, in each case of this subclause (vi), following the Closing (each of the items describes in subclauses (i)-(vi), a “Burdensome Condition”).
6.3Operations Prior to the Closing Date.
(a)During the Interim Period, except (i) with the written approval of Buyer (which Buyer agrees shall not be unreasonably withheld, conditioned or delayed), (ii) as required by Law or Contract existing as of the date hereof, or (iii) as required by this Agreement, Company shall, and shall cause the other Group Companies to, (A) operate and carry on its business in the Ordinary Course and substantially, to the extent within its control, as currently operated, (B) use reasonable best efforts to keep its business organization and assets intact, keep available the services of its present officers and employees, and preserve the existing relations and goodwill of those having business relationships with it, (C) use reasonable best efforts to cause each insurance policy or arrangement naming or providing for a Group Company as a beneficiary or a loss payable payee, including directors’ and officers’ insurance and key person insurance, not to be canceled or terminated (unless such policy or arrangement is canceled or terminated in the Ordinary Course and concurrently replaced with a policy or arrangement underwritten by a nationally recognized insurance company with substantially similar coverage and having substantially similar deductibles and premiums) or materially impaired and (D) use, maintain and repair all of its assets in the Ordinary Course.
(b)Without limiting the provisions of Section 6.3(a), except (i) with the written approval of Buyer (which Buyer agrees shall not be unreasonably withheld, conditioned or delayed), (ii) as required by any Contract existing as of the date hereof or Law, or (iii) as required by this Agreement, during the Interim Period, Company shall not, and shall cause the other Group Companies not to, take any action, or omit to take any action, that would be required to be disclosed on Section 4.10(b) of the Disclosure Schedule (other than with respect to Section 4.10(b)(v)) if such action or omission were taken prior to the date hereof, provided that, notwithstanding subclause (xvii) of Section 4.10(b), the Group Companies may enter into purchase orders with Major Customers and/or Major Suppliers in the Ordinary Course upon terms and conditions consistent with past practice.

(c)Notwithstanding anything to the contrary herein, prior to the Closing Date, each Group Company may distribute all or any part of its cash and cash equivalents to Seller except as restricted by Law or Contract, provided that the Group Companies, taken together, shall maintain not less than $250,000 of cash and cash equivalents in each of its bank accounts as of the Closing.
6.4Reasonable Best Efforts.  Subject to the terms and conditions of this Agreement, each Party will use reasonable best efforts to cause the Closing to occur.
6.5Exclusivity.  During the Interim Period, Company and Seller will not, will cause their respective Affiliates not to, and will cause their and their respective Affiliates’ Representatives not to, (a) solicit, initiate, seek, knowingly encourage or knowingly facilitate the making or submission of any inquiry, expression of interest, communication, proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal; (b) enter into, participate in, maintain or continue any communications or negotiations regarding, or deliver or make available to any Person any information with respect to, any inquiry, expression of interest, proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal; (c) agree to, accept, approve, endorse or recommend any Acquisition Proposal; or (d) enter into any letter of intent, memorandum of understanding or similar document or any Contract or agreement contemplating or otherwise relating to any Acquisition Proposal.  Company and Seller will, will cause their respective Affiliates to, and will cause their and their respective Affiliates’ Representatives to, immediately cease any and all existing activities, communications, discussions or negotiations with any Persons conducted prior to or on the date of this Agreement with respect to any Acquisition Proposal.  Company and Seller will promptly notify Buyer in writing of any inquiry, proposal or offer relating to any Acquisition Proposal that is received by any of them or any of their respective Representatives after the date hereof (including the material terms thereof and the identity of all Persons involved therein).
6.6Intercompany Accounts.  Prior to the Closing Date, Seller shall take or cause to be taken such action, and make or cause to be made such payments, as may be necessary (a) to terminate all Contracts between any Group Company, on the one hand, and Seller or any of its Affiliates (other than a Group Company), on the other hand, and (b) terminate or settle all intercompany obligations involving any Group Company, on the one hand, and Seller or any of its Affiliates (other than a Group Company), on the other hand, in each the cases described in subclause (a) and subclause (b), in such a manner as will not result in any Liabilities of the Group Companies after the Closing.  Seller shall submit to Buyer for review and approval (not to be unreasonably withheld, conditioned or delayed) all documentation necessary to implement the foregoing (other than payment in the Ordinary Course), and Seller shall consider in good faith such changes reasonably requested by Buyer.
6.7ACA Matters.  No later than three (3) Business Days prior to the Closing Date, Seller shall, or shall cause the Group Companies to, file with the IRS, and to the extent required, furnish to each employee (including former employees, if applicable) of the Group Companies, the Form 1095-Cs and Form 1094-Cs for 2024 and each prior year for which such forms were required, and shall provide proof of such actions to Buyer.

ARTICLE 7
TAX MATTERS
7.1Tax Return Filings.
(a)At the sole expense of Seller, Seller shall cause to be prepared and filed all Tax Returns required to be filed by the Group Companies for taxable periods ending prior to or on the Closing Date that are to be filed after the Closing Date (the “Seller Return”).  Each such Seller Return shall be prepared in a manner consistent with the Group Companies’ past practice except as otherwise required by Law applying an MLTN Standard or as otherwise required by this Agreement.  Seller shall submit each such Seller Return to Buyer at least thirty (30) days (or reasonably in advance of the due date (taking into account any valid extensions of time to file) in the case of non-income Tax Returns) prior to the due date for the filing of such Seller Return (taking into account any valid extensions of time to file). Buyer shall have the right to review and comment on any such Seller Return and Seller shall reflect all such reasonable comments from Buyer on such Seller Return to the extent that such comments are consistent with the standard set forth in the immediately preceding sentence.  Buyer will cause duly authorized officers of the Group Companies (or any successors thereof) to timely execute such Seller Return as finally prepared.
(b)Buyer shall cause the Group Companies, at Buyer’s sole expense, to cause to be prepared and filed all Tax Returns for a Straddle Period that are to be filed by the Group Companies (the “Buyer Return”).  Each such Buyer Return shall be prepared in a manner consistent with the past practices of the Group Companies except as otherwise required by Law applying an MLTN Standard or as otherwise required by this Agreement.  Buyer shall submit each such Buyer Return to Seller at least thirty (30) days (or reasonably in advance of the due date (taking into account any valid extensions of time to file) in the case of non-income Tax Returns) prior to the due date for the filing of such Buyer Return (taking into account any valid extensions of time to file). Seller shall have the right to review and comment on such Buyer Return and Buyer shall reflect such comments from Seller on such Buyer Return to the extent that such comments are consistent with the standard set forth in the immediately preceding sentence.
(c)For purposes of apportioning liability for Taxes (or calculating a Tax refund) of or with respect to the Group Companies in connection with any Straddle Period: (i) in the case of any Tax of the Group Companies that is based on income, sales, revenue, production or similar items, or other Taxes not described in subclause (ii), the amount of any such Taxes allocable to the portion of the taxable period ending on the Closing Date shall be determined based on an interim closing of the books as of the close of business on the Closing Date; and (ii) in the case of any liability of the Group Companies for any real property, personal property, ad valorem and similar Taxes, the amount of such Taxes allocable to the portion of the taxable period ending on the Closing Date shall be the product of (x) the amount of such Taxes for the entire period, multiplied by (y) a fraction the numerator of which is the number of calendar days in the period ending on and including the Closing Date and the denominator of which is the number of calendar days in the entire period.  Notwithstanding the foregoing, for purposes of this Agreement, the liability for Taxes of the Group Companies for any Pre-Closing Tax Period shall not be increased or otherwise adversely affected by any items, events or transactions outside of the ordinary course of business occurring on the Closing Date after the Closing to the extent not contemplated by this Agreement.
(d)No Seller Return or Buyer Return shall be prepared with a PTE Election, except to the extent Seller has paid Seller’s portion of any related Tax on or before the due of the filing of such Tax Return.
7.2Transaction Tax Deductions.  To the maximum extent permitted by applicable Law applying an MLTN Standard, any deductions attributable to the payment or accrual of the Transaction Expenses or attributable to the repayment of any Indebtedness shall be reported on applicable income Tax Returns solely as income Tax deductions of the Group Companies for a Pre-Closing Tax Period and shall not be treated or reported as income Tax deductions for a taxable period (or portion thereof) beginning after the Closing Date.
7.3Tax Refunds.   Buyer shall cause the Group Companies to pay to Seller, promptly upon receipt, any and all refunds or utilization thereof of net Taxes (including interest thereon if any received from any Governmental Authority with respect to such refund) (net of any Taxes imposed on such refund and any out-of-pocket costs incurred in connection with obtaining such refund) received after the Closing Date with respect to, or attributable to any Pre-Closing Tax Period to the extent such refund constitutes Seller Taxes, except to the extent that such refund arises as the result of a carryback of a loss or other Tax benefit from a taxable period or portion thereof beginning after the Closing Date.
7.4No Amended Returns.  Buyer shall not, and shall not permit or cause any of its Affiliates (including the Group Companies) to, (a) except as otherwise required by applicable Law (provided that if Buyer determines such amendment is required by applicable Law, Buyer shall notify Seller in advance of filing any such amended Tax Return), amend any Tax Returns filed by or on behalf of the Group Companies for any Tax period (or portion thereof) ending on or before the Closing Date, (b) file any Tax Return of the Group Companies for any Tax period ending on or before the Closing Date, (c) make,  change, or revoke any material Tax election of or relating to the Group Companies that has retroactive effect to any Tax period ending on or before the Closing Date, (d) file any private letter ruling or similar request with respect to Taxes or Tax Returns of the Group Companies for any Tax period (or portion thereof) ending on or before the Closing Date, (e) initiate any voluntary disclosure or similar process with respect to the Group Companies for any Tax period (or portion thereof) ending on or before the Closing Date, in each case of subclauses (a) to (e), without the prior written consent of Seller (such consent not to be unreasonably withheld, conditioned or delayed).
7.5Transfer Taxes.  All Transfer Taxes shall be borne equally by Seller and Buyer.  To the extent permitted by Law, Buyer and Seller shall cooperate with each other to obtain exemptions from such Transfer Taxes. The Party legally responsible for filing the applicable Tax Return related to such Transfer Taxes shall prepare and file such Tax Return and pay any Taxes shown due (subject to accrual or repayment by the other Party).
7.6Tax Contests.  After the Closing, the Parties shall, and shall cause their respective Affiliates to, promptly notify the other Party in writing upon receipt of any written notice, or becoming aware, of any Tax Contest with respect to a Pre-Closing Tax Period (including, for the avoidance of doubt, with respect to any Straddle Period); provided, that no failure or delay of Buyer in providing such notice shall reduce or otherwise affect the obligations of Seller pursuant to this Agreement, except to the extent that Seller is actually prejudiced as a result of such failure or delay.  Seller shall have the right, at its election and sole cost, to control the defense of any Tax Contest attributable solely to any Pre-Closing Tax Period (other than a Straddle Period) to the extent Seller is responsible for the amount of any underlying Tax; provided, that (a) Seller shall keep Buyer reasonably informed of all proceedings relating to such Tax Contest (b) Buyer may fully participate (at Buyer’s sole expense) in any such Tax Contest, and (c) Seller shall not settle such Tax Contest without the prior written consent of Buyer (such consent not to be unreasonably withheld, conditioned, or delayed).  Buyer shall control the defense of any other Tax Contest; provided, that to the extent such Tax Contest relates to a Pre-Closing Tax Period (i) Buyer shall keep Seller reasonably informed of all proceedings relating to such Tax Contest, (ii) Seller may fully participate in any such Tax Contest (at Seller’s expense), and (iii) Buyer shall not settle such Tax Contest without the prior written consent of Seller (such consent not to be unreasonably withheld, conditioned, or delayed).  To the extent the provisions of this Section 7.6 conflict with the provisions of Section 11.4, the provisions of this Section 7.6 shall apply.
7.7Purchase Price Allocation.  The Parties agree to treat the purchase and sale of the Interests as a purchase and sale of the assets of the Group Companies for U.S. Federal income Tax purposes.  The Parties agree to allocate  the Unadjusted Purchase Price (as adjusted pursuant to this Agreement) (plus any other relevant items) and all other items required under the Code among the assets of the Group Companies in accordance with Section 1060 of the Code.  Buyer shall deliver a schedule to Seller setting forth such allocation (the “Purchase Price Allocation”) within ninety (90) days after the final determination of the Buyer Closing Statement for Seller’s review.  Seller shall submit any comments with respect to the Purchase Price Allocation delivered by Buyer within thirty (30) days of receipt.  In the event of any dispute between Buyer and Seller, the Parties shall negotiate in good faith to reach a resolution; provided, however, that if the Parties are unable to reach an agreement, each of Buyer and Seller shall be entitled to make its own allocation.  If the Parties reach an agreement on an allocation, such allocation shall be deemed to be the binding Purchase Price Allocation. If the Unadjusted Purchase Price is further adjusted pursuant to the terms of this Agreement, then any binding Purchase Price Allocation shall be adjusted as appropriate and Buyer and Seller shall cooperate in good faith in making such adjustments.
7.8Cooperation.  Buyer, Company and Seller shall cooperate fully, as and to the extent reasonably requested by the other applicable Party, in connection with the filing of Tax Returns pursuant to this ARTICLE 7 and any Tax Contest.  Such cooperation shall include the retention and (upon the other applicable Party’s request) the provision of records and information that are reasonably relevant to any Action or audit and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Buyer agrees to (and Buyer shall cause the Group Companies to) retain all books and records with respect to Tax matters pertinent to the Group Companies relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (provided that for purposes of determining the statute of limitations, Buyer may assume that all applicable Tax Returns have been timely filed, including any applicable extensions) (and, to the extent notified by Buyer, any extensions thereof) of the respective taxable periods, and abide by all record retention agreements entered into with any Governmental Authority. The Party requesting any such cooperation shall be responsible for any documented out-of-pocket expenses incurred by the cooperating Party.

7.9Tax Sharing Agreements.  Seller will take all appropriate actions necessary to terminate any Liability of the Group Companies under any Tax sharing, allocation, indemnification, or assumption agreement other than commercial Contracts entered into in the ordinary course of business that do not primarily relate to Taxes, and following the Closing, no Group Company will have any Liability with respect thereto.
ARTICLE 8
OTHER AGREEMENTS
8.1Indemnification and Insurance.
(a)For a period of six (6) years after the Closing Date, Company shall, and shall cause the other Group Companies to, indemnify and hold harmless (and exculpate) those Persons who are current or former officers and employees of the Group Companies as of the Closing (the “Company Agents”) from all Losses incurred by such Persons as a result of the fact that such Persons are or were officers or employees of the Group Companies as of the Closing in respect of matters existing or occurring at or prior to the Closing, in each case, in accordance with applicable indemnification (or exculpation) rights provided for such Company Agents in the Organizational Documents of the applicable Group Company as in effect on the date of this Agreement, if any, and subject to the applicable Group Company’s receipt of an undertaking by or on behalf of such Company Agents, if required by applicable Law or Organizational Documents, to repay such Losses if it is ultimately determined under applicable Law or Organizational Documents that such Covered Agents are not entitled to be indemnified.
(b)If any Group Company or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then Company shall, and shall cause the applicable Group Company to, ensure that such Person assumes the obligations set forth in this Section 8.1.
(c)Buyer has delivered to Seller evidence that Buyer has obtained (i.e., bound and incepted) at its sole expense as of the date of this Agreement, and Buyer shall not take any action that causes to be ineffective at the Closing, a representation and warranty insurance policy that, subject to its terms and conditions, including any exclusions set forth therein, covers the representations and warranties given by Company and Seller under this Agreement and certain of the Group Companies’ Tax liabilities for any Pre-Closing Tax Period and the other matters (if any) covered by such policy, substantially in the form of Exhibit B (the “RWI Policy”).  Buyer shall cause the RWI Policy to include a provision whereby the insurer expressly waives, and irrevocably agrees not to pursue, any subrogation rights or similar rights of recovery against any Seller Party, or any current or former equityholders, directors, managers, officers or employees of any of the foregoing, with respect to any claim made by any insured thereunder, which waiver any Seller Party may enforce directly against the insurer of the RWI Policy, other than in the event of Fraud committed by a Seller Party in the making of the representations and warranties set forth in ARTICLE 3 or ARTICLE 4.  Buyer shall not waive, amend, modify or otherwise revise this subrogation provision under the RWI Policy.  Buyer shall be solely responsible for all costs, fees or expenses in connection with the RWI Policy, as well as any insurance “tail” policies for Company that Buyer elects to obtain in its sole discretion. Buyer shall: (i) comply with and maintain the RWI Policy in full force and effect, (ii) pay when due all premiums, fees, costs and Taxes payable thereunder and (iii) take all reasonable actions within its control to satisfy on a timely basis all conditions necessary for the issuance of or continuance of coverage under the RWI Policy.  Buyer and its Affiliates shall not take actions that would cause such policy to be (A) amended or waived in a manner that would have a negative impact on Seller or (B) terminated or cancelled prior to the expiration dates set forth in the RWI Policy.
8.2Access to Records and Employees after the Closing.
(a)For a period of seven (7) years after the Closing Date and subject to Buyer’s receipt of a customary confidentiality agreement duly executed by Seller, Seller shall have reasonable access to all of the books and records of the Group Companies (including any books and records relating to Taxes and Tax Returns of the Group Companies) then in the possession of the Group Companies, to the extent that such access may reasonably be required by Seller for a reasonable business purpose in connection with matters relating to the operations of the Group Companies prior to the Closing Date, including in connection with Seller’s preparation of Tax Returns, any Tax audits involving Seller, Seller’s defense of litigation (including arbitration or mediation) other than an Action involving Buyer or any of its Affiliates, and any other reasonable need of Seller to consult such books and records.  Such access shall be afforded by Buyer upon receipt of reasonable advance notice and during normal business hours in such a manner as to reasonably minimize the disruption to, and not materially interfere with, the operations of the Group Companies.  Seller shall be solely responsible for any costs or expenses incurred by Seller seeking access pursuant to this Section 8.2 or any reasonable costs or expenses incurred by Buyer or the Group Companies in connection with their respective provision of such access.
(b)Notwithstanding the provisions of this Section 8.2, although the existence of a Dispute shall not abrogate or suspend the provisions of this Section 8.2, as to such records or other information directly pertinent to such Dispute, the Parties may not utilize this Section 8.2 but rather, absent agreement, must utilize the rules of discovery.
8.3Confidentiality.
(a)From and after the date of this Agreement through the Closing, each Party shall, and shall cause each of their respective Affiliates to, keep confidential the terms and existence of this Agreement and the negotiations relating thereto (collectively, “Agreement Information”) except: (i) to the extent that it is reasonably necessary to disclose Agreement Information to obtain the regulatory approvals or consents required for the Closing; (ii) for disclosures otherwise made in satisfaction of any of the obligations under this Agreement or exercise of any of the rights under this Agreement; (iii) to the extent required by Law, the Securities and Exchange Commission or the rules of any stock exchange or national market system; (iv) as mutually agreed to by Buyer and Seller; and (v) each of Buyer, the Group Companies and Seller may disclose such Agreement Information to such Person’s equityholders or Affiliates, and their respective Representatives and financing sources, but subject to the provisions of the Confidentiality Agreement.  Following the Closing, each Party shall, and shall cause each of their respective Affiliates to, keep confidential all Agreement Information other than Agreement Information that has become publicly available through actions taken by a Party in compliance with the preceding provisions of Section 8.3(a).  Notwithstanding anything to the contrary, Buyer and its Affiliates may (x) disclose the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement on their respective websites and otherwise in the ordinary course of business, (y) make announcements regarding the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement to their respective customers, suppliers, employees, and other Persons with whom any of them has or seeks business relations, and (z) discuss this Agreement and the transactions contemplated hereby in meetings, discussions, presentations and calls with investors, analysts and similar Persons, in each case, without the prior written agreement of Seller or Company.  Without limiting the generality of the foregoing and for greater clarity, the Parties acknowledge and agree that Buyer will file this Agreement together with the related press release on EDGAR.  In regard to Agreement Information, the provisions of this Section 8.3(a) shall supersede the Confidentiality Agreement and the provisions of Section 8.3(b).
(b)The terms of the Confidentiality Agreement shall continue in full force and effect until the Closing, at which time the Confidentiality Agreement shall terminate.  If this Agreement is, for any reason, terminated prior to the Closing, then the Confidentiality Agreement shall continue in full force and effect in accordance with its terms.
8.4Financial Statement Cooperation.  From and after the date of this Agreement until the date that is 90 days after the Closing Date, Seller shall, and shall cause the Group Companies to, use reasonable best efforts to assist Buyer in the preparation of any financial statement of the Group Companies (or pro forma financial statements of Buyer to the extent related to the Group Companies), at the request of Buyer, to the extent required in connection with Buyer’s obligations to file same under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended; provided that, any reasonable out-of-pocket fees, costs or other expenses incurred in connection with the foregoing shall be borne solely by Buyer.
ARTICLE 9
CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER

The obligations of Buyer to be performed at or after the Closing under this Agreement shall, at the option of Buyer, be subject to the satisfaction or waiver (in writing, and only to the extent waivable) at or prior to the Closing of the following conditions:

9.1No Misrepresentation or Breach by Company or Seller. The representations and warranties of Seller and Company made in ARTICLE 3 and ARTICLE 4 (other than the Seller Fundamental Representations and the Company Fundamental Representations) shall be true and correct on and as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except for breaches of representations and warranties (but without regard to qualifications or limitations as to “materiality;” “Material Adverse Effect” and words of similar import set forth therein), that, individually or in the aggregate, have not had and would not reasonably be expected to have a Seller Material Adverse Effect or a Material Adverse Effect, and the Seller Fundamental Representations and the Company Fundamental Representations shall be true and correct in all respects (except for de minimis inaccuracies) on and as of the date of this

Agreement and on and as of the Closing Date as though made on and as of the Closing Date, except (in all cases) those representations and warranties which refer to facts existing at a specific date shall be true and correct only as of such date.  The Group Companies and Seller shall have performed and complied with, in all material respects, all covenants required by this Agreement to be performed and complied with by the Group Companies and Seller on or before the Closing Date.

9.2Closing Documents.  Buyer shall have received all of the documents described in Section 1.5(a) at the Closing.
9.3No Action.  No Action shall be pending by or before any Governmental Authority that seeks to restrain or enjoin the sale of the Interests or otherwise relates to any of the Transactions.
9.4No Injunction.  There shall not be any Law or Order (whether temporary, preliminary, or permanent) enacted, entered, promulgated, adopted, issued or enforced by any Governmental Authority that is then in effect and has the effect of making any of the Transactions illegal or otherwise prohibiting the consummation of any of the Transactions.
9.5HSR Act.  All applicable waiting periods (including any extensions thereof) under the HSR Act shall have expired or been terminated without the imposition of any Burdensome Condition.

Buyer may not rely on the failure of any condition set forth in this ARTICLE 9 to be satisfied if such failure was caused by a breach of this Agreement by Buyer.

ARTICLE 10
CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER AND COMPANY

The obligations of Seller and Company to be performed at or after the Closing under this Agreement shall, at the option of Seller, be subject to the satisfaction or waiver (in writing, and only to the extent waivable) at or prior to the Closing of the following conditions:

10.1No Misrepresentation or Breach by Buyer .  The representations and warranties of Buyer made in ARTICLE 5 (other than those set forth in Sections 5.1 and 5.2) shall be true and correct on and as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date except for breaches of representations and warranties (but without regard to qualifications or limitations as to “materiality,” “Material Adverse Effect” and words of similar import set forth therein) that, individually or in the aggregate, have not had and would not reasonably be expected to have a Buyer Material Adverse Effect, and the representations and warranties of Buyer set forth in Sections 5.1 and 5.2 shall be true and correct in all respects (except for de minimis inaccuracies) on and as of the date of this Agreement and on and as of the Closing Date as though made on and as of the Closing Date, except (in all cases), those representations and warranties which refer to facts existing at a specific date shall be true and correct only as of such date.  Buyer shall have complied with all obligations and covenants required by this Agreement to be complied with by Buyer on or before the Closing Date, except to the extent that such noncompliance would not prevent the Closing from occurring or materially impair the Closing.

10.2No Action.  No Action shall be pending before any Governmental Authority that seeks to restrain or enjoin the sale of the Interests.
10.3No Injunction.  There shall not be in effect on the Closing Date any Order restraining or enjoining the sale of the Interests.
10.4HSR Act.  All applicable waiting periods (including any extensions thereof) under the HSR Act shall have expired or been terminated.
10.5RWI.  The RWI Policy, which shall be in compliance with Section 8.1(c), shall be effective as of the Closing, and a duly executed version thereof signed by the named insured and the insurer thereunder shall have been provided to Seller.

Seller and Company may not rely on the failure of any condition set forth in this ARTICLE 10 to be satisfied if such failure was caused by a breach of this Agreement by Seller and/or Company.

ARTICLE 11
INDEMNIFICATION
11.1Survival.
(a)The representations and warranties of the Parties contained herein shall terminate at the Closing, and, accordingly, all rights, claims and causes of action (whether in contract or in tort or otherwise, or whether at law or in equity) with respect thereto (other than in the case of Fraud) shall terminate at the Closing; provided, however, that the Fundamental Representations shall survive the Closing Date for seven (7) years.  Any covenant, obligation or agreement contained herein shall survive the Closing for the applicable statute of limitations.  The period from the Closing Date until the date upon which any representation, warranty, agreement, obligation or covenant contained herein terminates, if any, is referred to herein as the “Survival Period” for such representation, warranty, agreement, obligation or covenant.  The Parties specifically and unambiguously intend that the Survival Periods that are set forth in this Section 11.1 for the representations, warranties, agreements, obligations and covenants contained herein shall replace any statute of limitations for such representations, warranties, agreements, obligations or covenants that would otherwise be applicable.
(b)No Indemnified Person shall be entitled to make any claim in respect of any representation, warranty, agreement, obligation or covenant (each, a “Claim”) after the expiration of its applicable Survival Period, except that, to the extent that an Indemnified Person provides written notice to the applicable Indemnifying Person of a bona fide Claim prior to the expiration of the applicable Survival Period for such Claim (which notice shall describe the applicable breach or inaccuracy in reasonable detail and indicate the estimated amount, if reasonably practicable, of Losses that have been or may be sustained by the applicable Indemnified Person in connection therewith, in each case, to the extent then known), then such Claim shall survive until it is settled or resolved pursuant to this Agreement.
11.2Indemnification by Seller.

(a)After the Closing and subject to the limitations set forth herein, Seller shall indemnify and hold harmless Buyer, the Affiliates of Buyer (including the Group Companies), and the equityholders, directors, managers, officers, employees, and agents of Buyer or any of its Affiliates (collectively, the “Buyer Indemnified Persons”) from and against any and all Losses asserted against, imposed upon or incurred by any Buyer Indemnified Person by reason of or resulting from:
(i)any breach of any Company Fundamental Representation or Seller Fundamental Representation;
(ii)any breach by Seller of a covenant, agreement or obligation contained in this Agreement;
(iii)any breach by Company of a covenant, agreement or obligation contained in this Agreement, to the extent such breach occurred prior to or at the Closing;
(iv)any Seller Transaction Expenses; or
(v)any Indemnified Liabilities.
(b)Notwithstanding anything herein to the contrary:
(i)Seller shall not be liable for any breaches of any representations and warranties set forth in ARTICLE 3 or ARTICLE 4 that are not Company Fundamental Representations or Seller Fundamental Representations;
(ii)Seller shall be required to indemnify and hold harmless the Buyer Indemnified Persons under Section 11.2(a)(i) with respect to Losses only to the extent that the aggregate amount of such Losses exceeds the Seller Basket Amount and the RWI Policy coverage limits have been exhausted; and
(iii)the aggregate amount required to be paid by Seller under this Agreement shall not exceed the portion of the Unadjusted Purchase Price actually received by Seller.

The limitations set forth in this Section 11.2(b) shall not apply to Losses caused by Seller’s Fraud.

11.3Indemnification by Buyer.  After the Closing Date and subject to the limitations set forth herein, Buyer shall indemnify and hold harmless Seller from and against any and all Losses incurred by Seller arising from:
(a)any breach of any representation and warranty of Buyer contained in ARTICLE 5;
(b)any breach by Buyer of a covenant, agreement or obligation contained in this Agreement; and
(c)any Buyer Transaction Expenses.

11.4Third Party Claims.
(a)Promptly after receipt by a Person seeking indemnity under Sections 11.2 or Section 11.3 (an “Indemnified Person”) of notice of the assertion of a Third Party Claim against it, such Indemnified Person shall give notice to the Person from which indemnity is sought under such Section (an “Indemnifying Person”) of the assertion of such Third Party Claim, the amount or the estimated amount of damages sought thereunder, any other remedy sought thereunder, and a description of the events giving rise to such Third Party Claim, in each case, to the extent then known; provided, that the failure to so notify the Indemnifying Person will not relieve the Indemnifying Person of any liability that it may have to any Indemnified Person, except to the extent that the defense of such Third Party Claim is actually prejudiced by the Indemnified Person’s failure to give such notice.  Thereafter, the Indemnified Person shall deliver to the Indemnifying Person, promptly following the Indemnified Person’s receipt thereof, copies of all material notices and documents (including court papers) received by the Indemnified Person relating to the Third Party Claim.
(b)The Indemnifying Person shall be entitled to participate in the defense of such Third Party Claim at its own expense. Unless such Third Party Claim has been submitted for coverage under the RWI Policy, the Indemnifying Person shall be entitled to assume and control the defense of such Third Party Claim, with counsel chosen by the Indemnifying Person, if the Indemnifying Person provides the Indemnified Person with written notice specifying that the Indemnifying Person admits that it has an indemnification obligation hereunder with respect to such Third Party Claim, in which case such assumption shall constitute the Indemnifying Person’s undertaking to pay directly all costs, expenses, damages, judgments, awards, penalties, assessments, and other Liabilities incurred in connection with such Third Party Claim (giving effect to the limitations set forth in this ARTICLE 11).  After notice from the Indemnifying Person to the Indemnified Person of its election to assume the defense of such Third Party Claim, the Indemnifying Person shall not, so long as it diligently conducts such defense, be liable to the Indemnified Person under this ARTICLE 11 for any fees of other counsel with respect to the defense of such Third Party Claim (except if representation of both the Indemnifying Person and the Indemnified Person by the same counsel would create a conflict of interest).  If the Indemnifying Person assumes the defense of a Third Party Claim as set forth in Section 11.4, then no admission of any liability with respect to, or compromise, settlement or discharge (including any consent to entry of judgment) of, such Third Party Claim may be effected by the Indemnifying Person without the Indemnified Person’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed) unless (i) there is no finding or admission of any violation of Law or Contract or other wrongdoing by the Indemnified Person, (ii) each claimant or plaintiff in such Third Party Claim provides to the Indemnified Person and its Affiliates an irrevocable release from all Liability with respect to such Third Party Claim and all matters related thereto, and (iii) the sole relief provided to the Third Party is monetary damages reasonable in amount that are paid in full by the Indemnifying Person concurrently with the execution of the compromise or settlement agreement (i.e., without any application of any otherwise applicable limitations in this ARTICLE 11, including baskets and caps) in connection with such Third Party Claim.  If the immediately foregoing subclauses (i), (ii) and (iii) are met, then the Indemnified Person shall cooperate reasonably with the Indemnifying Person in connection with such settlement or compromise of such Third Party Claim.  If the Indemnifying Person assumes the defense of a Third Party Claim (and continues to conduct such defense diligently and in good faith), the Indemnified Person shall not admit any liability with respect to, settle, compromise or discharge, such Third Party Claim without the Indemnifying Person’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).
(c)With respect to any Third Party Claim subject to indemnification under this ARTICLE 11: (i) both the Indemnified Person and the Indemnifying Person, as the case may be, shall keep the other Person reasonably informed of the status of such Third Party Claim and any related Actions at all stages thereof where such Person is not represented by its own counsel, and (ii) the Parties agree (each at its own expense if not within the scope of the indemnity provided for herein) to render to each other such assistance as they may reasonably require of each other and to cooperate in good faith with each other in order to ensure the proper and adequate defense of any Third Party Claim, including by providing reasonable access to each other’s relevant books and records, and employees.  Such cooperation shall include the retention and (upon the Indemnifying Person’s request) the provision to the Indemnifying Person of books and records and information that are reasonably relevant to such Third Party Claim, and making employees and representatives available on a mutually convenient basis during normal business hours to provide additional information and explanation of any material provided hereunder.
(d)With respect to any Third Party Claim subject to indemnification under this ARTICLE 11, the Parties agree to cooperate in such a manner as to preserve in full (to the extent possible) the confidentiality of all confidential information and the attorney-client and work-product privileges of the other Party.  In connection therewith, each Party agrees that:  (i) it will use its reasonable best efforts, in respect of any Third Party Claim in which it has assumed or participated in the defense, to avoid production of confidential information (consistent with Law and rules of procedure); and (ii) all communications between any Party and counsel responsible for or participating in the defense of any Third Party Claim shall, to the extent possible, be made so as to preserve any applicable attorney-client or work-product privilege.
(e)If (i) the Indemnifying Person has the right to assume the defense of any Third Party Claim, (ii) within a reasonable time after notice of the Third Party Claim, the Indemnifying Person fails (or ceases) to defend the Third Party Claim diligently and in good faith, and (iii) such failure is not cured within ten (10) days after written notice from the Indemnified Person of the same, then the Indemnified Person shall have the right to undertake and control the defense, compromise, or settlement of the Third Party Claim or consent to the entry of a judgment with respect to the Third Party Claim, on behalf of and for the account and risk of the Indemnifying Person, and the Indemnifying Person shall thereafter have no right to challenge the Indemnified Person’s defense, compromise, settlement, or consent to judgment.
(f)Notwithstanding anything to the contrary in this ARTICLE 11, if a Third Party Claim (i) seeks an injunction or other equitable relief, (ii) would reasonably be expected to result in an amount of Losses involving money damages or other money payments in an aggregate amount that exceeds the limitation set forth in Section 11.2(b)(iii) or (iii) involves any claim, inquiry or investigation by a Governmental Authority, a Major Customer or a Major Supplier, then the Indemnified Person (and not the Indemnifying Person) shall have the right to undertake and control the defense, compromise, settlement or discharge of the Third Party Claim; provided, that the Indemnified Person shall not admit any liability with respect to, settle, compromise or discharge, such Third Party Claim without the Indemnifying Person’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).
11.5Direct Claim Indemnification Procedures.  If an Indemnified Person has a claim for indemnification on account of any Losses which do not result from a Third Party Claim (a “Direct Claim”), then such Indemnified Person shall give the Indemnifying Person written notice of such Direct Claim reasonably promptly, which notice shall describe the Direct Claim in reasonable detail and indicate the estimated amount of Losses that have been or may be sustained by the Indemnified Person, in each case, to the extent then known; provided, however, that the failure to timely give such notice shall not affect the rights of an Indemnified Person hereunder except to the extent that such failure has an actual prejudicial effect on the defenses or similar rights available to the Indemnifying Person with respect to such Direct Claim.
11.6Limitations.  With respect to the provisions of this ARTICLE 11:
(a)For purposes of determining the amount of any Losses, such amount shall be reduced by the amount of any insurance proceeds (including, for the avoidance of doubt, any proceeds received under the RWI Policy with respect to the applicable claim) (collectively, “Insurance Benefits”) actually paid to the Indemnified Person by Third Party insurers in respect of the Losses (net of all reasonable costs of the making, administration, and collection of the claim), but no such proceeds shall reduce Losses arising as the result of a deductible or retention under any such insurance policy. The Indemnified Person shall undertake commercially reasonable efforts to make and pursue reasonable claims against Third Party insurers with respect to such Losses and collect any Insurance Benefits, provided that the Indemnified Person shall not be required to commence or otherwise participate in any litigation, arbitration, mediation or similar proceeding in respect of any such claims.
(b)Any such amounts referenced in Sections 11.6(a) that are received by an Indemnified Person with respect to any indemnity claim after it has received an indemnity payment hereunder on account of the same fact, event, condition or circumstance shall be promptly paid over to the Indemnifying Person; provided, that the Indemnified Person shall not be obligated to pay over any such amount in excess of the amount paid by the Indemnifying Person to the Indemnified Person with respect to such claim.
(c)No Buyer Indemnified Person shall have the right to indemnification under this Agreement with respect to any Loss (including Taxes) to the extent that such Loss (including Taxes) was included in the calculation of Closing Indebtedness, Closing Working Capital, Seller Transaction Expenses, or Closing Cash, in each case, for purposes of ARTICLE 2.
(d)Notwithstanding the fact that any Indemnified Person may have the right to assert claims for indemnification under or in respect of more than one provision of this Agreement in respect of the same fact, event, condition or circumstance, no Indemnified Person shall be entitled to recover the amount of any Loss suffered by such Indemnified Person more than once, regardless of whether such Loss may be as a result of a breach of more than one representation, warranty, obligation or covenant or otherwise.

(e)No Indemnifying Person shall have any liability to an Indemnified Person for punitive damages, except to the extent that an Indemnified Person is obligated to pay punitive damages that are awarded to a Third Party in a Third Party Claim.
(f)Subject to a right to submit a notice of indemnification to Seller so as to preserve rights within any applicable Survival Period, a Buyer Indemnified Person shall use commercially reasonable efforts to pursue a claim for recovery under the RWI Policy for Losses (i) arising from a breach of the Seller Fundamental Representations or the Company Fundamental Representations or (ii) related to Seller Taxes; provided, however, that nothing in this Agreement shall be construed to require the Buyer Indemnified Persons to commence or otherwise participate in any litigation, arbitration, mediation or similar proceeding in respect of any such claim. Thereafter, to the extent that the RWI Policy does not cover such Losses or has been exhausted, the Buyer Indemnified Person shall be entitled to seek recovery of the unrecovered amount of such Losses from Seller in accordance with Section 11.2, subject to the limitations set forth herein (including this Section 11.6).
(g)Notwithstanding any other provision of this Agreement to the contrary, no Buyer Indemnified Person shall have any right to indemnification under this Agreement with respect to Seller Taxes to the extent such Taxes result from any transactions or actions taken by, or omissions by, the Buyer Indemnified Person (including without limitation, Company after the Closing) on the Closing Date after the Closing that are outside the ordinary course of business and are not specifically contemplated by this Agreement.
11.7Mitigation.  Each Party agrees to use reasonable best efforts to mitigate its respective Losses after becoming aware of any Claim, but only to the extent required by Law.
11.8No Offset.  The rights of each Party under this Agreement shall not be subject to offset, except upon resolution of a Claim between the Indemnified Person and the Indemnifying Person.
11.9Characterization of Indemnification Payments.  All payments made (or deemed to be made, in accordance with this Agreement) by any Indemnifying Person to an Indemnified Person shall be treated, to the fullest extent possible under Law, as adjustments to the Unadjusted Purchase Price for Tax purposes.
11.10Materiality Qualifiers.  The Parties agree that, for purposes of this ARTICLE 11, in determining whether any representation or warranty set forth in this Agreement (other than the representation and warranty set forth in subclause (ii) of Section 4.10(a)) has been breached and for purposes of determining the amount of Losses resulting therefrom, any and all “Material Adverse Effect,” “in all material respects,” “materiality,” and similar exceptions and qualifiers set forth in any such representation or warranty shall be disregarded.
11.11Exclusive Remedy.  Notwithstanding anything to the contrary contained herein, except in the case of Fraud and for equitable (including specific performance and injunctive) relief and except as provided in Section 2.3, from and after the Closing, (a) the rights and remedies of Buyer, Company and Seller, and any Indemnified Person under this ARTICLE 11 are exclusive and in lieu of any and all other rights and remedies which Buyer, Company, Seller or any

Indemnified Person may have under this Agreement or otherwise with respect to a breach of representations and warranties, covenants, obligations or agreements under this Agreement, and (b) each Party expressly waives and releases, and agrees to waive and release, any and all other rights or causes of action it or its Affiliates may have against the other Parties now or in the future under any Law (regardless of the theory of recourse) or in equity, or tort, or otherwise, including rescission of this Agreement, with respect to such matters.  Notwithstanding anything to the contrary (including the preceding sentences), nothing in this Agreement shall limit, restrict or otherwise affect the terms, conditions and coverage of the RWI Policy, including any Buyer Indemnified Person’s right to make any claim, seek any coverage or recourse, receive any payment or otherwise pursue the exercise of rights under the RWI Policy, provided that Buyer shall not, and Buyer shall cause the other Buyer Indemnified Persons not to, provide that a right of subrogation shall accrue or inure to the benefit of the insurer under the RWI Policy except to the extent otherwise set forth in Section VIII(b) of the RWI Policy as of the Closing.

ARTICLE 12
TERMINATION
12.1Termination.  This Agreement may be terminated at any time prior to the Closing as follows:
(a)by mutual written consent of Seller and Buyer;
(b)by either Seller or Buyer, if:
(i)any court or other Governmental Authority shall have issued, enacted, entered, promulgated or enforced any Law or Order (that is final and non-appealable and that has not been vacated, withdrawn or overturned) permanently restraining, enjoining or otherwise prohibiting any of the Transactions substantially on the terms contemplated by this Agreement; provided, that the Party seeking to terminate pursuant to this Section 12.1(b)(i) shall have complied with its obligations under this Agreement (including Sections 6.2 and 6.4) in all material respects;
(ii)the Closing Date shall not have occurred on or prior to the ninetieth (90th) day following the date hereof (the “End Date”); provided, that the Party seeking to terminate this Agreement pursuant to this Section 12.1(b)(ii) shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately caused the failure to consummate the Transactions on or before the End Date; provided, further, that if Seller, Company or Buyer (as applicable) brings any Action to enforce specifically the performance of the terms and provisions hereof by any other Party(ies), the End Date shall automatically be extended by the later of (A) the amount of time during which such Action is pending, plus five (5) Business Days or (B) such other time period established by the Governmental Authority presiding over such Action;
(c)by Seller, if Buyer breaches any representation, warranty or covenant herein and, as a result of such breach, any closing condition set forth in ARTICLE 10 cannot be satisfied after Buyer has had at least thirty (30) days to cure such breach following written notice thereof;

(d)by Buyer, if Company or Seller breaches any representation, warranty or covenant herein and, as a result of such breach, any closing condition in ARTICLE 9 cannot be satisfied after Company or Seller, as applicable, has had at least thirty (30) days to cure such breach following written notice thereof; or
(e)by Seller, if: (i) (A) all of the conditions set forth in ARTICLE 9 have been satisfied or waived in writing (other than those conditions that by their terms or nature are to be satisfied at the Closing, each of which shall be capable of being satisfied if the Closing would have been consummated at the time a notice of termination of this Agreement pursuant to this Section 12.1(e) is delivered) and (B) Buyer fails to consummate the Closing within five (5) Business Days following the date on Seller provides Buyer with written notice that the Closing should have occurred pursuant to Section 1.4 and Seller and Company were and remain ready, willing and able to consummate the Closing (which notice shall be deemed to constitute a waiver of all conditions set forth in ARTICLE 10)  or (ii) Buyer shall have delivered to Seller or Company a written termination notice providing for the termination of this Agreement in violation of the terms contained herein.
12.2Effect of Termination.  Except in the case of termination under Section 12.1(a), in order to terminate this Agreement, written notice thereof (the “Termination Notice”) shall be given by the terminating Party to the other Parties specifying the provision hereof pursuant to which such termination is made.  In the event of the termination of this Agreement in accordance with Section 12.1, upon delivery of the mutual written consent of Seller and Buyer or the Termination Notice (as applicable), this Agreement shall be terminated and become void and have no effect, except that this ARTICLE 12 and ARTICLE 13, as well as the Confidentiality Agreement, shall survive any termination of this Agreement.  Nothing in this Section 12.2 shall relieve any Party of liability for any intentional or willful breaches of this Agreement that occurred prior to termination.
ARTICLE 13
GENERAL PROVISIONS
13.1Notices.  All notices, consents and other communications required or permitted by this Agreement shall be in writing and shall be delivered to the appropriate address by hand, by nationally recognized overnight service or by courier service (costs prepaid) or by email, in each case, to the following addresses or email addresses and marked to the attention of the person (by name or title) designated below (or to such other address, email address or person as a Party may designate by notice to the other Party):

If to Seller or, before the Closing, any Group Company, to:

Tide Rock YieldCo, LLC
343 S Highway 101, Suite 200

Solana Beach, CA 92075

Attention: Ryan Peddycord
Email: ryan@tiderock.com

with a copy (which will not constitute notice) to:

Baker & Hostetler LLP
1900 Avenue of the Stars

Suite 2700

Los Angeles, CA 90067-4301
Attention: Will Chuchawat
Email: wchuchawat@bakerlaw.com

If to Buyer or, after the Closing, any Group Company, to:

Mayville Engineering Company, Inc.

135 South 84th Street

Suite 300

Milwaukee, WI 53214

Attention: Sean P. Leuba

Email: sean.leuba@mecinc.com

with a copy (which will not constitute notice) to:

Foley & Lardner LLP

777 East Wisconsin Avenue

Milwaukee, WI 53202

Attention: Bryan S. Schultz

Email: brschultz@foley.com

All notices, consents, waivers and other communications shall be deemed to have been duly given (as applicable):  if delivered by hand, when delivered by hand; if delivered by overnight service, when delivered by nationally recognized overnight service; if delivered by courier, when delivered by courier; or if delivered by email, when transmitted if transmitted without indication of delivery failure prior to 5:00 p.m. local time for the recipient (and if transmitted without indication of delivery failure after 5:00 p.m. local time for the recipient, then delivery will be deemed duly given at 9:00 a.m. local time for the recipient on the subsequent Business Day).

13.2Governing Law.  This Agreement and any claim, controversy or dispute arising under, in connection with or related to this Agreement, including claims of Fraud, the relationship of the Parties, and/or the interpretation and enforcement of the rights and duties of the Parties (each, a “Dispute”) will be governed by and construed in accordance with the internal Laws of the Designated Jurisdiction without giving effect to any choice or conflict of Law provision or rule

(whether of the Designated Jurisdiction or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the Designated Jurisdiction.

13.3Arbitration.  Except as otherwise expressly provided herein, any Dispute shall be submitted to confidential, mandatory, binding arbitration by a single neutral arbitrator through the American Arbitration Association (“AAA”).  The AAA Commercial Arbitration Rules in effect at the time that the Dispute is arbitrated will govern the procedure for the arbitration proceedings between the Parties.  The arbitration shall take place in the Venue.  The arbitrator in this matter shall not have the power to modify any of the provisions of this Agreement.  The decision of the arbitrator shall be final and binding on the Parties, and judgment thereon may be entered in any court having jurisdiction.  The arbitrator’s fee and all costs of services provided by the arbitrator and arbitration organization shall be advanced by and split between the Parties equally.  Each Party hereby waives, to the extent permitted by applicable Law, any right to a jury trial in respect of any Dispute.
13.4Jurisdiction.  The Parties hereby agree that if arbitration is unavailable (other than with respect to a matter that this Agreement expressly provides is not to be settled by arbitration pursuant to Section 13.3) or if equitable relief is being sought outside of arbitration, then any Action arising out of or in connection with or related to this Agreement shall be conducted only in the Venue.  Without limiting the requirement to arbitrate disputes as set forth herein, each Party hereby irrevocably consents and submits to the exclusive personal jurisdiction of and venue in the state courts (or, if such state courts lack jurisdiction, the federal courts) located in the Venue in any Action arising out of, in connection with or related to this Agreement.  Each Party hereby waives any right it may have to assert the doctrine of forum non conveniens or similar doctrine or to object to venue with respect to any Action brought in accordance with this Section 13.4, and stipulates that the state and federal courts located in the Venue shall have in personam jurisdiction and venue over each of them for the purposes of litigating any dispute, controversy or Action arising out of, in connection with or related to this Agreement.  Each Party hereby authorizes and accepts service of process sufficient for personal jurisdiction in any Action against it as contemplated by this Section 13.4 by any means of providing notice set forth in Section 13.1 of this Agreement.  Any final judgment rendered against a Party in any Action shall be conclusive as to the subject of such final judgment and may be enforced in other jurisdictions in any manner provided by Law.
13.5Attorneys’ Fees.  If any arbitration or action at law or in equity between or among the Parties is necessary to enforce or interpret the terms of this Agreement, then the prevailing Party in such arbitration or action at law or in equity after final adjudication shall be entitled to reasonable out-of-pocket attorneys’ fees, costs, and disbursements from the non-prevailing party (in addition to any other relief to which such Party is entitled). For clarity, the preceding sentence shall not apply to a dispute resolved in accordance with Section 2.3(b) or the defense of a Third Party Claim.
13.6Expenses.  Except as otherwise provided herein, each Party shall pay all costs, fees and expenses incident to its negotiation and preparation of this Agreement and to its performance and compliance with all agreements and conditions contained herein on its part to be performed or complied with, including the fees, expenses and disbursements of its counsel, accountants, advisors and consultants; provided, that, (a) all costs, fees and expenses associated with the establishment and funding of the Escrow Account under the Escrow Agreement shall be borne by Buyer and Seller in equal amounts, (b) all filing fees payable under the HSR Act, as referenced in Section 6.2(a), shall be borne by Buyer and (c) all Seller Transaction Expenses shall be borne by Seller.

13.7Further Assurances.  Each Party agrees that it will execute and deliver (or cause its Affiliates to execute and deliver) such further instruments, and take (or cause its Affiliates to take) such further actions, as may be reasonably necessary to carry out the purposes and intents of this Agreement and the Transactions.
13.8Entire Agreement.  This Agreement and the Ancillary Documents are intended by the Parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the Parties in respect of the subject matter contained herein and therein.  There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein or therein.  This Agreement and the Ancillary Documents supersede all prior agreements and understandings between the Parties with respect to such subject matter. The Parties have voluntarily agreed to define their rights, liabilities and obligations respecting the subject matter hereof exclusively in contract pursuant to the express terms and provisions of this Agreement and the Ancillary Documents, and the Parties expressly disclaim that they are owed any duties or are entitled to any remedies not expressly set forth in this Agreement or the Ancillary Documents (other than claims based on Fraud if applicable).
13.9Amendments and Waivers.  No term or provision of this Agreement may be amended, modified, supplemented or waived except by a formal written instrument executed by Buyer and Seller (and, for the avoidance of doubt, not an email or series of emails).
13.10Assignment; No Third-Party Beneficiary.  This Agreement, and the rights and obligations of a Party hereunder, shall not be assignable by such Party without the prior written consent of the other Parties.  This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.  Nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon any Person other than the Parties any right, remedy or claim under or by reason of this Agreement; provided, that the Company Agents are intended to be third-party beneficiaries of Section 8.1 and the Buyer Indemnified Persons are intended to be third-party beneficiaries of Section 11.2.  Notwithstanding the foregoing, Buyer and, after the Closing, Company, shall be permitted to assign this Agreement and their rights and obligations hereunder, in whole or in part, without the prior written consent of the other Parties to (a) an Affiliate of such Person, (b) such Person’s financing sources as collateral security and (c) in connection with a sale of all or substantially all of the assets or business of such Person; provided, that no such assignment under subclause (a) or subclause (b) shall relieve Buyer of any of its obligations hereunder.
13.11Partial Invalidity.  Wherever possible, each provision hereof shall be interpreted in such a manner as to be effective and valid under Law.  In case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision or provisions shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability, without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provisions hereof, unless such a construction would be unreasonable, and the Parties shall negotiate in good faith to modify this Agreement in order to carry out the original intent and purpose of such invalid, illegal or unenforceable provision of the Parties as closely as possible in an acceptable manner so that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

13.12Execution in Counterparts. This Agreement and each document to be executed and delivered pursuant to this Agreement may be executed and delivered in separate counterparts (including via email with scan attachment or any electronic signature complying with the U.S. federal ESIGN Act of 2000 (including DocuSign)), each of which shall be deemed to be an original, and all of which shall together constitute one and the same instrument, and be valid and effective, for all purposes; except as otherwise prohibited by Law in the case of documents to be filed with Governmental Authorities.
13.13Interpretation.
(a)Each Party acknowledges that it has consulted with, or has been afforded the opportunity to consult with, counsel of its own choosing in connection with the drafting, negotiation and execution of this Agreement and that it enters into this Agreement of its own free will and as its independent act.  The language used in this Agreement has been chosen collectively by the Parties to express their mutual intent, so no Party shall be deemed the drafter of this Agreement.  No rule of construction shall be applied against or in favor of any Party, and the Parties all waive any statute, principle or rule of law to the contrary.
(b)The Disclosure Schedule shall be construed with and as an integral part of this Agreement to the same extent as if it were set forth verbatim herein.  Unless this Agreement specifically provides otherwise, neither the mere specification of any dollar amount in any representation or warranty contained in this Agreement nor the mere inclusion of any specific item in the Disclosure Schedule is intended to vary the definition of “Material Adverse Effect” or to imply that such amount, or higher or lower amounts, or the item so included or other items, are or are not material, and no Party shall use the fact of the setting forth of any such amount or the inclusion of any such item in any dispute or controversy between the Parties as to whether any obligation, item or matter not described herein or included in the Disclosure Schedule is or is not material for purposes of this Agreement.  Unless this Agreement specifically provides otherwise, neither the mere specification of any item or matter in any representation or warranty contained in this Agreement nor the mere inclusion of any specific item in the Disclosure Schedule is intended to imply that such item or matter, or other items or matters, are or are not in the Ordinary Course, and no Party shall use the fact of the setting forth or the inclusion of any such item or matter in any dispute or controversy between the Parties as to whether any obligation, item or matter not described herein or included in the Disclosure Schedule is or is not in the Ordinary Course.  Each Section in the Disclosure Schedule shall be deemed to qualify the corresponding Section of this Agreement and any other Section of this Agreement to which the application of such disclosure is reasonably apparent on its face.  Any document or information that is referred to in the Disclosure Schedule shall be deemed incorporated in its entirety as if included in the Disclosure Schedule verbatim.
(c)In this Agreement, unless a clear contrary intention appears:

(i)the singular number includes the plural number and vice versa and reference to any gender includes each other gender;
(ii)reference to any Person includes such Person’s successors and assigns but only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity;
(iii)the headings of Articles and Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation;
(iv)all references to “Articles,” “Sections” and “Exhibits” refer to the corresponding Articles, Sections and Exhibits of this Agreement, unless otherwise stated;
(v)“hereunder,” “hereof,” “hereto,” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section or other provision hereof;
(vi)reference to any agreement, document or instrument (including this Agreement and any Ancillary Document) means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof;
(vii)references to documents, instruments or agreements (including this Agreement) shall be deemed to refer as well to all addenda, exhibits, schedules, restatement, supplements or amendments thereto;
(viii)references to “day” or “days” means calendar days;
(ix)“including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding the word “including”;
(x)where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner;
(xi)“or” is used in the inclusive sense of “and/or”;
(xii)with respect to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding”;
(xiii)the measure of a period of one (1) month or year for purposes of this Agreement shall be the date of the following month or year corresponding to the starting date; provided, that if no corresponding date exists, then the end date of such period being measured shall be the next actual date of the following month or year (for example, one (1) month following February 18 is March 18 and one (1) month following March 31 is May 1);
(xiv)references to amounts of money expressed in dollars are references to United States dollars, unless express reference is made to currency of another country;

(xv)for the avoidance of doubt, to the extent that any obligation or Loss is treated as (A) a reduction in the Closing Cash, or (B) as a liability in the Closing Indebtedness, Seller Transaction Expenses or the Closing Working Capital, such obligation or Loss shall not be counted more than once (i.e., in more than one category);
(xvi)when this Agreement requires that any funds be released from escrow to a Party, the applicable Parties to the Escrow Agreement shall promptly (and in any event within three (3) Business Days) deliver joint written instruction to the Escrow Agent to release such funds and such applicable Parties shall take all reasonable actions to cause such release, including by efforts to confirm the joint written instruction orally to the Escrow Agent within one (1) Business Day of when requested;
(xvii)all accounting terms used herein shall be interpreted, and all accounting determinations hereunder shall be made, in accordance with GAAP;
(xviii)any action required hereunder to be taken within a certain number of days shall, except as may otherwise be expressly provided herein, be taken within that number of days excluding the day on which the counting is initiated and including the final day of the period;
(xix)any action required hereunder to be taken within a certain number of Business Days shall, except as may otherwise be expressly provided herein, be taken within that number of Business Days excluding the Business Day on which the counting is initiated and including the final Business Day of the period;
(xx)“extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”; and
(xxi)whenever the phrase “made available,” “delivered” or words of similar import are used in reference to a document, it shall mean the document was delivered to Buyer or its Representatives not less than two (2) Business Days prior to the date of this Agreement, or made available for viewing by Buyer or its Representatives in the Data Room as that site existed not less than two (2) Business Days prior to the date of this Agreement.
13.14No Rescission.  No Party shall be entitled to rescind the Transactions by virtue of any failure of any Party’s representations and warranties herein to have been true or any failure by any Party to perform its obligations hereunder.
13.15Certain Matters Regarding Representation of Seller and the Group Companies.
(a)Each of the Parties acknowledges and agrees that BakerHostetler has acted as counsel for the Group Companies, in connection with this Agreement and the consummation of the Transactions (the “Acquisition Engagement”) and not as counsel for any other Person, including Seller or Buyer, and that BakerHostetler has also represented or prior to the Closing may also represent the Group Companies in respect of other matters (“Company Engagements”).
(b)Acquisition Engagement.  Buyer agrees, on behalf of itself and, after the Closing, on behalf of the Group Companies, that all communications in any form or format whatsoever between or among BakerHostetler, on the one hand, and any Group Company or any of its directors, officers, employees or other representatives, on the other hand, that relate in any way to the negotiation, documentation and consummation of the Transactions or any Dispute (collectively, the “Acquisition Communications”) and the expectation of client confidence relating thereto belong solely to Seller, shall be controlled by Seller and shall not pass to or be claimed by Buyer or the Group Companies.  Accordingly, unless through application of the rules of discovery, Buyer shall not have access to the files of BakerHostetler relating to the Acquisition Engagement, whether or not the Closing occurs.  Without limiting the generality of the foregoing, upon and after the Closing, (i) Seller and BakerHostetler shall be the sole holders of the attorney-client privilege with respect to the Acquisition Engagement, and neither any Group Company nor Buyer shall be a holder thereof, (ii) to the extent that files of BakerHostetler in respect of the Acquisition Engagement constitute property of the client, only Seller shall hold such property rights, (iii) if a dispute arises between Buyer or any Group Company, on the one hand, and a Third Party, on the other hand, then Buyer or such Group Company may assert the attorney-client privilege to prevent the disclosure of the Acquisition Communications to such Third Party; provided, however, that neither Buyer nor such Group Company may waive such privilege without the prior written consent of Seller (which consent shall not be unreasonably withheld, conditioned, or delayed); and (iv) if either Buyer or such Group Company is legally required by governmental order or otherwise to access or obtain a copy of all or a portion of the Acquisition Communications, then Buyer shall promptly (if legally permissible) notify Seller in writing (including by making specific reference to this Section 13.15) so that Seller can seek a protective order and Buyer agrees to use (and to cause such Group Company to use) commercially reasonable efforts to assist therewith, in each case, at the sole expense of Seller.
(c)Post-Closing Representation of Seller.  If Seller so desires, and without the need for any consent or waiver by any Group Company or Buyer, BakerHostetler shall be permitted to represent Seller after the Closing in connection with any Dispute.  Without limiting the generality of the foregoing, after the Closing, BakerHostetler shall be permitted to represent Seller or any of its agents, or any one or more of them, in connection with any Dispute, whether or not such matter is related to the Acquisition Engagement or any Company Engagement.
(d)Consent and Waiver of Conflicts of Interest.  Seller, Company and Buyer consent to the arrangements in this Section and waive any actual or potential conflict of interest that may be involved in connection with any representation by BakerHostetler permitted hereunder.
(e)Excess Payment.  BakerHostetler is authorized to remit to Seller any payments that BakerHostetler receives from or on behalf of any Group Company prior to or at the Closing to the extent that such payments are in excess of the BakerHostetler fees incurred by such Group Company or Seller in connection with the Transactions, it being acknowledged by Buyer and Company that such remitted payments belong to Seller.
13.16Enforcement of Agreement.  Each Party acknowledges and agrees that the other Parties would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any breach of this Agreement by any Party could not be adequately compensated by monetary damages alone.  Accordingly, in the event of a breach by any Party of any provision of this Agreement, in addition to any other legal or equitable remedy that the other Parties may have, (a) the Parties shall be entitled to obtain damages for any such breach and (b) without having to demonstrate (i) the inadequacy of money damages, (ii) the likelihood of success on the merits, (iii) damages, (iv) irreparable harm, or (v) that the harm from not issuing the injunction/specific performance outweighs the harm from issuing the injunction/specific performance, and (to the extent permitted by applicable Law) without posting a bond or other security, the Parties shall be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any provision of this Agreement.  Further, the Parties hereby waive any claim or defense that there is an adequate remedy at law for such breaches or threatened breaches.  Seeking specific performance or temporary, preliminary or permanent injunctive relief shall not be an election of remedies and shall not limit the obligation of the Party breaching or threatening breach to indemnify under this Agreement.

13.17No Recourse.  Except in the case of Fraud, this Agreement may only be enforced against, and any claim or other Action based upon, arising out of, or related to this Agreement may only be brought against, the Persons that are expressly named as Parties and then only with respect to, and to the extent of, the specific obligations set forth herein with respect to such Party.  Except to the extent a named Party to this Agreement or its permitted successor or assignee (and then only to the extent of the specific obligations undertaken in this Agreement and not otherwise) and except in the case of Fraud, no past, present or future equityholder, controlling person, director, officer, employee, agent (or other Representative), attorney, Affiliate, member, manager, general or limited partner, stockholder, investor or assignee of any Party to this Agreement, nor any past, present or future equityholder, controlling person, director, officer, employee, agent (or other Representative), attorney, Affiliate, member, manager, general or limited partner, stockholder, investor or successor or assignee of any of the foregoing, shall have any liability (whether in contract, tort, equity or otherwise) for any one (1) or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one (1) or more of Company, Seller or Buyer under this Agreement or for any claim (or other Action) based on, arising out of, or related to this Agreement.
13.18Data Room Information.  Within two (2) Business Days after the Closing, Seller shall deliver, or cause to be delivered, to Buyer (or its designees), up to three USBs or other file sharing method designated by Buyer evidencing the documents that were made available in the Data Room.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the day and year first above written.

“Buyer” MAYVILLE ENGINEERING COMPANY, INC. By: /s/ Sean P. Leuba Name: Sean P. Leuba Title: SVP, GC and Secretary

[Signature Page to Purchase Agreement]

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the day and year first above written.

“Company” ACCU-FAB, LLC By: /s/ Ryan Peddycord Name: Ryan Peddycord Title: Authorized Person

“Seller” TIDE ROCK YIELDCO, LLC By: /s/ Ryan Peddycord Name: Ryan Peddycord Title: Managing Director

[Signature Page to Purchase Agreement]

EXHIBIT A
DEFINITIONS

In this Agreement, the following terms have the meanings specified in this Exhibit A.

“AAA” has the meaning set forth in Section 13.3.

“Accounting Expert” has the meaning set forth in Section 2.3(b).

“Acquisition Communications” has the meaning set forth in Section 13.15(b).

“Acquisition Engagement” has the meaning set forth in Section 13.15(a).

“Acquisition Proposal” means, other than the Transactions, any Contract, offer, proposal or inquiry relating to or any Person’s indication of interest in one or more transactions involving (a) the direct or indirect sale, license, lease, disposition or acquisition of all or a material portion of the assets of any Group Company; (b) the direct or indirect issuance, sale, disposition or acquisition of any Equity Interests of any Group Company; (c) any direct or indirect merger, consolidation, business combination, reorganization, interest or share exchange or similar transaction involving any Group Company; or (d) any other transaction or arrangement that is inconsistent with any of the Transactions.

“Action” means any lawsuit, legal proceeding, audit, investigation, litigation or arbitration, mediation or other alternate dispute resolution procedure.

“Affiliate” means, with respect to any Person, any other Person, which directly or indirectly controls, is controlled by or is under common control with such Person.  For purposes of this definition, the term “control” (including the correlative meanings of the terms “controlled by” and “under common control with”) as used with respect to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such Person, whether through the ownership of voting securities or by contract or otherwise, or of more than 50% of the outstanding voting power of such Person.

“Agreement” has the meaning set forth in the Preamble.

“Ancillary Documents” means any agreement, instrument or document required to be delivered at the Closing pursuant to Section 1.5(a) or Section 1.5(b) or that is otherwise executed by any Party in furtherance of the consummation of the Transactions.

“BakerHostetler” means Baker & Hostetler LLP.

“Benefit Plan” means any “employee benefit plan” within the meaning of Section 3(3) of ERISA, and any other material policy, program or arrangement providing for compensation or benefits, including bonuses, stock options, equity or incentive compensation, phantom equity, profit-sharing, deferred compensation, life insurance, pension, retirement, expense reimbursements, medical, hospital, disability, welfare or fringe benefits, change of control, severance, or vacation pay, to which any Group Company is a party or otherwise bound, with respect to which any Group Company has any obligation or which are maintained, contributed to

EXHIBIT A

or sponsored by any Group Company for the benefit of any current or former employee, officer or director, or any current or former dependent thereof.  Notwithstanding the foregoing, a Benefit Plan shall not include any “multiemployer plan” (within the meaning of Section 3(37) of ERISA) or any plan maintained by a Governmental Authority.

“Business Agreements” has the meaning set forth in Section 4.16(a).

“Business Day” means a day other than Saturday, Sunday or holiday on which banks located in the Designated Jurisdiction are authorized or obligated to close.

“Buyer” has the meaning set forth in the Preamble.

“Buyer Closing Statement” has the meaning set forth in Section 2.2.

“Buyer Fundamental Representations” means the representations and warranties contained in Section 5.1 (Organization and Power), Section 5.2 (Authority and Enforceability) and Section 5.10 (No Brokers).

“Buyer Return” has the meaning set forth in Section 7.1(b).

“Buyer Transaction Expenses” means the Transaction Expenses incurred by or on behalf of Buyer or its Affiliates (excluding, for clarity, the Group Companies).

“Claim” has the meaning set forth in Section 11.1(b).

“Closing” has the meaning set forth in Section 1.4.

“Closing Cash” means, as determined in accordance with GAAP, the aggregate amount of the following as of the Effective Time (without duplication): (a) all cash, commercial paper, certificates of deposit and other bank deposits, treasury bills, short term investments and all other cash equivalents in accounts of the Group Companies, in each case, maturing less than 30 days after the Closing Date (excluding security deposits held by Third Parties), plus (b) Third Party checks deposited or held in any Group Company accounts that have not yet cleared (but only to the extent not counted as a current asset included in the calculation of Working Capital), minus (c) issued but uncleared checks, drafts and wire transfers (but only to the extent not counted as a current liability included in the calculation of Working Capital).  Notwithstanding the foregoing, the Closing Cash shall not include (a) any Restricted Cash or (b) any asset of the Group Companies that is included in the calculation of Working Capital. Closing Cash shall be reduced dollar for dollar for (i) any cash used to reduce Indebtedness or Transaction Expenses or (ii) any cash distributions made to Seller, in each of the cases described in subclause (i) and subclause (ii), between Effective Time and immediately prior to the Closing.

“Closing Date” has the meaning set forth in Section 1.4.

“Closing Indebtedness” means the aggregate amount of Indebtedness of the Group Companies as of immediately prior to the Closing.

“Closing Working Capital” means the Working Capital as of the Effective Time.

EXHIBIT A

“Closing Working Capital Adjustment” means:

(a)If the Estimated Closing Working Capital Adjustment is a positive number and the Closing Working Capital, as determined in accordance with and for purposes of ARTICLE 2, is greater than the Estimated Closing Working Capital, then an amount equal to (i) the Closing Working Capital minus (ii) the Estimated Closing Working Capital (for the avoidance of doubt, a positive number);
(b)If the Estimated Closing Working Capital Adjustment is a positive number and the Closing Working Capital, as determined in accordance with and for purposes of ARTICLE 2, is less than the Estimated Closing Working Capital, then an amount (for the avoidance of doubt, such amount shall be expressed as a negative number) equal to the sum of (i) the Estimated Closing Working Capital minus the greater of (A) the Target Working Capital Upper Range and (B) the Closing Working Capital, plus (ii) the amount, if any, by which the Target Working Capital Lower Range exceeds the Closing Working Capital (for illustrative purposes only, Annex II attached hereto contains a hypothetical calculation of this clause (b));
(c)If the Estimated Closing Working Capital Adjustment is a negative number and the Closing Working Capital, as determined in accordance with and for purposes of ARTICLE 2, is greater than the Estimated Closing Working Capital, then an amount (for the avoidance of doubt, such amount shall be expressed as a positive number) equal to the sum of (i) the lesser of (A) the Target Working Capital Lower Range and (B) the Closing Working Capital minus the Estimated Closing Working Capital, plus (ii) the amount, if any, by which the Closing Working Capital exceeds the Target Working Capital Upper Range (for illustrative purposes only, Annex II attached hereto contains a hypothetical calculation of this clause (c));
(d)If the Estimated Closing Working Capital Adjustment is a negative number and the Closing Working Capital, as determined in accordance with and for purposes of ARTICLE 2, is less than the Estimated Closing Working Capital, then an amount equal to (i) the Closing Working Capital minus (ii) the Estimated Closing Working Capital (for the avoidance of doubt, a negative number);
(e)If the Estimated Closing Working Capital Adjustment is zero ($0) and the Closing Working Capital, as determined in accordance with and for purposes of ARTICLE 2, exceeds the Target Working Capital Upper Range, then an amount equal to (i) the Closing Working Capital minus (ii) the Target Working Capital Upper Range (for the avoidance of doubt, a positive number);
(f)If the Estimated Closing Working Capital Adjustment is zero ($0) and the Closing Working Capital, as determined in accordance with and for purposes of ARTICLE 2, is less than the Target Working Capital Lower Range, then an amount equal to (i) the Closing Working Capital minus (ii) the Target Working Capital Lower Range (for the avoidance of doubt, a negative number); or
(g)If the Estimated Closing Working Capital Adjustment is zero ($0) and the Closing Working Capital, as determined in accordance with and for purposes of ARTICLE 2, is

EXHIBIT A

(i) equal to or greater than the Target Working Capital Lower Range and (ii) equal to or less than the Target Working Capital Upper Range, then an amount equal to zero ($0).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the Preamble.

“Company Agents” has the meaning set forth in Section 8.1(a).

“Company Engagements” has the meaning set forth in Section 13.15(a).

“Company Fundamental Representations” means the representations and warranties contained in Section 4.1 (Organization and Power), Section 4.2 (Authority and Enforceability), Section 4.4 (Capitalization), Section 4.5 (Subsidiaries) and Section 4.27 (No Brokers).

“Company Intellectual Property” means all Intellectual Property owned, or purported to be owned, by the Group Companies.

“Confidentiality Agreement” means the letter agreement, dated January 7, 2025, by and between Buyer and Company with respect to the confidentiality of certain information of the Group Companies and their Affiliates.

“Contract” means any legally binding written or oral contract, agreement, license, lease, guaranty, indenture, sales or purchase order, or other legally binding commitment in the nature of a contract.

“Copyrights” means all U.S. and foreign copyrights and works of authorship and all registrations, applications to register and renewals of any of the foregoing.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, “personal protective equipment,” shut down, closure, sequester, “return to work,” “reopening,” safety or similar Law, regulation, policy, rule or order promulgated by any Governmental Authority, in each case, in connection with or in response to the COVID-19 Pandemic, solely to the extent that such COVID-19 Measures are binding upon any Group Company or any Group Company is otherwise legally required to comply therewith.

“COVID-19 Pandemic” means the SARS-Cov2 or COVID-19 pandemic, including any future resurgence or evolutions or mutations thereof and/or any related or associated disease outbreaks, epidemics and/or pandemics resulting therefrom.

“Customary Exceptions” means bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws of general application relating to or affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

“Data Room” means the electronic data room maintained by Datasite on behalf of the Group Companies for purposes of the Transactions.

EXHIBIT A

“Deferred Revenue” means any monies received by any Group Company from customers in advance of the full delivery or full performance of the related products or services provided (irrespective of whether classified as a current or long term liability), including (a) any deposits from customers pursuant to which such Group Company is obligated to expend funds for the purchase or performance of services for a specific order and (b) any amounts invoiced to, or paid by, customers of such Group Company that, as of the date of determination, are invoiced but not yet recognized as revenue.

“Designated Jurisdiction” means the State of Delaware.

“Direct Claim” has the meaning set forth in Section 11.5.

“Disclosure Schedule” means that certain document identified as the Disclosure Schedule delivered by Company and Seller to Buyer in connection with this Agreement.

“DOJ” has the meaning set forth in Section 6.2(b).

“Effective Time” has the meaning set forth in Section 1.4.

“Employees” means those Persons employed by the Group Companies immediately prior to the Closing.

“Encumbrance” means any lien (statutory or otherwise), encumbrance, claim, charge, security interest, mortgage, deed of trust, pledge, easement, conditional sale or other title retention agreement, right of first refusal, option to purchase, defect in title, or other restriction of a similar kind. In the case of any Equity Interest, Encumbrance also means and includes any voting trust, proxy, power of attorney or similar arrangement, any right or privilege capable of becoming a voting trust, proxy, power of attorney or similar arrangement, and any restriction affecting the ability of any holder of the Equity Interests to exercise all ownership rights thereto.

“End Date” has the meaning set forth in Section 12.1(b)(ii).

“Environmental Laws” means all applicable Laws relating to: (a) pollution or the protection of human health or the environment (including ambient air, surface water, groundwater, land surface, soil vapor, and/or subsurface strata); (b) the investigation, cleanup and abatement, removal or remedial action, or any other response to the Release or threatened Release of Hazardous Substances to the environment; (c) the emission, generation, treatment, disclosure, reporting, storage, containment, recycling, reclamation, reuse, disposal, transportation, processing, handling, use, existence, spill, Release or threatened Release of any Hazardous Substances; (d) the management, manufacture, import, distribution or sale of any Hazardous Substances; or (e) natural resources, endangered or threatened species, or human health or safety. Environmental Laws shall include (without limitation) the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. § 9601 et seq. as amended by the Superfund Amendments and Reauthorization Act of 1986; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C.

EXHIBIT A

§§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.; the Hazardous Materials Transportation Act of 1975, 49 U.S.C. §§ 5101 et seq.; and the Federal Insecticide, Fungicide, and Rodenticide Act of 1947, 7 U.S.C. §§ 136 et seq.

“Equity Interests” means (a) any shares of capital stock, (b) any limited liability company interests, membership interests, or units (b) any partnership interests, (c) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distribution of assets of, the issuing entity, including a so-called “phantom equity interest,” (d) any subscriptions, calls, warrants, options, or commitments of any kind or character relating to, or entitling any Person to purchase or otherwise acquire shares of capital stock, limited liability company interests, membership interests, or units, or other equity securities, (f) any securities convertible into or exercisable or exchangeable for capital stock, limited liability company interests, membership interests, or units, or other equity securities or (g) any other interest classified as, or constituting, an equity security of a Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person organized under the laws of the United States or operating therein that is or would be aggregated and treated as a single employer with a Group Company under Section 414(b), (c), (m), or (o) of the Code.

“Escrow Account” has the meaning set forth in Section 1.6.

“Escrow Agent” means U.S. Bank National Association or another national banking association mutually acceptable to Buyer and Seller.

“Escrow Agreement” has the meaning set forth in Section 1.6.

“Escrow Amount” has the meaning set forth in Section 1.6.

“Estimated Closing Cash” has the meaning set forth in Section 2.1.

“Estimated Closing Indebtedness” has the meaning set forth in Section 2.1.

“Estimated Closing Statement” has the meaning set forth in Section 2.1.

“Estimated Closing Working Capital” has the meaning set forth in Section 2.1.

“Estimated Closing Working Capital Adjustment” means:

(h)If the Estimated Closing Working Capital is greater than the Target Working Capital Upper Range, then an amount equal to (i) the Estimated Closing Working Capital minus (ii) the Target Working Capital Upper Range (for the avoidance of doubt, a positive number);

EXHIBIT A

(i)If the Estimated Closing Working Capital is less than the Target Working Capital Lower Range, then an amount equal to (i) the Estimated Closing Working Capital minus (ii) the Target Working Capital Lower Range (for the avoidance of doubt, a negative number); or
(j)If the Estimated Closing Working Capital is (i) equal to or greater than the Target Working Capital Lower Range and (ii) equal to or less than the Target Working Capital Upper Range, then an amount equal to zero ($0).

“Estimated Seller Transaction Expenses” has the meaning set forth in Section 2.1.

“Final Determination Date” means the date on which the Closing Cash, Closing Indebtedness, Closing Working Capital (and Closing Working Capital Adjustment) and Seller Transaction Expenses are finally determined for purposes of, and in accordance with, ARTICLE 2.

“Financial Statements” has the meaning set forth in Section 4.6(a).

“Formation Documents” means the articles of organization, articles of incorporation, certificate of incorporation, or any similar document required by the Laws of the applicable jurisdiction to incorporate or organize a corporation, limited liability company, or other entity.

“Formation Jurisdiction” means the jurisdiction in which the Formation Documents are filed.

“Fraud” means, with respect to any Party, such Party’s fraud as defined under Delaware common law (as it exists on the date of this Agreement), with respect to the making of the express representations and warranties in this Agreement or any Ancillary Document.

“FTC” has the meaning set forth in Section 6.2(b).

“Fundamental Representations” means the Company Fundamental Representations, Seller Fundamental Representations and Buyer Fundamental Representations.

“GAAP” means generally accepted accounting principles in the United States, as in effect from time to time.

“Governmental Authority” means any foreign, domestic, federal, territorial, state, local or other governmental authority (including the President of the United States), quasi-governmental authority, court, commission, board, bureau, agency or instrumentality, or any regulatory, administrative or other department, agency, or any political or other subdivision, department or branch of any of the foregoing, or any arbitrator.

“Group Companies” means Company and its Subsidiaries.

“Hazardous Substances” shall mean (i) “hazardous materials,” “hazardous wastes,” “hazardous substances,”  “toxic pollutants,” “extremely hazardous substance,” “restricted hazardous waste,” “toxic substance,” “pollutant” or “contaminant,” as such terms are regulated, classified or defined under any Environmental Law or any similar words of similar meaning and regulatory effect  under any Environmental Law; and (ii) any other hazardous or radioactive

EXHIBIT A

substance, contaminant, or waste, including any quantity of asbestos in any form, urea formaldehyde, PCBs, radon gas, crude oil or any fraction thereof, all forms of natural gas, petroleum products or by-products, any radioactive substance, or per- and polyfluoroalkyl substances (including perfluorooctanoic acid and perfluorooctane sulfonate).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” means all Liabilities of any Group Company, without duplication, in respect of (a) borrowed money, whether long- or short-term, or extensions of credit (including credit card liabilities and balances, bank overdrafts and advances), (b) long- or short-term obligations evidenced by bonds, notes, debentures, or similar instruments, (c) deferred or unpaid purchase price of property, goods, business, assets, equipment, services, purchase price settlement or adjustment obligations, or contingency payments, including earn-outs, seller notes, holdbacks, or other unpaid purchase price obligations (other than accounts payable in the Ordinary Course), (d) capital or finance lease obligations that are required to be capitalized in accordance with GAAP as well as Liabilities arising under conditional sales contracts and other similar retention instruments, (e) direct or contingent Liabilities relating to letters of credit (including standby and commercial), bankers’ acceptances, surety or other bonds, or similar instruments, in each case, to the extent drawn, (f) all off-balance sheet Liabilities, including any related to factoring, (g) obligations relating to interest rate protection, currency swap agreements, collar agreements, or other hedging arrangements, in each case, to the extent payable if such contractual obligation is terminated as of the Closing, (h) employer-side payroll Taxes that have been deferred under the CARES Act or in connection with the Presidential Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, as issued on August 8, 2020, or similar Laws, (i) Deferred Revenue, (j) severance or termination-related payments or benefits owned to any current or former director, manager, officer, employee, or independent contractor whose employment or other service relationship was terminated prior to the Closing, including the employer portion of any payroll Taxes payable or incurred (or that will be payable or incurred) in connection therewith, (k) any unpaid income Taxes of any Group Company related to a Pre-Closing Tax period, (l) unpaid bonuses, commissions, or other incentive compensation in respect of any performance period (or portion thereof), in each case, whether or not accrued and determined in accordance with GAAP, owed to any current or former director, manager, officer, employee, or independent contractor prior to the Closing or with respect to any retention or similar bonuses awarded but not payable until, as of, or following the Closing Date, and in each case the employer portion of any payroll, social security, unemployment or similar Taxes arising with respect thereto, but in no event shall this include any paid time off or similar benefits, (m) unfunded Liabilities of any Group Company with respect to any deferred compensation, retiree welfare benefits, or defined benefit pension plans, (n) incurred but unpaid withdrawal or termination liabilities associated with any defined benefit pension plan, (o) retirement plan employer contributions (matching, discretionary, or otherwise) for the plan year in which the Closing occurs, to the extent not yet paid to the applicable plan prior to the Closing, (p) any declared but unpaid dividends or distributions of any Group Company, (q) any amounts owed to Seller or any of its Affiliates by any Group Company, and (r) indebtedness or other obligations of any other Person of the type described in the preceding subclauses (a)-(q) to the extent guaranteed by any Group Company, and (s) indebtedness or other obligations of any other Person of the type described in the preceding subclauses (a)-(r) to the extent secured by (or for which the holder of such

EXHIBIT A

indebtedness or other obligations has an existing right, contingent or otherwise, to be secured by) any Encumbrance on any Interests or any Encumbrance (other than a Permitted Encumbrance) on any assets of any Group Company. “Indebtedness” shall include all Liabilities (including in respect of principal, interest, premiums (including make-whole premiums), prepayment penalties, breakage costs, fees, expenses, or similar charges arising as a result of the discharge of such amount owed as well as payments or premiums attributable to, or that arise as a result of, the transactions contemplated by this Agreement.  Indebtedness shall in no event include any indebtedness incurred by or at the express written direction of Buyer or any Affiliate thereof in connection with the Closing.  Subject to the release (at or prior to the Closing) of Encumbrances on the assets of any Group Company described therein, the Leases for the Leased Facilities and obligations thereunder shall not be included in Indebtedness.  If any Liability meets the definition of both Indebtedness and Working Capital, such Liability shall be excluded from Working Capital for purposes of this Agreement and such Liability shall be deemed Indebtedness.

“Indemnified Liabilities” means all Liabilities of the Group Companies with respect to: (a) any portion of the Closing Indebtedness that is not included in the calculation of the Closing Indebtedness as determined pursuant to Section 2.4(c); (b) any portion of the Transaction Expenses incurred by or on behalf of a Group Company or Seller that is not included in the calculation of the Seller Transaction Expenses for purposes of Section 2.4(d); (c) Seller Taxes; and (d) any penalties arising from non-compliance with Code Sections 6721 and 6722 relating to failure to file or furnish Form 1095-Cs and Form 1094-Cs for 2024 and prior  years, and assessable payments under Code Section 4980H(b) for periods prior to the Closing Date, in each case described in this subclause (d) as adjusted for interest, if applicable.

“Indemnified Person” has the meaning set forth in Section 11.4(a).

“Indemnifying Person” has the meaning set forth in Section 11.4(a).

“Insurance Benefits” has the meaning set forth in Section 11.6(a).

“Intellectual Property” means any and all rights in, arising out of, or associated with any of the following anywhere in the world: (a) Trademarks; (b) Patents; (c) industrial designs, and all Patents, registrations, applications for registration, and renewals thereof; (d) Trade Secrets; (v) mask works, and all registrations, applications for registration, and renewals thereof; (e) internet domain names and social media account or user names (including “handles”), whether or not Trademarks, all associated web addresses, URLs, websites and web pages, social media sites and pages, and all content and data thereon or relating thereto, whether or not Copyrights; (f) Copyrights; (g) rights of publicity and privacy; (h) Software; (i) database rights, rights in designs, invention, rights in confidential business information and know-how, in each case, whether registered or unregistered and including any registrations or applications therefor and goodwill appurtenant thereto; and (j) all other intellectual or industrial property and proprietary rights.

“Interests” has the meaning set forth in the Recitals.

“Interim Period” has the meaning set forth in Section 6.1(a).

“IRS” means the United States Internal Revenue Service.

EXHIBIT A

“Knowledge of Company” or any variant thereof, means the knowledge of Rob Whitney and/or Mark Combs, assuming each such Person has made a reasonable inquiry and investigation.

“Law” means, with respect to a Person, any law, statute, common law, rule, regulation, ordinance, Order, administrative interpretation, policy, guideline, or other requirement (including those of any self-regulatory organization) applicable to such Person.

“Leased Facilities” has the meaning set forth in Section 4.6(c).

“Leases” has the meaning set forth in Section 4.16(a)(ix).

“Liability” means any direct or indirect indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense (including capital improvements), fine, penalty, Taxes, obligation, or responsibility, fixed or unfixed, known or unknown, asserted or unasserted, liquidated or unliquidated, secured or unsecured.

“Licensed Intellectual Property” has the meaning set forth in Section 4.14(b).

“Losses” means: (a) all Liabilities; (b) all losses, damages, judgments, awards, penalties, and settlements; (c) all demands, claims, suits, actions, causes of action, proceedings, and assessments, whether or not ultimately determined to be valid; and (d) all costs and expenses (including prejudgment interest in any litigated or arbitrated matter and other interest), court costs, and fees and expenses of attorneys, consultants, and expert witnesses of investigating, defending, or asserting any of the foregoing or of enforcing this Agreement.

“Marks” means all registered and unregistered United States and foreign trade names, trademarks, trade dress and service marks, together with any applications related thereto.

“Material Adverse Effect” means any change, event, development, condition, occurrence, effect, fact, or circumstance or combination thereof that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on (a) the business, assets, Liabilities, operations, financial condition or results of operations of the Group Companies, taken as a whole, or (b) the ability of the Group Companies to perform their obligations pursuant to this Agreement or to consummate the Transactions in a timely manner. However, a Material Adverse Effect shall exclude any change, event, development, condition, occurrence, effect, fact, or circumstance or combination thereof to the extent that the same results from (i) the announcement of this Agreement (to the extent permitted by this Agreement), the pendency or consummation of the Transactions or the performance of this Agreement, including the threatened or actual impact of the same on any Group Company’s relationships with any of its employees, customers, suppliers, vendors, distributors or others having relationships with such Group Company (including the threatened or actual termination, suspension, modification or reduction of such relationships), as well as the communication by Buyer of its plans or intentions with respect to such Group Company, (ii) any failure by the Group Companies to meet any internal or published revenue or earnings projections, forecasts or predictions (for the avoidance of doubt, any underlying cause for any such failure shall not be excluded unless otherwise excluded by any of the other subclauses of this sentence), (iii) any change in GAAP occurring after the Closing Date, (iv) general economic conditions or other conditions generally affecting the industry in which the Group Companies compete or participate (including any impacts resulting from any pandemic

EXHIBIT A

(including COVID-19 Pandemic)), (v) earthquakes, hurricanes, tornadoes or other natural disasters or acts of nature, and epidemics, pandemics or disease outbreaks (including COVID-19 Pandemic, or COVID-19 Measures or any change in COVID-19 Measures or interpretations thereof), (vi) armed hostilities, acts of war or terrorism, including military actions or any escalation or material worsening of any such hostilities, and national or international political or social conditions, including the engagement by the United States in armed hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (vii) matters adversely affecting general financial, banking, or securities markets (including any disruption thereof and any decline in the price of any security or any market index, or any general adverse change in the price of any commodity), (viii) changes in Law after the Closing Date, (ix) any adverse change in or effect on the Group Companies that is proximately caused by any delay in consummating the Closing as a result of any violation or breach by Buyer of any representation, warranty, covenant, obligation or agreement contained in this Agreement, or (x) any change in the cost or availability of financing to Buyer; provided, however, that, in each of the cases described in subclauses (iii)-(viii) above, if any such matter has had, is having, or would reasonably be expected to have a disproportionate adverse effect on the Group Companies relative to other participants in the industries in which the Group Companies compete or participate, then such disproportionate adverse effect shall be taken into account for the purposes of determining whether there has been, is, or will be a Material Adverse Effect.

“MLTN Standard” means a position in law and fact that has a more-likely-than-not (or greater) level of support.

“Most Recent Balance Sheet” has the meaning set forth in Section 4.6.

“Most Recent Balance Sheet Date” has the meaning set forth in Section 4.6.

“Most Recent Financial Statements” has the meaning set forth in Section 4.6.

“Net Adjustment Amount” has the meaning set forth in Section 2.4(e).

“Neutral Accounting Firm” means an independent accounting firm of nationally recognized standing that is not at the time it is to be engaged hereunder rendering services to any Party, or any Affiliate of any Party, and has not done so within the two (2) year period prior thereto.

“Order” means any judgment, order, writ, decision, injunction, consent, stipulation, determination, plan, settlement, ruling, award, decree or similar act of any Governmental Authority.

“Ordinary Course” means the acts or omissions of the Group Companies that satisfy each of the following requirements: (a) acts or omissions in the ordinary course of business that are consistent (through their nature, amount and/or financial import) with the past custom and practice of the Group Companies prior to the date of this Agreement; (b) acts or omissions that do not require approval or resolution by the members or the board of directors (or similar supervisory body) of any Group Company; (c) acts or omissions that are not of any extraordinary nature or

EXHIBIT A

special importance in relation to the normal operation of the business activities of the Group Companies; and (d) acts or omissions that do not violate any Law.

“Organizational Documents” means, with respect to any Person (other than an individual), the Formation Documents, bylaws, operating agreement, limited liability company agreement, limited partnership agreement, partnership agreement, or similar documents or agreements as applicable, of such Person (including any Contract regarding the governance of such Person or the relations or actions between or among any of its equityholders with respect to such Person), in each case with all amendments and supplements thereto.

“Parties” has the meaning set forth in the Preamble.

“Patents” means all issued United States and foreign patents and pending patent applications (whether provisional or non-provisional), including divisionals, continuations, continuations-in-part, substitutions, reissues, reexaminations, extensions, or restorations of any of the foregoing, and other Governmental Authority-issued indicia of invention ownership (including certificates of invention, petty patents, and patent utility models).

“Permits” means all licenses, permits, franchises, approvals, registrations, authorizations, consents or orders of, or filings with, any Governmental Authority.

“Permitted Encumbrances” means (a) liens for Taxes and other governmental charges and assessments which are not yet delinquent and payable or which are being contested in good faith (and that have been sufficiently reflected or reserved against on the face of the Recent Balance Sheet and the Final Closing Statement, as applicable), (b) liens of carriers, warehousemen, mechanics and materialmen and other like liens arising in the Ordinary Course for sums not yet due and payable or which are being contested in good faith (and that have been sufficiently reflected or reserved against on the face of the Recent Balance Sheet and the Final Closing Statement, as applicable), (c) other liens or imperfections on property which are not material in amount or do not materially detract from the value of or materially impair the existing use of the property affected by such lien or imperfections, (d) liens relating to cash deposits made in the Ordinary Course, including those made in connection with workers’ compensation, unemployment insurance and similar types of social security or to secure the performance of Leases, (e) purchase money liens on personal property acquired in the Ordinary Course which are not yet delinquent and payable or which are being contested in good faith (and that have been sufficiently reflected or reserved against on the face of the Recent Balance Sheet and the Final Closing Statement, as applicable), and (f) any utility company easements and similar rights which are not material in amount or do not materially detract from the value of or materially impair the existing use of the property affected by such easements and similar rights.

“Person” means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Personal Information” means any information that identifies or, alone or in combination with any other information, could reasonably be used to identify, locate or contact a natural Person, including name, street address, telephone number, email address, identification number issued by

EXHIBIT A

a Governmental Authority, credit card number, bank information, customer or account number, online identifier, device identifier, IP address, browsing history, search history, or other website, application, or online activity or usage data, location data, biometric data, medical or health information, or any other information that is considered “personally identifiable information,” “personal information,” or “personal data” under applicable Law, and all data associated with any of the foregoing that are or could reasonably be used to develop a profile or record of the activities of a natural Person across multiple websites or online services, to predict or infer the preferences, interests, or other characteristics of a natural Person, or to target advertisements or other content to a natural Person.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion of any Straddle Period beginning on the first day of such Straddle Period and ending on the Closing Date.

“Privacy and Data Security Policies” shall mean all of the past or present, internal or public-facing policies, notices, and statements concerning the privacy, security or Processing of Personal Information, to the extent relating to the Group Companies.

“Privacy Laws” means all Laws, including guidance issued by any Governmental Authority, concerning the privacy, security, or Processing of Personal Information (including Laws of jurisdictions where Personal Information was collected), including, as applicable, Laws related to data breach notification, Laws related to consumer protection, Laws related to requirements for website and mobile application privacy policies and practices, Laws related to Social Security number protection, Laws related to data security, and Laws related to related to email, text message, or telephone communications.

“Processing” means any operation performed on Personal Information, including the collection, creation, receipt, access, use, handling, compilation, analysis, monitoring, maintenance, retention, storage, transmission, transfer, protection, disclosure, distribution, destruction, or disposal of Personal Information.

“Products/Services” shall mean all products or services currently or at any time previously sold by the Group Companies, or by any predecessor of any Group Company, or that have borne a Trademark of any Group Company.

“PTE Election” means any election under applicable U.S. state or local income Tax Law by or with respect to any Group Company pursuant to which such Group Company will incur or otherwise be liable for any U.S. state or local income Tax Liability under applicable U.S. state or local income Tax Law that would have been borne (in whole or in part) by the direct or indirect equity owners of such Group Company had no such election been made (e.g., any “Specified Income Tax Payment” as defined by IRS Notice 2020-75).

“Purchase Price Allocation” has the meaning set forth in Section 7.7.

“Reference Date” means December 31, 2021.

“Registered Intellectual Property” means all Copyrights, Marks, domain names and Patents that are the subject of an application, certificate, filing or registration issued by, filed with, or

EXHIBIT A

recorded by, any government or other public legal authority in any jurisdiction throughout the world.

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing, seeping, placing or migrating into or through the environment (including indoor or outdoor ambient air, surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture), whether intentional or unintentional.

“Representatives” means, when used with reference to a Person, the directors, managers, members, officers, employees, affiliates, representatives (including advisors, consultants, attorneys and accountants) and agents of such Person.

“Restricted Cash”  means (a) any cash that appears (or would be required to appear) as “restricted” on a balance sheet of a Group Company under GAAP, (b) any cash that is subject to any Encumbrance as of the Closing (in each case, excluding, for the avoidance of doubt, any Encumbrance that will be fully and unconditionally released or terminated at the Closing), (c) any security deposits made or held by a Group Company, cash that collateralizes any obligation, cash in reserve or escrow accounts, custodial cash, cash subject to a dominion, control or similar agreement (in each case, other than any such arrangement that will be fully and unconditionally released or terminated at the Closing), or (d) any cash that is not freely available or usable by a Group Company as of the Closing due to any withholding Taxes, repatriation Taxes, or other Taxes, or because it is subject to restrictions, limitations, or conditions or Taxes on use or distribution by Law, Order, Contract, or otherwise (including restrictions on dividends, collateral for letters of credit, repatriations, or other form of restriction).

“Review Period” means a period of thirty (30) days after delivery of the Buyer Closing Statement (including deemed delivery of the Buyer Closing Statement); provided, that such period of time shall be tolled and extended to account for any material delay or material failure by Buyer of its obligations under Section 2.3(a).

“RWI Policy” has the meaning set forth in Section 8.1(c).

“Seller” has the meaning set forth in the Preamble.

“Seller Basket Amount” means Five Hundred Thousand Dollars ($500,000).

“Seller Fundamental Representations” means the representations and warranties contained in Section 3.1 (Organization and Power), Section 3.2 (Authority and Enforceability) and Section 3.5 (Ownership of the Interests).

“Seller Material Adverse Effect” has the meaning set forth in Section 3.4.

“Seller Parties” means the Group Companies, Seller and any of their respective Affiliates or Representatives.

“Seller Return” has the meaning set forth in Section 7.1(a).

EXHIBIT A

“Seller Taxes” means, without duplication, (a) any and all Taxes of any Group Company (or any predecessor) attributable to a Pre-Closing Tax Period; (b) any and all Taxes of Seller (or any Affiliate other than Group Companies); (c) any and all Taxes of an affiliated, consolidated, combined, unitary, or similar group of which any Group Company (or any predecessor) is or was a member on or prior to the Closing Date as a result of Treasury Regulations Section 1.1502-6 or any comparable provisions of foreign, state, or local Law; (d) any and all Taxes of any person imposed on any Group Company arising under the principles of transferee or successor liability or by contract or otherwise, relating to an event or transaction occurring on or before the Closing Date; (e) any and all employment or payroll Taxes imposed on any Group Company related to the payment of any compensation paid or incurred in connection with the transactions contemplated by this Agreement; (f) any and all Taxes imposed on Buyer as a result of the failure to withhold on any portion of the payments contemplated by this Agreement of the Group Companies; and (g) the required repayment to or recoupment by a Tax authority of any Tax refund previously paid to Seller pursuant to Section 7.3.

“Seller Transaction Expenses” means the Transaction Expenses incurred by or on behalf of the Group Companies, Seller or their respective Affiliates. Without limitation, the Seller Transaction Expenses include (a) all bonuses or other payments payable to any of the current or former directors, officers or employees of the Group Companies in connection with, or as a result of, the consummation of the Transactions, whether payable on the Closing Date or thereafter, including those bonuses or other payments described in the Contracts listed as Items 3 through 6 of Section 4.18(a) of the Disclosure Schedule, (b) payments to purchase outstanding profits interests or phantom equity issued with respect to any Group Company and (c) the employer portion of any payroll, social security, unemployment or similar Taxes arising from or relating to any of the amounts described in subclause (a) or subclause (b).

“Software” means all computer software and code, including all new versions, updates, revisions, improvements, and modifications thereof, whether in source code, object code, or executable code format, including systems software, application software (including mobile apps), firmware, middleware, programming tools, scripts, routines, interfaces, libraries, and databases, and all related specifications and documentation, including developer notes, comments and annotations, user manuals, and training materials relating to any of the foregoing.

“Straddle Period” means any taxable period beginning on or prior to and ending after the Closing Date for U.S. federal and applicable state income Tax purposes.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which securities sufficient to elect at least a majority of its board of directors or other persons performing similar functions (or, if there are no such securities, more than 50% of the equity securities of which) are owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries; and the term “Subsidiary” with respect to any Person shall include all subsidiaries of each subsidiary of such Person.

“Survival Period” has the meaning set forth in Section 11.1(a).

“Target Working Capital” means Twelve Million Seven Hundred Fifty Thousand Dollars ($12,750,000).

EXHIBIT A

“Target Working Capital Lower Range” means Twelve Million Five Hundred Thousand Dollars ($12,500,000).

“Target Working Capital Upper Range” means Thirteen Million Dollars ($13,000,000).

“Tax” (and, with correlative meaning, “Taxes”) means any federal, state, local, foreign or other taxes, which taxes include any income, gross receipts, property, sales, use, license, franchise, employment, payroll, withholding, alternative or add-on minimum, ad valorem, transfer or excise tax, windfall and other profits, capital stock, social security, workers’ compensation, unemployment, disability, service, service use, lease, registration, value added, premium, stamp, estimated or net worth, parking, property, natural resources, environmental, commercial activity, severance and other taxes, and any fees, duties, levies, customs, tariffs, imposts, assessments, obligations and charges in the nature of a tax  imposed by any Governmental Authority, together with any interest, penalty or addition to tax, whether disputed or not, imposed by such Governmental Authority with respect thereto.

“Tax Contest” means any Action, audit or other administrative or judicial proceeding with respect to Taxes or Tax Returns of the Group Companies initiated by a Governmental Authority.

“Tax Return” means any return, declaration, report, statement, information statement or other document filed or required to be filed with respect to Taxes with any Governmental Authority, including any attachments thereto and amendments or supplements of any of the foregoing.

“Termination Notice” has the meaning set forth in Section 12.2.

“Third Party” means a Person that is not a Party or an Affiliate of a Party (or, in each case, any permitted successor or assign).

“Third Party Claim” means any claim against any Indemnified Person by a Third Party, whether or not involving an Action.

“Trademarks” means any and all trademarks, service marks, trade dress, trade names, brand names, logos, slogans, and other similar indicia of source, origin, or business identifiers, whether registered or unregistered, and the goodwill connected with the use of and symbolized thereby or associated therewith, including all registrations, applications for registration, and renewals of any of the foregoing.

“Trade Secrets” means trade secrets, confidential business information and other proprietary information including designs, research and development information, technical information, specifications, operating and maintenance manuals, methods, engineering drawings, know-how, data, discoveries, inventions, industrial designs and other proprietary rights (whether or not patentable or subject to copyright, mask work, or trade secret protection).

“Transaction Expenses” means, with respect to any Person, without duplication, all legal, accounting, consulting, investment banking, financial advisory, and other expenses incurred by or on behalf of such Person prior to the Closing in connection with the Transactions (including fees and expenses of bankers, accountants, attorneys and other deal professionals).

EXHIBIT A

“Transactions” means all of the transactions contemplated by this Agreement and the Ancillary Documents.

“Transfer Taxes” means transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other similar fees and charges (including any penalties and interest), incurred in connection with consummation of the Transactions, but for the avoidance of doubt, excluding any income Taxes.

“Treasury Regulations” means the final or temporary regulations issued by the United States Department of Treasury pursuant to its authority under the Code, and any successor regulations.

“Unadjusted Purchase Price” has the meaning set forth in Section 1.2.

“Venue” means Wilmington, Delaware.

“Voting Debt” shall mean any bonds, debentures, notes or other indebtedness of any Person having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Equity Interests of such Person may vote.

“WARN Act” has the meaning set forth in Section 4.17(f).

“Working Capital” has the meaning set forth on Exhibit C.

EXHIBIT A

EXHIBIT B
RWI POLICY

See attached.

EXHIBIT B

EXHIBIT C
WORKING CAPITAL

“Working Capital” means, with respect to the Group Companies, (i) the sum of current assets of the Group Companies but excluding Closing Cash, right-of-use assets for any lease, any assets or contra-liabilities associated with an item of Indebtedness, employee advances, loans and notes receivable, and Tax assets, minus (ii) current liabilities of the Group Companies but excluding income Tax liabilities, Closing Indebtedness and Seller Transaction Expenses. Working Capital shall be determined in accordance with the methodology used in preparing the Most Recent Balance Sheet except as set forth in this Exhibit C, in each case to the extent consistent with GAAP; it being understood that the only categories for current assets and current liabilities for the purposes of calculating Working Capital shall be as expressly set forth in Annex I (including the adjustments set forth on Annex I), provided that all assets and liabilities that would be reported as a current asset or a current liability on a balance sheet in accordance with GAAP (but only to the extent any such assets are reasonably expected to provide a direct and measurable cash economic benefit to the Group Companies or Buyer post-Closing and any such liabilities are reasonably expected to result in a cash obligation to the Group Companies or Buyer post-Closing), subject to specified exclusions herein, will be included in Working Capital. An example of the Working Capital using the Most Recent Balance Sheet is attached as Annex I.

(a)Adjustment of Reserves and Valuation Accounts.  The amount of any reserve or valuation account shall be determined by applying methods, practices, assumptions, policies, factors and underlying data consistent with those used in determining the reserves or valuation accounts included in the Most Recent Balance Sheet (as set forth on Annex I), to the extent consistent with GAAP, and there shall be no increase or decrease made to any reserve or valuation account (including contract reserves, purchase accounting reserves, income Taxes, allowances for bad debts, inventory reserves of any kind (including those for over-absorbed/applied overhead costs), warranty reserves and other reserves), except to the extent required by Actual Changes.  “Actual Changes” means (A) (i) events or (ii) changes in facts, in each case of clauses (i) and (ii), occurring after the Most Recent Balance Sheet Date and before the Effective Time; provided, that such facts and events must be documented and substantiated, and cannot be changes in estimates other than those caused by events or changes in facts occurring after the Most Recent Balance Sheet Date and before the Effective Time. and (B) information available to Buyer as of the date on which the Buyer Closing Statement is delivered by the Buyer to the Seller with regards to conditions, facts and circumstances as they existed as of the Effective Time.
(b)Adjustment of Liability and Accrual Accounts.  The amount of all liability and accrual accounts shall be determined by applying methods, practices, assumptions, policies, factors and underlying data consistent with those used in determining the Most Recent Balance Sheet (as set forth on Annex I), to the extent consistent with GAAP, and there shall be no changes made to any liability and accrual accounts, except to the extent that such changes are required by GAAP or Actual Changes.
(c)Consistent Application.  The accounting policies, procedures, methods and practices and their related applications used to prepare the Closing Working Capital shall be consistent with those underlying the Most Recent Balance Sheet (as set forth on Annex I), to the extent consistent with GAAP.  Use of different or alternative accounting policies and methods

EXHIBIT C

from those used in preparing the Most Recent Balance Sheet that are otherwise in accordance with GAAP is not permitted because such use violates this consistency requirement, provided that in the event the accounting policies and methods used to prepare the Most Recent Balance Sheet are inconsistent with GAAP, GAAP shall prevail.
(d)Exclusions.  The following items shall be excluded from the calculation of Working Capital:  (i) any intercompany notes payable or notes receivable and any associated accrued interest receivable or payable between Company, on the one hand, and Seller or any Affiliate thereof, on the other hand; and (ii) any Liabilities under capital, finance or operating leases (other than any past due amounts on leases, which will be included as a Liability in Working Capital).
(e)Other.  There shall be no double counting of any item to be included in Working Capital which is included in Closing Cash, Closing Indebtedness, or Seller Transaction Expenses.

EXHIBIT C

EXHIBIT D
GENERAL RELEASE

See attached.

EXHIBIT D

EXHIBIT E
RESTRICTIVE COVENANT AGREEMENT

See attached.

EXHIBIT E

EXHIBIT F
TRANSITION SERVICES

Health and Welfare Plans:

●	Type: Seller will provide continued coverage under the group health and welfare Benefit Plans listed in Section 4.18(a) of the Disclosure Schedule, together with related administrative and support services
●	Term: From the Closing through December 31, 2025
●	Cost: (a) Reimbursement for the monthly insurance premiums and other reasonable out-of-pocket costs incurred by Seller in the performance of the services, in each case, in amounts and at times consistent with the past practices of the Group Companies and (b) an administrative fee in the amount of $4,000 per month.

EXHIBIT F

EXHIBIT G

PARTICIPANT GENERAL RELEASE

GENERAL RELEASE

I understand that I have accepted my designation as a Participant in the Accu-Fab, LLC Equity- Based Incentive Compensation Plan (the “Plan”) of Accu-Fab, LLC (the “Company”). As a Participant in the Plan and pursuant to the award notice given to me thereunder (my “Award”), I will receive a lump sum payment in the gross amount of $[●] (the “Payment”) upon (or as soon as practicable following) the later of (i) the date this Release becomes effective, and (ii) the Closing Date as defined in that certain Purchase Agreement dated as of May 23, 2025 by and among Mayville Engineering Company, Inc. (“Buyer”), the Company, and Tide Rock YieldCo, LLC (“Seller”). I acknowledge that the Payment is the full amount owed to me under the Plan and Award, and once the Payment (after reduction for applicable withholding taxes and other authorized deductions) is made, my participation in the Plan and my Award will terminate. In consideration of receiving the Payment, I have agreed to sign this Release. I understand that I am not entitled to the Payment unless I sign this Release and it has become effective.

In consideration of the Payment, and except as otherwise set forth in below, I hereby generally and completely release the Company, the Buyer and their respective affiliates, and their respective parents, subsidiaries, successors, predecessors and affiliates, and all of their partners, managers, members, directors, officers, employees, stockholders, shareholders, agents, attorneys, insurers, affiliates and assigns, from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring at any time prior to and including the date I sign this Release. This general release includes, but is not limited to: (a) all claims arising out of or in any way related to my employment with or services to the Company and its affiliates, or their affiliates; (b) all claims related to my compensation or benefits, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, profits interests, stock, stock options and other equity awards, or any other ownership interests in the Company and its affiliates, or their affiliates; (c) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (d) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (e) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990 (as amended), the federal Age Discrimination in Employment Act (as amended) (“ADEA”), the federal Employee Retirement Income Security Act of 1974 (as amended), and the California Fair Employment and Housing Act (as amended).

Notwithstanding the foregoing, I understand that the following rights or claims are not included in this Release: (i) any rights or claims for indemnification I may have pursuant to any written indemnification agreement with the Company or its affiliate to which I am a party; the charter, bylaws, or operating agreements of the Company or its affiliate; or under applicable law; (ii) any rights which cannot be waived as a matter of law; or (iii) the Payment. In addition, I understand that nothing in this Release prevents me from filing, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission, the Department of Labor, or the California Department of Fair Employment and Housing, except that I hereby waive my right to any monetary benefits in connection with any such claim, charge or proceeding. I hereby represent and warrant that, other than the claims identified in this paragraph, I am not aware of any claims I have or might have that are not included in this Release.

I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the ADEA, and that the consideration given under the Plan for this Release is in addition to anything of value to which I was already entitled. I further acknowledge that I have been advised by this writing, as required by the ADEA, that: (a) this waiver and release do not apply to any rights or claims that may arise after the date I sign this Release; (b) I should consult with an attorney prior to signing this Release (although I may choose voluntarily not to do so); (c) I have twenty-one (21) days to consider this Release (although I may choose voluntarily to sign this Release earlier), except that if two or more participants in the Plan are asked to sign this Release in consideration for receiving benefits under the Plan then I shall have forty-five (45) days in which to sign this Release and the Company shall also provide me with additional written disclosures at the time as required by the Older Workers Benefit Protection Act; (d) I have seven (7) days following the date I sign this Release to revoke the Release by providing written notice to an office of the Company; and (e) this Release will not be effective until the date upon which the revocation period has expired, which will be the eighth day after I sign this Release, provided I have not revoked the Release.

I acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: 3A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.   I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to the release of any claims hereunder.

I hereby represent that I have been paid all compensation owed and for all hours worked; I have received all the leave and leave benefits and protections for which I am eligible pursuant to the Family and Medical Leave Act, the California Family Rights Act, or otherwise; and I have not suffered any on-the-job injury for which I have not already filed a workers’ compensation claim.

Dated:    By:

Name: